UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Ford Motor Company

(Name of Registrant as Specified In Its Charter)

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Ford Motor Company

Important Notice Regarding the Availability of Proxy
Materials for the Shareholder Meeting
to Be Held on May 14, 2009

Notice of 2009
Annual Meeting of Shareholders
and Proxy Statement

Ford Motor Company
One American Road
Dearborn, Michigan 48126-2798

April 3, 2009

Dear Shareholders:

Our 2009 annual meeting of shareholders will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, on Thursday, May 14, 2009. The annual meeting will begin promptly at 8:30 a.m., Eastern Time. If you plan to attend the meeting, please see the instructions on page 4.

Please read these materials so that you’ll know what we plan to do at the meeting. Also, please either sign and return the accompanying proxy card in the postage-paid envelope or instruct us by telephone or via the Internet as to how you would like your shares voted. This way, your shares will be voted as you direct even if you can’t attend the meeting. Instructions on how to vote your shares by telephone or via the Internet are on the proxy card enclosed with this proxy statement.

William Clay Ford, Jr.
Chairman of the Board

Whether or not you plan to attend the meeting, please provide your proxy by calling the toll-free telephone number, using the Internet, or filling in, signing, dating, and promptly mailing the accompanying proxy card in the enclosed envelope.

Notice of Annual Meeting of Shareholders
of Ford Motor Company

Time:	8:30 a.m., Eastern Time, Thursday, May 14, 2009
Place:	Hotel du Pont 11th and Market Streets Wilmington, Delaware
Proposals:	1.	The election of directors.
	2.	The ratification of the selection of PricewaterhouseCoopers LLP as Ford’s independent registered public accounting firm for 2009.
	3.	Approval to issue common stock in excess of 20% of amount outstanding.
	4.	Approval to issue common stock in excess of 1% of amount outstanding to an affiliate.
	5.	A shareholder proposal related to disclosing any prior governmental affiliation of directors, officers, and consultants.
	6.	A shareholder proposal related to permitting holders of 10% of common stock to call special shareholder meetings.
	7.	A shareholder proposal related to consideration of a recapitalization plan to provide that all of the Company’s outstanding stock have one vote per share.
	8.	A shareholder proposal requesting the Company to issue a report disclosing policies and procedures related to political contributions.
	9.	A shareholder proposal requesting the Board to adopt a policy that provides shareholders the opportunity to cast an advisory vote to ratify the compensation of the Named Executives.
	10.	A shareholder proposal requesting the Company to disclose in the proxy statement certain matters related to voting on shareholder proposals.
	11.	A shareholder proposal requesting the Company to adopt comprehensive health care reform principles.
	12.	A shareholder proposal related to limiting executive compensation until the Company achieves two consecutive years of profitability.
Who Can Vote:	You can vote if you were a shareholder of record at the close of business on March 18, 2009.

Date of Notification:	Shareholders are being notified of this proxy statement and the form of proxy beginning April 3, 2009.

Peter J. Sherry, Jr.
Secretary

April 3, 2009

i

Defined Terms

“Annual Incentive Compensation Plan” or “Incentive Bonus Plan” means Ford’s Annual Incentive Compensation Plan.

“Class B Stock” means Ford’s Class B Stock.

“Deferred Compensation Plan” means Ford’s Deferred Compensation Plan.

“Dividend Equivalent” means cash or shares of common stock (or common stock units) equal in value to dividends, if any, paid on shares of common stock.

“Final Award” means shares of common stock, Restricted Stock Units, and/or cash awarded by the Compensation Committee under a Performance Stock Right, Stock Right, or Performance Unit.

“Ford” or “we” or “Company” means Ford Motor Company.

“Long-Term Incentive Plan” means Ford’s 1998 or 2008 Long-Term Incentive Plan.

“Named Executives” means the executives named in the Summary Compensation Table on p. 47.

“NYSE” means the New York Stock Exchange, Inc.

“Performance Stock Right” or “Stock Right” or “Performance Unit” means, under the Long-Term Incentive Plan, an award of the right to earn up to a certain number of shares of common stock, Restricted Stock Units, or cash, or a combination of cash and shares of common stock or Restricted Stock Units, based on performance against specified goals established by the Compensation Committee.

“Restricted Stock Equivalent” or “Restricted Stock Unit” means, under the Long-Term Incentive Plan and/or the Restricted Stock Plan for Non-Employee Directors, the right to receive a share of common stock, or cash equivalent to the value of a share of common stock, when the restriction period ends, as determined by the Compensation Committee.

“SEC” means the United States Securities and Exchange Commission.

“Senior Convertible Notes” means the Ford Motor Company 4.25% Senior Convertible Notes due 2036.

“Trust Preferred Securities” means the Ford Motor Company Capital Trust II 6.50% Cumulative Convertible Trust Preferred Securities.

“1998 Plan” means Ford’s 1998 Long-Term Incentive Plan.

“2008 Plan” means Ford’s 2008 Long-Term Incentive Plan.

ii

Ford Motor Company

Proxy Statement

The Board of Directors is soliciting proxies to be used at the annual meeting of shareholders to be held on Thursday, May 14, 2009, beginning at 8:30 a.m., Eastern Time, at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware. This proxy statement and the enclosed form of proxy are being made available to shareholders beginning April 3, 2009.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card.

What is a proxy statement?

It is a document that SEC regulations require that we make available to you when we ask you to vote your stock at the annual meeting.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting, including the election of directors, ratification of the selection of the Company’s independent registered public accounting firm, authorization to issue common stock in excess of 20% of amount outstanding, authorization to issue common stock in excess of 1% of amount outstanding to an affiliate, and consideration of eight shareholder proposals, if presented at the meeting. Also, management will report on the state of the Company and respond to questions from shareholders.

What is the record date and what does it mean?

The record date for the annual meeting is March 18, 2009. The record date is established by the Board of Directors as required by Delaware law. Holders of common stock and holders of Class B Stock at the close of business on the record date are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

Who is entitled to vote at the annual meeting?

Holders of common stock and holders of Class B Stock at the close of business on the record date may vote at the meeting. Holders of Trust Preferred Securities and Senior Convertible Notes cannot vote at this meeting.

On March 18, 2009, 2,333,012,583 shares of common stock and 70,852,076 shares of Class B Stock were outstanding and, thus, are eligible to be voted.

What are the voting rights of the holders of common stock and Class B Stock?

Holders of common stock and holders of Class B Stock will vote together without regard to class on the matters to be voted upon at the meeting. Holders of common stock have 60% of the general voting power. Holders of Class B Stock have the remaining 40% of the general voting power.

Each outstanding share of common stock will be entitled to one vote on each matter to be voted upon.

The number of votes for each share of Class B Stock is calculated each year in accordance with the Company’s Restated Certificate of Incorporation. At this year’s meeting, each outstanding share of Class B Stock will be entitled to 21.952 votes on each matter to be voted upon.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name with Computershare Trust Company, N.A., the Company’s stock transfer agent, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of these shares, and your shares are held in “street name.”

How do I vote my shares?

If you are a shareholder of record, you can give a proxy to be voted at the meeting:

•	over the telephone by calling a toll-free number;

•	electronically, using the Internet; or

•	by mailing in a proxy card.

The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to vote by telephone or by using the Internet, please refer to the specific instructions set forth on the enclosed proxy card. If you wish to vote using a paper format and you return your signed proxy to us before the annual meeting, we will vote your shares as you direct.

If you are a Company employee or retiree participating in either of the Company’s Savings and Stock Investment Plan for Salaried Employees or Tax-Efficient Savings Plan for Hourly Employees, then you may be receiving this material because of shares held for you in those plans. In that case, you may use a proxy card to instruct the plan trustee how to vote those shares. The trustee will vote the shares in accordance with your instructions and the terms of the plan. If you hold shares in any of these plans, the trustee may vote the shares held for you even if you do not direct the trustee how to vote. In these cases, the trustee will vote any shares for which the trustee does not receive instructions in the same proportion as the trustee votes the shares for which the trustee does receive instructions.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed, or explained how you can access, a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Are votes confidential? Who counts the votes?

The votes of all shareholders will be held in confidence from directors, officers and employees of the Company except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote. We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

Can I vote my shares in person at the annual meeting?

Yes. If you are a shareholder of record, you may vote your shares at the meeting by completing a ballot at the meeting.

However, if you are a “street name” holder, you may vote your shares in person only if you obtain a signed proxy from your broker or nominee giving you the right to vote the shares.

Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What are my choices when voting?

In the election of directors, you may vote for all nominees, or you may vote against one or more nominees. The proposal related to the election of directors is described in this proxy statement beginning at p. 5.

For each of the other proposals, you may vote for the proposal, against the proposal, or abstain from voting on the proposal. These proposals are described in this proxy statement beginning at p. 68.

Proposals 1, 2, 3, and 4 will be presented at the meeting by management, and the rest are expected to be presented by shareholders.

What are the Board’s recommendations?

The Board of Directors recommends a vote FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009 (Proposal 2), FOR approval to issue common stock in excess of 20% of amount outstanding (Proposal 3), FOR approval to issue common stock in excess of 1% of amount outstanding to an affiliate (Proposal 4), and AGAINST the shareholder proposals (Proposals 5 through 12).

What if I do not specify how I want my shares voted?

If you do not specify on your proxy card (or when giving your proxy by telephone or over the Internet) how you want to vote your shares, we will vote them FOR all of the nominees for director (Proposal 1), FOR ratifying the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009 (Proposal 2), FOR approval to issue common stock in excess of 20% of amount outstanding (Proposal 3), FOR approval to issue common stock in excess of 1% of amount outstanding to an affiliate (Proposal 4), and AGAINST the shareholder proposals (Proposals 5 through 12).

Can I change my vote?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to the Secretary of the Company;

•	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the meeting.

What percentage of the vote is required for a proposal to be approved?

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to elect the nominees for director and to approve each proposal. The votes are computed for each share as described on p. 2.

The total number of votes that could be cast at the meeting is the number of votes actually cast plus the number of abstentions. Abstentions are counted as “shares present” at the meeting for purposes of determining whether a quorum exists and have the effect of a vote “against” any matter as to which they are specified.

Proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they don’t have discretionary voting authority and haven’t received instructions as to how to vote on those proposals (so-called “broker non-votes”) are not considered “shares present” and will not affect the outcome of the vote.

How can I attend the annual meeting?

If you are a shareholder of record and you plan to attend the annual meeting, please let us know by indicating in the appropriate place when you return your proxy. Please tear off the top portion of your proxy card where indicated and bring it with you to the meeting. This portion of the card will serve as your ticket and will admit you and one guest.

If you are a “street name” shareholder, tell your broker or nominee that you’re planning to attend the meeting and would like a “legal proxy.” Then simply bring that form to the meeting and we’ll give you a ticket at the door that will admit you and one guest. If you can’t get a legal proxy in time, we can still give you a ticket at the door if you bring a copy of your brokerage account statement showing that you owned Ford stock as of the record date, March 18, 2009.

Are there any rules regarding admission?

Each shareholder and guest will be asked to present valid government-issued picture identification, such as a driver’s license or passport, before being admitted to the meeting. Cameras (including cell phones with built-in cameras), recording devices, and other electronic devices will not be permitted at the meeting and attendees will be subject to security inspections. We encourage you to leave any such items at home. We will not be responsible for any items checked at the door.

Are there any other matters to be acted upon at the annual meeting?

We do not know of any other matters to be presented or acted upon at the meeting. Under our By-Laws, no business besides that stated in the meeting notice may be transacted at any meeting of shareholders. If any other matter is presented at the meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

Election of Directors
(Proposal 1 on the Proxy Card)

Thirteen directors will be elected at this year’s annual meeting. Each director will serve until the next annual meeting or until he or she is succeeded by another qualified director who has been elected.

William Clay Ford, who had been a member of the Board of Directors since 1948, retired from the Board effective May 12, 2005. As with previous years, the Board of Directors has again requested that Mr. Ford serve as Director Emeritus so that the Board can continue to avail itself of his wisdom, judgment and experience, and Mr. Ford has agreed to so serve. Mr. Ford is entitled to attend Board and committee meetings and participate in discussion of matters that come before the Board or its committees, although he is not entitled to vote upon any such matters and no longer receives compensation as a non-employee Board member.

We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all of the nominees listed below. If unforeseen circumstances (such as death or disability) make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

Each of the nominees for director is now a member of the Board of Directors, which met twelve times during 2008. Each of the nominees for director attended at least 75% of the combined Board of Director and committee meetings held during the periods served by such nominee in 2008 (except for Messrs. Earley and Gephardt, who were elected to the Board of Directors in 2009). The nominees provided the following information about themselves as of February 1, 2009.

Nominees

Stephen G. Butler
Age: 61 — Director Since: 2004

Principal Occupation: Retired Chairman and Chief Executive Officer, KPMG, LLP

Recent Business Experience: Mr. Butler served as Chairman and CEO of KPMG, LLP from 1996 until his retirement on June 30, 2002. Mr. Butler held a variety of management positions, both in the United States and internationally, during his 33-year career at KPMG.

Other Directorships: Cooper Industries, Ltd.; ConAgra Foods, Inc.

Kimberly A. Casiano
Age: 51 — Director Since: 2003

Principal Occupation: President and Chief Operating Officer, Casiano Communications, Inc., San Juan, Puerto Rico

Recent Business Experience: Ms. Casiano was appointed President and Chief Operating Officer of Casiano Communications, a publishing and direct marketing company, in 1994. From 1987 to 1994, she held a number of management positions within Casiano Communications in the periodicals and magazines and the bilingual direct marketing and call center divisions of the company. Ms. Casiano is a member of the Board of Directors of Mutual of America, the Board of Trustees of the Hispanic College Fund, the Corporate Directors Council of the Hispanic Association of Corporate Responsibility, and the Board of Advisors of the Moffitt Cancer Center.

Anthony F. Earley, Jr.
Age: 59 — Director Since: March 2009

Principal Occupation: Chairman and Chief Executive Officer, DTE Energy, Detroit, Michigan

Recent Business Experience: Mr. Earley has been Chairman and Chief Executive Officer of DTE Energy since 1998. Mr. Earley joined DTE Energy in 1994 as President and Chief Operating Officer. Prior to that time, Mr. Earley served as President and Chief Operating Officer of the Long Island Lighting Company, an electric and gas utility in New York. Mr. Earley is a director of the Nuclear Energy Institute and the Edison Electric Institute. Mr. Earley also serves as a director for several charitable organizations including Cornerstone Schools, Detroit Zoological Society, Detroit Renaissance, and United Way for Southeastern Michigan. Mr. Earley has sat on advisory boards of the U.S. Department of Energy, the New York Stock Exchange, and the University of Notre Dame. Mr. Earley also served as an officer in the United States Navy nuclear submarine program where he was qualified as a chief engineer officer.

Other Directorships: DTE Energy; Masco Corporation

Edsel B. Ford II
Age: 60 — Director Since: 1988

Principal Occupation: Director and Consultant, Ford Motor Company

Recent Business Experience: Mr. Ford is a retired Vice President of Ford Motor Company and former President and Chief Operating Officer of Ford Motor Credit Company. He presently serves as a consultant to the Company.

Other Directorships: International Speedway Corporation

William Clay Ford, Jr.
Age: 51 — Director Since: 1988

Principal Occupation: Executive Chairman and Chairman of the Board of Directors, Ford Motor Company

Recent Business Experience: Mr. Ford has held a number of management positions within Ford, including Vice President — Commercial Truck Vehicle Center. From 1995 until October 30, 2001, Mr. Ford was Chair of the Finance Committee. Effective January 1, 1999, he was elected Chairman of the Board of Directors and effective October 30, 2001, he was elected Chief Executive Officer of the Company. Mr. Ford became Executive Chairman of the Company on September 1, 2006 and is the current Chair of the Finance Committee. Mr. Ford also is Vice Chairman of The Detroit Lions, Inc., Chairman of the Detroit Economic Club, and Trustee of The Henry Ford. He also is a Vice Chairman of Detroit Renaissance.

Other Directorships: eBay Inc.

Richard A. Gephardt
Age: 68 — Director Since: March 2009

Principal Occupation: President and Chief Executive Officer, Gephardt Group, Atlanta, Georgia

Recent Business Experience: Mr. Gephardt has been President and Chief Executive Officer since 2005 of Gephardt Group, LLC a multi-disciplined consulting firm. He also serves as Strategic Advisor since June 2005 for the Government Affairs practice group of DLA Piper Rudnick, one of the world’s largest legal services providers, and as a consultant to Goldman, Sachs & Co. since January 2005. Mr. Gephardt is the former Majority Leader of the U.S. House of Representatives and served 14 terms in Congress from 1976 until January 2005. He is also a member of the Professional Advisory Board of St. Jude Children’s Research Hospital.

Other Directorships: Centene Corporation; Embarq Corporation; Spirit Aerosystems Holding, Incorporated; United States Steel Corporation

Irvine O. Hockaday, Jr.
Age: 72 — Director Since: 1987

Principal Occupation: Retired President and Chief Executive Officer, Hallmark Cards, Inc., Kansas City, Missouri

Recent Business Experience: Mr. Hockaday was President and CEO of Hallmark Cards, Inc. since January 1, 1986, and a director since 1978. He retired in December 2001.

Other Directorships: Crown Media Holdings, Inc.; Sprint Corp.; The Estee Lauder Companies, Inc.

Richard A. Manoogian
Age: 72 — Director Since: 2001

Principal Occupation: Chairman of the Board and Executive Chairman, Masco Corporation, Taylor, Michigan

Recent Business Experience: Mr. Manoogian has been with Masco since 1958, became Vice President and a member of the Board in 1964, President in 1968 and, in 1985, became Chairman. Mr. Manoogian transitioned from his role as Chief Executive Officer of Masco to Executive Chairman in July 2007. Mr. Manoogian is a member of the Board of Detroit Renaissance, The Henry Ford, and the Detroit Economic Club.

Other Directorships: Masco Corporation

Ellen R. Marram
Age: 61 — Director Since: 1988

Principal Occupation: President, The Barnegat Group, LLC

Recent Business Experience: Ms. Marram is President of the Barnegat Group, LLC, a business advisory firm. From September 2000 through December 2005, Ms. Marram was Managing Director of North Castle Partners, LLC, a private equity firm. Ms. Marram served as President and CEO of efdex inc. from August 1999 to May 2000. She previously served as President and CEO of Tropicana Beverage Group from September 1997 until November 1998, and had previously served as President of the Group, as well as Executive Vice President of The Seagram Company Ltd. and Joseph E. Seagram & Sons, Inc. Before joining Seagram in 1993, she served as President and CEO of Nabisco Biscuit Company and Senior Vice President of the Nabisco Foods Group from June 1988 until April 1993.

Other Directorships: The New York Times Company; Eli Lilly and Company

Alan Mulally
Age: 63 — Director Since: 2006

Principal Occupation: President and Chief Executive Officer, Ford Motor Company

Recent Business Experience: Mr. Mulally was elected President and Chief Executive Officer of Ford effective September 1, 2006. Since March 2001, Mr. Mulally had been Executive Vice President of the Boeing Company and President and Chief Executive Officer of Boeing Commercial Airplanes. He also was a member of the Boeing Executive Council. Prior to that time, Mr. Mulally served as President and Chief Executive Officer of Boeing’s space and defense businesses. Mr. Mulally has served as co-chair of the Washington Competitive Council, and has sat on the advisory boards of NASA, the University of Washington, the University of Kansas, the Massachusetts Institute of Technology, and the U.S. Air Force Scientific Advisory Board. He is a member of the U.S. National Academy of Engineering and a fellow of England’s Royal Academy of Engineering.

Homer A. Neal
Age: 66 — Director Since: 1997

Principal Occupation: Director, ATLAS Project, Professor of Physics, Interim President Emeritus, and Vice President for Research Emeritus, University of Michigan, Ann Arbor, Michigan

Recent Business Experience: Dr. Neal is director, University of Michigan ATLAS Project, Samuel A. Goudsmit Distinguished Professor of Physics, Interim President Emeritus and Vice President for Research Emeritus at the University of Michigan. He joined the University as Chairman of its Physics Department in 1987 and in 1993 was named Vice President of Research. Dr. Neal served as Interim President of the University of Michigan from July 1, 1996 to February 1, 1997. He has served as a member of the U.S. National Science Board, the Advisory Board of the Oak Ridge National Laboratory, as a Trustee of the Center for Strategic and International Studies and as a member of the Board of Regents of the Smithsonian Institution. Dr. Neal currently is a member of the Board of Trustees of the Richard Lounsbery Foundation and a member of the Advisory Board for the Lawrence Berkeley National Laboratory. He is also a member of the Board of Physics and Astronomy of the National Academy of Sciences and a member of the Council of the Smithsonian National Museum of African American History and Culture.

Gerald L. Shaheen
Age: 64 — Director Since: July 2007

Principal Occupation: Retired Group President, Caterpillar, Inc., Peoria, Illinois

Recent Business Experience: Mr. Shaheen was appointed Group President of Caterpillar in November 1998 and had responsibility for the design, development and production of the company’s large construction and mining equipment, as well as marketing and sales operations in North America, Caterpillar’s components business, and its research and development division. Mr. Shaheen joined Caterpillar in 1967 and held a variety of management positions. Mr. Shaheen retired from Caterpillar effective February 1, 2008. Mr. Shaheen is a board member and past chairman of the U.S. Chamber of Commerce, a board member of the National Chamber Foundation, and Chairman of the Board of Trustees of Bradley University.

Other Directorships: AGCO Corporation

John L. Thornton
Age: 55 — Director Since: 1996

Principal Occupation: Professor and Director, Global Leadership Program, Tsinghua University, Beijing, China

Recent Business Experience: Mr. Thornton retired as President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc. on June 30, 2003. Mr. Thornton was appointed to that post in 1999 and formerly served as Chairman of Goldman Sachs — Asia from 1996 to 1998. He was previously Co-Chief Executive of Goldman Sachs International, the firm’s business in Europe, the Middle East, and Africa. Mr. Thornton was elected non-executive chairman of HSBC North America Holdings, Inc. in December 2008. He also is the Chairman of the Board of Trustees of the Brookings Institution.

Other Directorships: News Corporation; Intel, Inc.; China Unicom Limited; HSBC Holdings, plc

Committees of the Board of Directors

Audit Committee

Number of Members: 4 Members: Stephen G. Butler (Chair) Kimberly A. Casiano Irvine O. Hockaday, Jr. Gerald L. Shaheen Number of Meetings in 2008: 10
Functions:
Selects the independent registered public accounting firm to audit Ford’s books and records, subject to shareholder ratification, and determines the compensation of the independent registered public accounting firm.

At least annually, reviews a report by the independent registered public accounting firm describing: internal quality control procedures, any issues raised by an internal or peer quality control review, any issues raised by a governmental or professional authority investigation in the past five years and any steps taken to deal with such issues, and (to assess the independence of the independent registered public accounting firm) all relationships between the independent registered public accounting firm and the Company.

Consults with the independent registered public accounting firm, reviews and approves the scope of their audit, and reviews their independence and performance. Also, annually approves of categories of services to be performed by the independent registered public accounting firm and reviews and, if appropriate, approves in advance any new proposed engagement greater than $250,000.

Reviews internal controls, accounting practices, and financial reporting, including the results of the annual audit and the review of the interim financial statements with management and the independent registered public accounting firm.
Reviews activities, organization structure, and qualifications of the General Auditor’s Office, and participates in the appointment, dismissal, evaluation, and the determination of the compensation of the General Auditor.
Discusses earnings releases and guidance provided to the public and rating agencies.
Reviews, with the Office of the General Counsel, any legal or regulatory matter that could have a significant impact on the financial statements.
As appropriate, obtains advice and assistance from outside legal, accounting or other advisors.
Prepares an annual report of the Audit Committee to be included in the Company’s proxy statement.
Assesses annually the adequacy of the Audit Committee Charter.
Reports to the Board of Directors about these matters.

Compensation Committee

Number of Members: 3 Members: Richard A. Manoogian (Chair) Ellen R. Marram John L. Thornton Number of Meetings in 2008: 8
Functions:
 Establishes and reviews the overall executive compensation philosophy and strategy of the Company.

Reviews and approves Company goals and objectives relevant to the Executive Chairman and the President and CEO and other executive officer compensation, including annual performance objectives.

Evaluates the performance of the Executive Chairman and the President and CEO and other executive officers in light of established goals and objectives and, based on such evaluation, reviews and approves the annual salary, bonus, stock options, other incentive awards and other benefits, direct and indirect, of the Executive Chairman and the President and CEO and other executive officers.
Considers and makes recommendations on Ford’s executive compensation plans and programs.
Reviews the Compensation Discussion and Analysis to be included in the Company’s proxy statement.
Prepares an annual report of the Compensation Committee to be included in the Company’s proxy statement.
Assesses annually the adequacy of the Compensation Committee Charter. Reports to the Board of Directors about these matters.
Finance Committee

Number of Members: 5 Members: William Clay Ford, Jr. (Chair) Edsel B. Ford II Alan Mulally Homer A. Neal John L. Thornton Number of Meetings in 2008: 4
Functions:
 Reviews all aspects of the Company’s policies and practices that relate to the management of the Company’s financial affairs, not inconsistent, however, with law or with specific instructions given by the Board of Directors relating to such matters.

Reviews with management, at least annually, the Annual Report from the Treasurer of the Company’s cash and funding plans and other Treasury matters, the Company’s health care costs and plans for funding such costs, and the Company’s policies with respect to financial risk assessment and financial risk management.

Reviews the Company’s cash strategy.

Reviews the strategy and performance of the Company’s pension and other retirement and savings plans. Performs such other functions and exercises such other powers as may be delegated to it by the Board of Directors from time to time.

Assesses annually the adequacy of the Finance Committee Charter.

Reports to the Board of Directors about these matters.

Nominating and Governance Committee

Number of Members: 8
Members:
  Ellen R. Marram (Chair)
   Stephen G. Butler
  Kimberly A. Casiano
  Irvine O. Hockaday, Jr.
  Richard A. Manoogian
  Homer A. Neal
  Gerald L. Shaheen
  John L. Thornton

Number of Meetings in 2008: 7

Functions:
 Makes recommendations on:
• the nominations or elections of directors; and

• the size, composition, and compensation of the Board.

Establishes criteria for selecting new directors and the evaluation of the Board.
Develops and recommends to the Board corporate governance principles and guidelines. Reviews the charter and composition of each committee of the Board and makes recommendations to the Board for the adoption of or revisions to the committee charters, the creation of additional committees, or the elimination of committees.

Considers the adequacy of the By-Laws and the Restated Certificate of Incorporation of the Company and recommends to the Board, as appropriate, that the Board: (i) adopt amendments to the By-Laws, and (ii) propose, for consideration by the shareholders, amendments to the Restated Certificate of Incorporation.

Considers shareholder suggestions for nominees for director (other than self-nominations). See Corporate Governance on p. 15.

Assesses annually the adequacy of the Nominating and Governance Committee Charter.

Reports to the Board of Directors about these matters.

Sustainability Committee

Number of Members: 5 Members: Homer A. Neal (Chair) Kimberly A. Casiano Edsel B. Ford II William Clay Ford, Jr. Ellen R. Marram Number of Meetings in 2008: 4
Functions:
 Reviews environmental, public policy, and corporate citizenship issues facing the Company around the world.

Reviews annually with management the Company’s performance for the immediately preceding year regarding stakeholder relationships, product performance, sustainability, and public policy.

Reviews with management the Company’s annual Sustainability Report.

Assesses annually the adequacy of the Sustainability Committee Charter.

Reports to the Board of Directors about these matters.

Audit Committee Report

The Audit Committee is composed of four directors, all of whom meet the independence standards contained in the NYSE Listed Company rules, SEC rules and Ford’s Corporate Governance Principles, and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter may be found on the Company’s website, www.ford.com. The Audit Committee selects, subject to shareholder ratification, the Company’s independent registered public accounting firm.

Ford management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), is responsible for performing independent audits of the Company’s consolidated financial statements and internal control over financial reporting and issuing an opinion on the conformity of those audited financial statements with United States generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors the Company’s financial reporting process and reports to the Board of Directors on its findings.

Audit Fees

PricewaterhouseCoopers served as the Company’s independent registered public accounting firm in 2008 and 2007. The Company paid PricewaterhouseCoopers $43.7 million and $39.0 million for audit services for the years ended December 31, 2008 and 2007, respectively. Audit services consisted of the audit of the financial statements included in the Company’s Annual Report on Form 10-K, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, attestation of the effectiveness of the Company’s internal controls over financial reporting, preparation of statutory audit reports, and providing comfort letters in connection with Ford and Ford Motor Credit Company funding transactions.

Audit-Related Fees

The Company paid PricewaterhouseCoopers $7.7 million and $13.3 million for audit-related services for the years ended December 31, 2008 and 2007, respectively. Audit-related services included support of funding transactions, due diligence for mergers, acquisitions and divestitures, employee benefit plan audits, attestation services, internal control reviews, and assistance with interpretation of accounting standards.

Tax Fees

The Company paid PricewaterhouseCoopers $5.7 million and $5.5 million for tax services for the years ended December 31, 2008 and 2007, respectively. The types of tax services provided included assistance with tax compliance and the preparation of tax returns, tax consultation, planning and implementation services, assistance in connection with tax audits, tax advice related to mergers, acquisitions and divestitures, and tax return preparation services provided to international service employees (“ISEs”) to minimize the cost to the Company of these assignments. In 2005, the Company began the transition to a new service provider for tax return preparation services to ISEs. Of the fees paid for tax services, the Company paid 57% and 60% for tax compliance and the preparation of Company tax returns in 2008 and 2007, respectively.

All Other Fees

The Company did not engage PricewaterhouseCoopers for any other services for the years ended December 31, 2008 and 2007.

Total Fees

The Company paid PricewaterhouseCoopers a total of $57.1 and $57.8 million in fees for the years ended December 31, 2008 and 2007, respectively.

Auditor Independence

During the last year, the Audit Committee met and held discussions with management and PricewaterhouseCoopers. The Audit Committee reviewed and discussed with Ford management and PricewaterhouseCoopers the audited financial statements and the assessment of the effectiveness of internal controls over financial reporting, contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, as well as by SEC regulations.

PricewaterhouseCoopers submitted to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence. The Audit Committee discussed with PricewaterhouseCoopers such firm’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC.

The Audit Committee also considered whether the provision of other non-audit services by PricewaterhouseCoopers to the Company is compatible with maintaining the independence of PricewaterhouseCoopers and concluded that the independence of PricewaterhouseCoopers is not compromised by the provision of such services.

Annually, the Audit Committee pre-approves categories of services to be performed (rather than individual engagements) by PricewaterhouseCoopers. As part of this approval, an amount is established for each category of services (Audit, Audit-Related, and Tax Services). In the event the pre-approved amounts prove to be insufficient, a request for incremental funding will be submitted to the Audit Committee for approval during the next regularly scheduled meeting. In addition, all new engagements greater than $250,000 will be presented in advance to the Audit Committee for approval. A regular report is prepared for each regular Audit Committee meeting outlining actual fees and expenses paid or committed against approved fees.

Audit Committee

Stephen G. Butler (Chair)
Kimberly A. Casiano
Irvine O. Hockaday, Jr.
Gerald L. Shaheen

Corporate Governance

Ford has operated under sound corporate governance practices for many years. We believe it is important to disclose to you a summary of our major corporate governance practices. Some of these practices have been in place for many years. Others have been adopted in response to regulatory and legislative changes. We will continue to assess and refine our corporate governance practices and share them with you.

Nominating and Governance Committee

The Nominating and Governance Committee is composed of eight directors, all of whom are considered independent under the NYSE Listed Company rules and Ford’s Corporate Governance Principles. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter may be found on Ford’s website at www.ford.com.

Composition of Board of Directors/Nominees

The Nominating and Governance Committee recommends to the Board the nominees for all directorships to be filled by the Board or by you. The Committee also reviews and makes recommendations to the Board on matters such as the size and composition of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds. Between annual shareholder meetings, the Board may elect directors to vacant Board positions to serve until the next annual meeting.

The Board proposes to you a slate of nominees for election to the Board at the annual meeting. You may propose nominees (other than self-nominations) for consideration by the Committee by submitting the names, qualifications and other supporting information to: Secretary, Ford Motor Company, One American Road, Dearborn, MI 48126. Properly submitted recommendations must be received no later than December 6, 2009 to be considered by the Committee for inclusion in the following year’s nominations for election to the Board. Your properly submitted candidates are evaluated in the same manner as those candidates recommended by other sources. All candidates are considered in light of the needs of the Board with due consideration given to the qualifications described below.

Qualifications

Because Ford is a large and complex company, the Committee considers several qualifications when considering candidates for the Board. Among the most important qualities directors should possess are the highest personal and professional ethical standards, integrity, and values. They should be committed to representing the long-term interests of all of the shareholders. Directors must also have practical wisdom and mature judgment. Directors must be objective and inquisitive. Ford recognizes the value of diversity and we endeavor to have a diverse Board, with experience in business, government, education and technology, and in areas that are relevant to the Company’s global activities. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time. Directors should also be prepared to offer their resignation in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities as directors of the Company, including a change in their principal job responsibilities.

Identification of Directors

The Charter of the Committee provides that the Committee conducts all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates as directors. It has the sole authority to retain and terminate any search firm to be used to assist it in identifying and evaluating candidates to serve as directors of the Company.

The Committee identifies candidates through a variety of means, including search firms, recommendations from members of the Committee and the Board, including the Executive Chairman and the President and CEO, and

suggestions from Company management. Upon the recommendation of the Committee, Richard A. Gephardt and Anthony F. Earley, Jr., were elected to the Board of Directors on March 20, 2009. Mr. Gephardt was proposed to the Committee by the President and CEO and an independent director. Mr. Earley was proposed to the Committee by the Executive Chairman and an independent director. Both candidates were selected from among several names submitted by directors and identified by a search firm. Messrs. Gephardt and Earley were interviewed by the Chair of the Committee, certain other Committee members, the Chairman and the President and CEO prior to their election. The Company on behalf of the Committee has paid fees to third-party firms to assist the Committee in the identification and evaluation of potential Board members.

Director Independence

A majority of the directors must be independent directors under the NYSE Listed Company rules. The NYSE rules provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted the following standards in determining whether or not a director has a material relationship with the Company and these standards are contained in Ford’s Corporate Governance Principles and may be found at the Company’s website, www.ford.com.

•	No director who is an employee or a former employee of the Company can be independent until three years after termination of such employment.

•	No director who is, or in the past three years has been, affiliated with or employed by the Company’s present or former independent auditor can be independent until three years after the end of the affiliation, employment or auditing relationship.

•	No director can be independent if he or she is, or in the past three years has been, part of an interlocking directorship in which an executive officer of the Company serves on the compensation committee of another company that employs the director.

•	No director can be independent if he or she is receiving, or in the last three years has received, more than $100,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•	Directors with immediate family members in the foregoing categories are subject to the same three-year restriction.

•	The following commercial, charitable and educational relationships will not be considered to be material relationships that would impair a director’s independence:

(i)	if within the preceding three years a Ford director was an executive officer or employee of another company (or an immediate family member of the director was an executive officer of such company) that did business with Ford and either: (a) the annual sales to Ford were less than the greater of $1 million or two percent of the total annual revenues of such company, or (b) the annual purchases from Ford were less than the greater of $1 million or two percent of the total annual revenues of Ford, in each case for any of the three most recently completed fiscal years;

(ii)	if within the preceding three years a Ford director was an executive officer of another company which was indebted to Ford, or to which Ford was indebted, and either: (a) the total amount of such other company’s indebtedness to Ford was less than two percent of the total consolidated assets of Ford, or (b) the total amount of Ford’s indebtedness to such other company was less than two percent of the total consolidated assets of such other company, in each case for any of the three most recently completed fiscal years; and

(iii)	if within the preceding three years a Ford director served as an executive officer, director or trustee of a charitable or educational organization, and Ford’s discretionary contributions to the organization were less than the greater of $1 million or two percent of that organization’s total annual discretionary receipts for any of the three most recently completed fiscal years. (Any matching of charitable contributions will not be included in the amount of Ford’s contributions for this purpose.)

Based on these independence standards and all of the relevant facts and circumstances, the Board determined that none of the following directors had any material relationship with the Company and, thus, are independent: Stephen G. Butler, Kimberly A. Casiano, Anthony F. Earley, Jr., Richard A. Gephardt, Irvine O. Hockaday, Jr., Richard A. Manoogian, Ellen R. Marram, Homer A. Neal, Gerald L. Shaheen, and John L. Thornton. Additionally, Jorma Ollila, who left the Board during 2008, was determined by the Board to have had no material relationship with the Company during the time of his service and, thus, was independent.

Disclosure of Relevant Facts and Circumstances

With respect to the independent directors listed above, the Board considered the following relevant facts and circumstances in making the independence determinations:

From time to time during the past three years, Ford purchased goods and services from, or financing arrangements were provided by, various companies with which certain directors were or are affiliated either as members of such companies’ boards of directors or, in the case of Ms. Casiano and Mr. Earley, as officers. In addition to Ms. Casiano and Mr. Earley, these directors included Mr. Gephardt, Mr. Hockaday, Mr. Manoogian, Ms. Marram, Mr. Ollila, and Mr. Shaheen. The Company also made donations to certain institutions with which certain directors are affiliated. These included Dr. Neal and Ms. Casiano. Additionally, a company with which Mr. Manoogian is affiliated purchased products from Ford. None of the relationships described above were material under the independence standards contained in our Corporate Governance Principles.

In addition, Richard A. Manoogian is a member of the Board of Trustees of The Henry Ford and he and Mr. Earley are members of the Board of Directors of Detroit Renaissance. The Company and its affiliates contributed to The Henry Ford amounts that exceeded the greater of $1 million or two percent of The Henry Ford’s total annual discretionary receipts during its three most recently completed fiscal years. Likewise, the Company and its affiliates contributed to Detroit Renaissance amounts that exceeded the greater of $1 million or two percent of Detroit Renaissance’s total discretionary receipts during its three most recently completed fiscal years. It was further noted that in February 2008, Ford, with the approval of the Board, decided to invest up to $10 million over the next two to four years in the Detroit Renaissance’s Venture Capital Fund I. Other large companies in Southeastern Michigan have also made monetary commitments to the fund in order to support local venture capital firms in Southeast Michigan. Pursuant to the Company’s Corporate Governance Principles, the independent directors listed above (excluding Mr. Earley and Mr. Manoogian), considering all of the relevant facts and circumstances, determined that the Company’s contributions to The Henry Ford and Detroit Renaissance and the presence of Mr. Earley and Mr. Manoogian on those Boards did not constitute a material relationship between Ford and Messrs. Earley and Manoogian. Consequently, these independent directors determined Messrs. Earley and Manoogian to be independent. With respect to The Henry Ford, the directors gave due consideration to the composition of the Board of Trustees of The Henry Ford, which includes Edsel B. Ford II, William Clay Ford and William Clay Ford, Jr., and the Company’s history of support for The Henry Ford, which predated Mr. Manoogian’s service. Likewise, with respect to Detroit Renaissance, the directors gave due consideration to the composition of the Board of Directors of Detroit Renaissance, which includes William Clay Ford, Jr., and Mr. James Vella, President of the Ford Fund, as well as Detroit Renaissance’s mission to promote the economic development of Southeastern Michigan, and the Company’s history of contributions to Detroit Renaissance and to the development of Southeastern Michigan. In both cases, the directors determined that the Company was not unduly influenced to make contributions to The Henry Ford or Detroit Renaissance because of Mr. Earley’s or Mr. Manoogian’s presence on those boards, nor was Mr. Earley or Mr. Manoogian unduly influenced by the contributions made by the Company to The Henry Ford or Detroit Renaissance.

Corporate Governance Principles

The Nominating and Governance Committee developed and recommended to the Board a set of corporate governance principles, which the Board adopted. Ford’s Corporate Governance Principles may be found on its website at www.ford.com. These principles include: a limitation on the number of boards on which a director may serve, qualifications for directors (including a director retirement age and a requirement that directors be prepared to resign from the Board in the event of any significant change in their personal circumstances that could affect the discharge of their responsibilities), director orientation, continuing education and a requirement that the Board and each of its Committees perform an annual self-evaluation. Although Messrs. Hockaday and Manoogian have reached the normal retirement age of 72 years, the Board has waived the retirement age for them as permitted under our Corporate Governance Principles. Shareholders may obtain a printed copy of the Company’s Corporate Governance Principles by writing to our Shareholder Relations Department, Ford Motor Company, One American Road, Suite 1026, Dearborn, Michigan 48126-2798.

Policy and Procedure for Review and Approval of Related Party Transactions

Business transactions between Ford and its officers or directors, including companies in which a director or officer (or an immediate family member) has a substantial ownership interest or a company where such director or officer (or an immediate family member) serves as an executive officer (“related party transactions”), are not prohibited. In fact, certain related party transactions can be beneficial to the Company and its shareholders.

It is important, however, to ensure that any related party transactions are beneficial to the Company. Accordingly, any related party transaction, regardless of amount, is submitted to the Nominating and Governance Committee in advance for review and approval. All existing related party transactions are reviewed at least annually by the Nominating and Governance Committee. The Office of the General Counsel reviews all such related party transactions, existing or proposed, prior to submission to the Nominating and Governance Committee, and our General Counsel opines on the appropriateness of each related party transaction. The Nominating and Governance Committee may, at its discretion, consult with outside legal counsel.

Any director or officer with an interest in a related party transaction is expected to recuse himself or herself from any consideration of the matter.

The Nominating and Governance Committee’s approval of a related party transaction may encompass a series of subsequent transactions contemplated by the original approval, i.e., transactions contemplated by an ongoing business relationship occurring over a period of time. Examples include transactions in the normal course between the Company and a dealership owned by a director or an executive officer (or an immediate family member thereof), transactions in the normal course between the Company and financial institutions with which a director or officer may be associated, and the ongoing issuances of purchase orders or releases against a blanket purchase order made in the normal course by the Company to a business with which a director or officer may be associated. In such instances, any such approval shall require that the Company make all decisions with respect to such ongoing business relationship in accordance with existing policies and procedures applicable to non-related party transactions (e.g., Company purchasing policies governing awards of business to suppliers, etc.).

In all cases, a director or officer with an interest in a related party transaction may not attempt to influence Company personnel in making any decision with respect to the transaction.

Committee Charters/Codes of Ethics

The Company has published on its website (www.ford.com) the charter of each of the Audit, Compensation, Finance, Nominating and Governance, and Sustainability Committees of the Board, as well as its Code of Conduct Handbook, which applies to all officers and employees, a code of ethics for directors, and a code of ethics for the Company’s chief executive officer as well as senior financial and accounting personnel. Any waiver of, or amendments to, the codes of ethics for directors or executive officers, including the chief executive officer, the chief financial officer and the principal accounting officer, may be approved only by the Nominating and Governance Committee and any such waivers or amendments will be disclosed promptly by the Company by posting such waivers or amendments to its website. The Committee also reviews management’s monitoring of compliance with the Company’s Code of Conduct. Printed copies of each of the committee charters and the codes of ethics referred to above are also available by writing to our Shareholder Relations Department, Ford Motor Company, One American Road, Suite 1026, Dearborn, Michigan 48126-2798.

Executive Sessions of Non-Employee Directors

Non-employee directors ordinarily meet in executive session without management present at regularly scheduled Board meetings and may meet at other times at the discretion of the presiding independent director or at the request of any non-employee director. Currently, Irvine O. Hockaday, Jr., is the presiding independent director for the executive sessions of non-management directors. Additionally, all of the independent directors meet periodically (but not less than annually) without management or non-independent directors present.

Audit Committee

The Charter of the Audit Committee provides that a member of the Audit Committee generally may not serve on the audit committee of more than two other public companies. The Board has designated Stephen G. Butler as an Audit Committee financial expert. Mr. Butler meets the independence standards for audit committee members under the NYSE Listed Company and SEC rules. The lead partner of the Company’s independent registered public accounting firm is rotated at least every five years.

Compensation Committee Operations

The Compensation Committee establishes and reviews our overall executive compensation philosophy and strategy and oversees our various executive compensation programs. The Committee is responsible for evaluating the performance of and determining the compensation for our Executive Chairman, the President and CEO, and other executive officers, and approving the compensation structure for senior management, including officers. The Committee is composed of three directors who are considered independent under the NYSE Listed Company rules and our Corporate Governance Principles. The Committee’s membership is determined by our Board of Directors. The Committee operates under a written charter adopted by our Board of Directors. The Committee annually reviews the charter. A copy of the charter may be found on our website at www.ford.com.

The Committee makes decisions regarding the compensation of our officers that are Vice Presidents and above, including the Named Executives. The Committee has delegated authority, within prescribed share limits, to a Long-Term Incentive Compensation Award Committee (comprised of William Clay Ford, Jr., Alan Mulally, and Lewis W. K. Booth) to approve grants of options, Performance Units, Restricted Stock Units and other stock-based awards, and to the Annual Incentive Compensation Award Committee to determine bonuses, for other employees.

The Board of Directors makes decisions relating to non-employee director compensation. Any proposed changes are reviewed in advance and recommended to the Board by the Nominating and Governance Committee.

The Compensation Committee considers recommendations from Mr. Ford, Mr. Mulally, and the Group Vice President — Human Resources and Corporate Services, in developing compensation plans and evaluating performance of other executive officers. The Committee’s consultant also provides advice and analysis on the structure and level of executive compensation. Final decisions on any major element of compensation, however, as well as total compensation for executive officers, are made by the Compensation Committee.

In 2008, the Committee engaged Semler Brossy Consulting Group, LLC, an independent compensation consulting firm, to advise the Committee on executive compensation and benefits matters. Semler Brossy is retained directly by the Committee and it has the sole authority to review and approve of the budget of the independent consultant. Semler Brossy does not advise our management and receives no other compensation from us. The same Semler Brossy principal attended all eight of the Committee meetings in 2008. In addition, the Committee relied on survey data provided by the Towers Perrin Executive Compensation Database. See “How We Determine Compensation” in the “Compensation Discussion and Analysis” on pp. 31-32. Towers Perrin does not assist the Compensation Committee in determining or recommending compensation of executive officers. Towers Perrin is retained by Ford management, not the Committee.

The Committee met eight times during 2008. Committee meetings typically occur prior to the meetings of the full Board of Directors. Bonus target grants, bonus awards, stock option grants, Performance Unit grants, final stock awards, and Final Awards of Restricted Stock Units typically are decided at the February or March Committee meeting (see “Compensation Discussion and Analysis — Equity-Based Compensation — D. Timing of Awards” on pp. 40-41). Officer salaries are reviewed in December each year. Beginning in 2010, the Committee will review officer salaries in March of each year, consistent with the review of other salaried employees. The Company has decided that there will be no annual merit increases to salary for salaried employees for 2009.

See the “Compensation Discussion and Analysis” on pp. 29-46 for more detail on the factors considered by the Committee in making executive compensation decisions.

The Committee reviews our talent and executive development program with senior management. These reviews are conducted periodically and focus on executive development and succession planning throughout the organization, at the Vice President level and above.

Our policy, approved by the Compensation Committee, to limit outside board participation by our officers, is shown below:

•	No more than 15% of the officers should be on for-profit boards at any given point in time.

•	No officer should be a member of more than one for-profit board.

Board Committees

Only independent directors serve on the Audit, Compensation and Nominating and Governance Committees, in accordance with the independence standards of the NYSE Listed Company rules and the Company’s Corporate Governance Principles. The Board, and each committee of the Board, has the authority to engage independent consultants and advisors at the Company’s expense.

Communications with the Board/Annual Meeting Attendance

The Board has established a process by which you may send communications to the Board. You may send communications to our Directors, including any concerns regarding Ford’s accounting, internal controls, auditing, or other matters, to the following address: Board of Directors, Ford Motor Company, P.O. Box 685, Dearborn, MI 48126-0685 U.S.A. You may submit your concern anonymously or confidentially. You may also indicate whether you are a shareholder, customer, supplier, or other interested party. Communications relating to the Company’s accounting, internal controls, or auditing matters will be relayed to the Audit Committee. A summary of the other communications will be relayed to the Nominating and Governance Committee. Communications will be referred to other areas of the Company for handling as appropriate under the facts and circumstances outlined in the communications. Ford will acknowledge receipt of all communications sent to the address above that disclose a return address. You may also find a description of the manner in which you can send communications to the Board on the Company’s website (www.ford.com).

All members of the Board are expected to attend the annual meeting, unless unusual circumstances would prevent such attendance. Last year, all eleven of the nominated directors who were then directors attended the annual meeting.

Management Stock Ownership

The following table shows how much Ford stock each director, nominee, and Named Executive beneficially owned as of February 1, 2009 (except for Mr. Earley who purchased additional shares after February 1 but prior to joining the Board). No director, nominee or executive officer, including Named Executives, beneficially owned more than 0.24% of Ford’s total outstanding common stock. Directors and executive officers as a group, including the Named Executives, beneficially owned 0.58% of Ford common stock as of February 1, 2009. These persons held options exercisable on or within 60 days after February 1, 2009 to buy, and/or beneficially owned as of February 1, 2009 Trust Preferred Securities convertible into, 24,361,777 shares of Ford common stock.

				Percent of
		Ford		Outstanding
	Ford	Common	Ford	Ford
	Common	Stock	Class B	Class B
Name	Stock(1)(2)(3)	Units(4)	Stock(5)	Stock
Lewis W. K. Booth	345,227	41,938	0	0

Stephen G. Butler*	6,000	53,629	0	0

Kimberly A. Casiano*	6,927	53,963	0	0

Anthony F. Earley, Jr.*	11,000	0	0	0

James D. Farley	54,769	0	0	0

Mark Fields	364,348	2,819	0	0

Edsel B. Ford II*	3,774,471	64,086	4,424,335	6.24

William Clay Ford, Jr.*	5,599,733	2,568	3,841,421	5.42

Richard A. Gephardt*	0	0	0	0

Irvine O. Hockaday, Jr.*	21,878	120,761	0	0

Donat R. Leclair	236,163	0	0	0

David G. Leitch	148,303	0	0	0

Richard A. Manoogian*	203,496	62,267	0	0

Ellen R. Marram*	20,296	120,799	0	0

Alan Mulally*	715,230	200,000	0	0

Homer A. Neal*	10,588	65,417	0	0

Gerald L. Shaheen*	0	29,417	0	0

John L. Thornton*	33,820	140,984	0	0

All Directors and Executive Officers as a group (including Named Executives) (32 persons)	13,590,479	977,625	8,265,756	11.66

*	Indicates Directors

Notes

(1)Amounts shown include restricted shares of common stock issued under the Restricted Stock Plan for Non-Employee Directors, as follows: 700 shares each for Kimberly A. Casiano, Edsel B. Ford II, Irvine O. Hockaday, Jr., and Ellen R. Marram.

For executive officers, included in the amounts for “All Directors and Executive Officers as a group” are Restricted Stock Equivalents and/or Restricted Stock Units issued under the 1998 Plan as long-term incentive grants in 2008 and prior years for retention and other incentive purposes.

Also, amounts shown include restricted shares of common stock issued under the 1998 Plan and 2008 Plan as follows: 126,598 shares for Edsel B. Ford II as payment for his services pursuant to a consulting agreement with the Company (see p. 25). In addition, amounts shown include Restricted Stock Equivalents and/or Restricted Stock Units issued under the 1998 Plan as follows: 715,230 units for Mr. Mulally, 190,720 units for Lewis W. K. Booth, 258,877 units for Mr. Fields, 42,405 units for Mr. Farley, 131,880 units for Mr. Leitch, and 236,163 units for Mr. Leclair.

(2)In addition to the stock ownership shown in the table above: Edsel B. Ford II has disclaimed beneficial ownership of 105,698 shares of common stock and 55,533 shares of Class B Stock that are either held directly by his immediate family, by charitable funds which he controls or by members of his immediate family in custodial or conservatorship accounts for the benefit of other members of his immediate family. William Clay Ford, Jr., has disclaimed beneficial ownership of 91,842 shares of common stock and 88,177 shares of Class B Stock that are either held directly by members of his immediate family or by members of his immediate family in custodial accounts for the benefit of other members of his immediate family. Present directors and executive officers as a group have disclaimed beneficial ownership of a total of 197,540 shares of common stock and 143,710 shares of Class B Stock.

Also, on February 1, 2009 (or within 60 days after that date), the Named Executives and directors listed below have rights to acquire shares of common stock through the exercise of stock options under Ford’s stock option plans and/or through conversion of Trust Preferred Securities, as follows:

Person	Number of Shares

Lewis W. K. Booth	1,068,251
James D. Farley	100,922
Mark Fields	1,558,507
William Clay Ford, Jr.	9,290,778
Donat R. Leclair	1,353,564
David G. Leitch	649,899
Richard A. Manoogian	56,498
Alan Mulally	4,264,463

The amounts of common stock shown above for Mr. Manoogian are a result of his ownership of Trust Preferred Securities, which are convertible into Ford common stock. In Mr. Manoogian’s case, he is deemed to be the beneficial owner of certain Trust Preferred Securities as a result of his being a trustee of a charitable foundation that owns the Trust Preferred Securities. Additionally, Mr. Manoogian pledged as security 200,000 shares of common stock held in a trust of which he is a trustee. Mr. Ford has pledged 2,199,501 shares of common stock.

(3)Pursuant to SEC filings, the Company was notified that as of December 31, 2008, the following entities had more than a 5% ownership interest of Ford common stock, or owned securities convertible into more than 5% ownership of Ford common stock, or owned a combination of Ford common stock and securities convertible into Ford common stock that could result in more than 5% ownership of Ford common stock: Bank of America Corporation, 100 North Tryon Street, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255, and certain affiliates, owned 332,320,307 shares of common stock (15.91%), including 315,505,881 shares deemed owned by Bank of America, N.A., by virtue of one of its affiliate’s status as investment manager under Ford’s 401(k) plans; and Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109, owned 125,037,926 shares of common stock (5.39%).

(4)In general, these are common stock units credited under a deferred compensation plan and payable in cash. For Alan Mulally, included are 200,000 Restricted Stock Units payable in cash that were granted to him under the 1998 Plan in connection with his appointment as President and CEO of Ford.

(5)As of February 1, 2009, the following persons owned more than 5% of the outstanding Class B Stock: Lynn F. Alandt, c/o Ford Estates, Detroit, Michigan, beneficially owned 7,294,064 shares (10.30%), Benson Ford, Jr., c/o Ford Estates, Detroit, Michigan, beneficially owned 4,055,739 shares (5.72%), Eleanor F. Sullivan, c/o Ford

Estates, Detroit, Michigan, beneficially owned 5,622,973 shares (7.94%), Josephine F. Ingle, c/o Ford Estates, Detroit, Michigan, beneficially owned 4,554,709 shares (6.43%), Alfred B. Ford, c/o Ford Estates, Detroit, Michigan, beneficially owned 3,566,801 shares (5.03%), William Clay Ford, c/o Ford Estates, Detroit, Michigan, beneficially owned 10,161,331 shares (14.34%) and Sheila F. Hamp, c/o Ford Estates, Detroit, Michigan, beneficially owned 3,703,330 (5.23%). In addition to the above, David M. Hempstead , c/o Ford Estates, Detroit, Michigan controlled 6,251,516 shares (8.82%) as trustee of various trusts. Mr. Hempstead disclaims beneficial ownership of these shares.

Of the outstanding Class B Stock, 52,016,831 shares are held in a voting trust of which Edsel B. Ford II, William Clay Ford, and William Clay Ford, Jr. are among the trustees. The trust requires the trustees to vote the shares as directed by a plurality of the shares in the trust.

Impact Resulting From Spin-off of Associates First Capital Corporation and Visteon Corporation and Implementation of the Value Enhancement Plan

The value of the Company’s common stock changed as a result of:

•	the spin-off of the Company’s interest in Associates First Capital Corporation on April 7, 1998;

•	the spin-off of the Company’s interest in Visteon Corporation on June 28, 2000; and

•	the Company’s recapitalization and merger (also known as the Value Enhancement Plan) on August 2, 2000.

To account for these changes in value, the following items held by officers or directors of the Company as of April 9, 1998, June 28, 2000 and August 2, 2000, respectively, were adjusted in each case to ensure that the aggregate value of the item before and after each of these events would be approximately equal: common stock units, deferred contingent credits, Performance Stock Rights, Restricted Stock Equivalents, and stock options. (References in this proxy statement to any of these items that were issued before August 2, 2000 are to the adjusted amounts.)

Section 16(a)
Beneficial Ownership Reporting Compliance

Based on Company records and other information, Ford believes that all SEC filing requirements applicable to its directors and executive officers were complied with for 2008 and prior years, except that, due to clerical oversight, Mark Fields had one late report of one transaction, Derrick M. Kuzak had one late report of one transaction, and Thomas K. Brown had one late report of a holding.

Director Compensation(1)

(a)	(b)	(c)	(d)	(e)
	Fees Earned or		All Other
	Paid in Cash(3)	Stock Awards(4)	Compensation(5)	Total
Name(2)	($)	($)	($)	($)
John R. H. Bond	83,333	0	196,510	279,843

Stephen G. Butler*	102,500	0	44,140	146,640

Kimberly A. Casiano*	100,000	0	57,597	157,597

Edsel B. Ford II*	100,000	499,996	18,350	618,346

Irvine O. Hockaday, Jr.*	105,000	0	42,415	147,415

Richard A. Manoogian*	102,500	0	29,927	132,427

Ellen R. Marram*	102,500	0	38,145	140,645

Homer A. Neal*	102,500	0	60,809	163,309

Jorma Ollila	83,333	0	51,640	134,973

Gerald L. Shaheen*	100,000	0	36,913	136,913

John L. Thornton*	100,000	0	54,728	154,728

* Indicates Current Directors

(1)Standard Compensation Arrangements

Fees.  On July 13, 2006, the Board of Directors voluntarily reduced Board fees payable to non-employee directors by half. Accordingly, the following fees were paid to non-employee directors during 2008:

Annual Board membership fee	$100,000
Annual Committee chair fee	$2,500
Annual Presiding Director fee	$5,000

For 2009, the Board voluntarily agreed to forgo the cash portion of the annual fees. Consequently, $60,000 (60% of the Annual Board membership fee) will be credited to the directors’ accounts under the Deferred Compensation Plan for Non-Employee Directors (see below). Directors will not receive any other cash payments relative to board fees during 2009.

Deferred Compensation Plan.  Under this plan, 60% of a director’s annual Board membership fee must be deferred in common stock units. Directors also can choose to have the payment of all or some of the remainder of their fees deferred in the form of cash and/or common stock units. Each common stock unit is equal in value to a share of common stock and is ultimately paid in cash. These common stock units generate Dividend Equivalents in the form of additional common stock units (if dividends are paid on common stock). These units are credited to the directors’ accounts on the date common stock cash dividends are paid. Any fees deferred in cash are held in the general funds of the Company. Interest on fees deferred in cash is credited semi-annually to the directors’ accounts at the then-current U.S. Treasury Bill rate plus 0.75%. In general, deferred amounts are not paid until after the director retires from the Board. The amounts are then paid, at the director’s option, either in a lump sum or in annual installments over a period of up to ten years.

Restricted Stock Plan.  Effective July 1, 2004, Ford amended the Restricted Stock Plan for Non-Employee Directors providing for its termination, except with respect to outstanding grants of restricted stock and stock equivalents. Each non-employee director who had served for six months received 3,496 shares of common stock subject to restrictions on sale. In general, the restrictions expire for 20% of the shares each year following the year of the grant. No new grants of restricted stock will be made under the plan.

Stock awards outstanding at December 31, 2008, for each of the directors listed above consisted of restricted shares of common stock issued under the Restricted Stock Plan for Non-Employee Directors, as follows: 700 shares each for Ms. Casiano, Mr. Ford, Mr. Hockaday, and Ms. Marram.

Insurance.  Ford provides non-employee directors with $200,000 of life insurance and $500,000 of accidental death or dismemberment coverage. Effective December 31, 2008, the Board amended this plan so that life insurance coverage ends for all currently retired directors and directors who retire in the future, except for those currently retired directors who had previously elected the reduction in life insurance and the $15,000 annuity discussed below, in which case only the annuity would continue. A director who retired from the Board after age 70 or, after age 55 with Board approval, and who had served for at least five years, may have elected to have the life insurance reduced to $100,000 and receive $15,000 a year for life. The accidental death or dismemberment coverage may, at the director’s expense, be supplemented up to an additional $500,000 and ends when the director retires from the Board.

Evaluation Vehicle Program.  We provide non-employee directors with the use of up to two Company vehicles free of charge. Directors are expected to provide evaluations of the vehicles to the Company.

(2)William Clay Ford, Jr., our Chairman of the Board, is not shown in the table above because he is employed as Executive Chairman of Ford and does not receive non-employee director compensation. Additionally, Mr. Ford is not identified as a Named Executive in the Summary Compensation Table on p. 47 because he did not meet the definition of a Named Executive under SEC rules.

(3)As indicated in footnote 1, under “Deferred Compensation Plan,” non-employee directors are required to defer at least 60% of their annual Board membership fee. The following summarizes director deferrals for 2008: Messrs. Butler, Ford and Manoogian, Ms. Casiano, Ms. Marram, and Dr. Neal: $60,000 each; Messrs. Shaheen and Thornton: $100,000 each; Mr. Hockaday: $82,500; Mr. Bond: $50,000; and Mr. Ollila: $83,333.

(4)The amount shown for Edsel B. Ford II reflects the expense recognized pursuant to FAS 123R due to grants of restricted shares of common stock awarded under the 1998 Plan and 2008 Plan pursuant to a January 1999 consulting agreement between the Company and Mr. Ford. The amount shown also reflects the grant date fair value calculated pursuant to FAS 123R of these awards. Under the agreement, the consulting fee is $125,000 per calendar quarter, payable in restricted shares of common stock. The restrictions on the shares lapse one year from the date of grant and are subject to the conditions of the 1998 Plan and 2008 Plan. Mr. Ford is available for consultation, representation, and other duties under the agreement. Additionally, the Company provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days’ notice.

(5)The following table summarizes the amounts shown in column (d).

All Other Compensation in 2008

		Perquisites/
		Evaluation	Tax	Life
	Fees(i)	Vehicles(ii)	Reimbursement	Insurance	Other(iii)	Total
Name	($)	($)	($)	($)	($)	($)
John R. H. Bond	187,500	8,813	0	160	37	196,510
Stephen G. Butler*		24,672	19,232	192	44	44,140
Kimberly A. Casiano*		33,356	24,005	192	44	57,597
Edsel B. Ford II*		18,114	0	192	44	18,350
Irvine O. Hockaday, Jr.*		25,610	16,569	192	44	42,415
Richard A. Manoogian*		16,908	12,783	192	44	29,927
Ellen R. Marram*		23,277	14,632	192	44	38,145
Homer A. Neal*	12,000	27,838	20,735	192	44	60,809
Jorma Ollila		33,552	17,891	160	37	51,640
Gerald L. Shaheen*		21,473	15,204	192	44	36,913
John L. Thornton*		31,361	23,131	192	44	54,728

*	Indicates Current Director

(i)The amount shown for Mr. Bond reflects fees paid pursuant to a consulting agreement with the Company dated September 13, 2006. Under the agreement, Mr. Bond served as a consultant and senior advisor to the Executive Chairman, working on financial and other matters. The consulting fee was $25,000 per day for actual days worked, payable in arrears. Total fees would not exceed $262,500 for any twelve month period, unless specifically agreed to by the Company and Mr. Bond. The agreement was terminated upon Mr. Bond’s resignation from the Board on October 17, 2008. During the term of the agreement, Ford reimbursed Mr. Bond for customary and reasonable business-related expenses, travel and lodging, consistent with Company policies. While the agreement was in effect, the Company provided Mr. Bond with an office and other incidental support in connection with the services provided under the agreement.

The amount shown for Dr. Neal reflects fees paid as a member of the board of managers of Ford Global Technologies, LLC, a wholly-owned entity that manages the Company’s intellectual property. As a non-employee director of such board, Dr. Neal receives the customary fees paid to non-employee directors. Currently, the fees are: Annual Fee: $10,000, Attendance Fee: $1,000 per meeting. Dr. Neal attended both meetings of the board of managers of Ford Global Technologies, LLC, during 2008.

(ii)All amounts shown in this column reflect the cost of evaluation vehicles provided to Directors (see footnote (1) above) and the actual cost incurred for birthday and Holiday gifts. We calculate the aggregate incremental costs of providing the evaluation vehicles by estimating the lease fee of a comparable vehicle under our Management Lease Program. The lease fee under that program takes into account the cost of using the vehicle, maintenance, license, title and registration fees, and insurance.

(iii)The amounts in this column reflect the cost of providing Accidental Death and Dismemberment insurance discussed in footnote (1) above.

Certain Relationships and Related Transactions

Since January 1993, Ford has had a consulting agreement with William Clay Ford. Under this agreement, Mr. Ford is available for consultation, representation, and other duties. For these services, Ford pays him $100,000 per year and provides facilities (including office space), an administrative assistant, and security arrangements. This agreement will continue until either party ends it with 30 days’ notice.

In February 2002, Ford entered into a Stadium Naming and License Agreement with The Detroit Lions, Inc., pursuant to which we acquired for $50 million, paid by us in 2002, the naming rights to a new domed stadium located in downtown Detroit at which the Lions began playing their home games during the 2002 National Football League season. We named the stadium “Ford Field.” The term of the naming rights agreement is 25 years, which commenced with the 2002 National Football League season. Benefits to Ford under the naming rights agreement include exclusive exterior entrance signage and predominant interior promotional signage. In June 2005, the naming rights agreement was amended to provide for expanded Ford exposure on and around the exterior of the stadium, including the rooftop, in exchange for approximately $6.65 million to be paid in varying installments over the next ten years, of which $564,933 was paid during 2008. Beginning in 2005, the Company also agreed to provide to the Lions, at no cost, eight new model year Ford, Lincoln or Mercury brand vehicles manufactured by Ford in North America for use by the management and staff of Ford Field and the Lions and to replace such vehicles in each second successive year, for the remainder of the naming rights agreement. We paid the cost of providing the vehicles for 2007 and 2008 in 2007 and, therefore, no cost was incurred for 2008. William Clay Ford is the majority owner of the Lions. In addition, William Clay Ford, Jr., is one of five minority owners and is a director and officer of the Lions.

Paul Alandt, Lynn F. Alandt’s husband, owns a Ford-franchised dealership and a Lincoln-Mercury-franchised dealership. In 2008, the dealerships paid Ford about $81.8 million for products and services in the ordinary course of business. In turn, Ford paid the dealerships about $17.5 million for services in the ordinary course of business. Also in 2008, Ford Motor Credit Company LLC, a wholly-owned entity of Ford, provided about $111 million of financing to the dealerships and paid $555,918 to them in the ordinary course of business. The dealerships paid Ford Credit about $107.9 million in the ordinary course of business. Additionally, in 2008 Ford Credit purchased retail installment sales contracts and Red Carpet Leases from the dealerships in amounts of about $11.6 million and $52.6 million, respectively.

Mr. Alandt also owns a Volvo franchised dealership. Volvo Cars is a wholly-owned entity of Ford. During 2008 the dealership paid Volvo Cars about $8.5 million for products and services in the ordinary course of business. In turn, Volvo Cars paid the dealership about $1.8 million for services in the ordinary course of business. Also in 2008, Ford Credit provided about $11.7 million of financing to the dealership and paid $12,893 to it in the ordinary course of business. The dealership paid Ford Credit about $12.5 million in the ordinary course of business. Additionally, in 2008 Ford Credit purchased retail installment sales contracts and retail leases from the dealership in amounts of $265,093 and about $1.9 million, respectively.

Edsel B. Ford II owns Pentastar Aviation, LLC, an aircraft charter, management, maintenance, and catering company. During 2008, the Company paid Pentastar, or its affiliates, $291,970 for services provided to the Company in the ordinary course of business.

In March 2001, Marketing Associates, LLC, an entity in which Edsel B. Ford II has a majority interest, acquired all of the assets of the Marketing Associates Division of Lason Systems, Inc. Before the acquisition, the Marketing Associates Division of Lason Systems, Inc. provided various marketing and related services to the Company and this continued following the acquisition. In 2008, the Company paid Marketing Associates, LLC approximately $26.8 million for marketing and related services provided in the ordinary course of business.

The spouse of Donat R. Leclair, our retired Chief Financial Officer, is an employee of the Company. During 2008, Mr. Leclair’s spouse received $411,157 in salary and equity-based compensation.

Pursuant to SEC filings, the Company was notified that as of December 31, 2008, Bank of America Corporation, 100 North Tryon, Floor 25, Bank of America Corporate Center, Charlotte, North Carolina 28255, and certain affiliates, owned approximately 15.91% of common stock (which includes shares deemed to be owned by virtue of an affiliate of Bank of America, N.A., status as investment manager under Ford’s 401(k) plans). During 2008, the Company paid Bank of America and certain of its affiliates approximately $29.4 million in the ordinary course of business. Additionally, the Company and its affiliates has approximately $1 billion of revolving credit facilities with Bank of America and its affiliates.

Pursuant to SEC filings, the Company was notified that as of December 31, 2008. Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109, owned approximately 5.39% of the Company’s common stock. During 2008, the Company paid Wellington Management Company approximately $3.6 million in the ordinary course of business.

Compensation Discussion and Analysis
Executive Summary

The compensation of our executive officers for 2008 was intended to focus executive performance on achieving important business objectives. Due in large part to the significant rise in gas prices in the first half of 2008, the continued worsening of the credit market crisis, and the resultant economic downturn, our 2008 performance against metrics for our performance-based programs fell short of many of our objectives for the year. This performance was reflected in the compensation received by the Named Executives. Despite the challenging environment, our executives, including the Named Executives, demonstrated exemplary leadership in driving achievement of 2008 objectives that were more directly within their control. For instance, we continued to make significant progress in our quality and cost performance and in implementing the “ONE Ford” plan.

Ford is acutely aware that current economic conditions have had a significant adverse impact on our shareholders, customers, dealers, employees, and other stakeholders. These conditions include plunging consumer confidence, a severe downturn in auto sales, a significant decrease in home values, and rising unemployment. In response to these developments, the Company and the Committee decided to take the following compensation actions in order to reduce costs and conserve cash:

•	Thirty-percent reduction in Mr. Mulally’s salary for 2009 and 2010.

•	Named Executives did not receive annual merit increases to salary in 2008.

•	No annual merit increases to salary for salaried employees, including the Named Executives, for 2009.

•	No payout under the Incentive Bonus Plan for 2008 or 2009 performance.

•	Suspension of Company matching contributions for employees who contribute to our 401(k) savings plans.

•	Elimination of cash portion of Board of Director annual fees.

We do not view these actions as merely symbolic but as a necessary step in the restructuring our business, in which our stakeholders also have been asked to participate.

The following discussion of our compensation philosophy and objectives provides you with the framework within which compensation programs were developed. The discussion of the Company’s compensation objectives and business strategy provides you with background of those areas that were determined to be important in moving the Company forward in its goal of accelerating our ONE Ford transformation.

A. Compensation Philosophy and Strategy Statements

Our Compensation Committee has adopted the following Philosophy Statement with respect to all salaried employees:

“Compensation and benefits programs are an important part of the Company’s employment relationship, which also includes challenging and rewarding work, growth and career development opportunities, and being part of a leading company with a diverse workforce and great products. Ford is a global company with consistent compensation and benefits practices that are affordable to the business.

Pay for performance is fundamental to our compensation philosophy. We reward individuals for performance and contributions to business success. Our compensation and benefits package in total will be competitive with leading companies in each country.”

In addition, the Committee has approved the following Strategy Statement:

“Compensation will be used to attract, retain, and motivate employees and to reward the achievement of business results through the delivery of competitive pay and incentive programs. Benefits provide employees with income security and protection from catastrophic loss. The Company will develop benefit programs that meet these objectives while minimizing its long-term liabilities.”

The Philosophy and Strategy Statements are reviewed by the Committee on a regular basis. In 2006, the Committee amended the Strategy Statement to include retention of employees as an objective to emphasize the importance of this goal as we execute our turnaround plan. Attraction and retention of talented executives has proven to be even more challenging as conditions in the economy and our industry have worsened. There were no changes to the Philosophy and Strategy Statements in 2008.

B. Compensation Objectives and Business Strategy

Consistent with the statements above, our compensation programs are designed to:

•	Drive accomplishment of strategic goals;

•	Link executives’ goals with your interests as shareholders, by tying a significant portion of their compensation opportunity to our stock;

•	Attract and retain talented leadership critical to implementing our turnaround plan and long-term success;

•	Reinforce accountability by tying a significant portion of executive compensation to Company performance; and

•	Provide for Committee discretion to reward individual accomplishments or performance.

As noted above, one of the primary objectives of our compensation program is to drive executive behavior to accomplish key strategic goals. The Compensation Committee, in consultation with the Executive Chairman, the President and Chief Executive Officer, and the Group Vice President — Human Resources and Corporate Services, determined that emphasizing certain metrics in performance-based incentive plans would best assist in our turnaround efforts.

Our President and Chief Executive Officer, Alan Mulally, further developed the Company’s strategic priorities under the heading of ONE Ford. ONE Ford provides a single definition of not only what we need to accomplish but how we need to deliver those accomplishments to achieve success globally. ONE Ford aligns our efforts toward a common definition of success, which includes One Team executing One Plan to deliver One Goal.

One Team means people working together as a lean, global enterprise for automotive leadership.

One Plan means to:

1. Aggressively restructure our business to operate profitably at current demand and changing model mix.

2. Accelerate the development of new products our customers want and value.

3. Finance our plan and improve our balance sheet.

4. Work together effectively as one team.

One Goal means an exciting, viable Ford delivering profitable growth for all.

Given these priorities, the Committee decided to emphasize global and business unit profitability, as well as total Automotive operating-related cash flow and cost performance metrics in our incentive plans for 2008. These metrics support the goals of aggressively restructuring our business to operate profitably, as well as financing our plan and improving our balance sheet. Additionally, the Committee emphasized quality and market share metrics in our incentive programs. These metrics support our goals of accelerating the development and introduction of new products our customers want and value. All of these objectives require effective teamwork in order to accomplish our goals.

As discussed in greater detail below, performance in these critical areas drove the compensation decisions related to performance-based Restricted Stock Units for Named Executives for 2008. For more detail on these metrics and how they were used in our incentive programs, refer to “Equity-Based Compensation — A. Annual Performance Unit and Stock Option Grants” and “C. Senior Executive Retention Program” on pp. 34-40.

How We Determine Compensation

With the above objectives and strategy in mind, the Compensation Committee determines compensation for our executives. Among the tools the Committee uses are competitive surveys, internal pay equity, and equity-value accumulation analyses, as well as recommendations from the Executive Chairman, the President and CEO, the Committee’s consultant, and our Human Resources department.

A.	Competitive Survey

In December 2008, the Committee reviewed a report on Ford’s compensation programs for executives. The Company utilized the Towers Perrin Executive Compensation Database as the data source for the Company’s analysis of executive compensation. The compensation data was collected during the second quarter of 2008 and, therefore, included bonuses paid in early 2008 for 2007 performance, as well as equity grants for 2008. The report discussed how our executive compensation program compared with those of peer companies on base salary, bonus, long-term incentives, and total direct compensation. Towers Perrin develops data using a survey of several leading companies that we have historically used as comparator companies, adding stability and reliability to the survey data over time. In addition to General Motors and Chrysler, the survey also included 20 leading companies in other industries:

3M	Boeing	Conoco Phillips	Hewlett-Packard
Alcoa	Caterpillar	Dow Chemical	IBM
Altria Group	Chevron	DuPont	Johnson & Johnson
AT&T	Citigroup	ExxonMobil	Merck
BP	Coca-Cola	General Electric	Proctor & Gamble

These companies were selected because, like Ford, they are generally Fortune 100 manufacturing companies with significant revenue (generally over $15 billion) and with global operations employing a large number of individuals in manufacturing, product engineering, and sales. Although many of these companies had more successful years than Ford and its competitors in 2007 and 2008, we believe the comparator group provides a good basis for assessment of our compensation programs. The market for executive talent is broad; to narrow the survey group to automotive-related companies or those whose recent performance matched Ford’s would be to ignore the fact that executives often move between industries. In addition, compensation data for many other automotive manufacturers is not readily available.

While the Committee uses the survey as a reference point, it is not, and was not in 2008, the sole determining factor in executive compensation decisions. The survey group data is used primarily to ensure that our executive compensation program as a whole is competitive when the Company achieves targeted performance levels. We generally seek to provide total compensation opportunities, which include salary, annual bonus and long-term incentives, at or around the survey group’s median total compensation. We do not establish rigid targets for total compensation, or any individual element of compensation, relative to the survey group. Rather, consistent with our compensation objectives discussed above, we incorporate flexibility into our compensation programs and in the executive assessment process to respond to, and adjust for, changes in the business/economic environment and individual accomplishments, performance, and circumstances.

Although we discuss how the total direct compensation of our Named Executives compares to that of the survey group, Messrs. Fields and Farley did not have exactly comparable positions within the survey group. The 2008 survey results indicated that the total direct compensation for our Named Executives as a group was about 19% above the median. This result was expected given that we met or exceeded most of our objectives for 2007 performance. In general, 2007 cash compensation for the Named Executives was significantly above the median of the survey group, and equity-based compensation was approximately at the median on average. The Committee noted that for 2006, total direct compensation was significantly below the median, which was consistent with our performance against objectives for that year. These results reinforce the Committee’s pay for performance compensation philosophy (see “A. Compensation Philosophy and Strategy Statements” on pp. 29-30).

An analysis of how each element of compensation listed below compared to the survey data for 2008, as well as how the factors described above, including the competitive survey data review, affected Named Executive compensation decisions during 2008, is included in the discussion of each element.

B. Internal Pay Equity and Equity-Value Accumulation Analyses

Each year, the Committee reviews all components of compensation, both recent historical and prospective, of our executive officers, including the Named Executives. This review includes data on salary, annual bonuses, and equity-based awards, as well as data on perquisites and other benefits, and is prepared by the Company’s Human Resources department. The Committee also takes into account relative pay considerations within the officer group and data covering individual performance. In general, this analysis did not result in any significant differences in awarding of compensation among Named Executives during 2008.

The Committee also considers analyses of the accumulation of the value of outstanding equity grants. For instance, the Committee reviewed the value of equity-based awards at certain price levels of Ford stock. This review also included data on the increase in shareholder value at these stock price levels. This allows the Committee to assess the reasonableness of equity-based awards in comparison to potential increases in the Company’s market value. In light of our stock price and our desire to conserve cash, the Committee believes our equity-based compensation programs are appropriate to motivate and retain executives.

C. Management Recommendations

The Committee considers recommendations from William Clay Ford, Jr., our Executive Chairman, Mr. Mulally, and the Group Vice President — Human Resources and Corporate Services, in developing compensation plans and evaluating performance of other executive officers. The Committee’s consultant also provides advice and analyses on the structure and level of executive compensation (see Compensation Committee Operations on pp. 19-20). As noted in the Executive Summary above, Mr. Mulally established the ONE Ford corporate priorities and, subsequently, our incentive plan metrics were developed in consultation with our Human Resources and Finance departments to support these priorities. In addition, these metrics and related targets were developed from our 2008 business plan. Final decisions on any major element of compensation, however, as well as total compensation for each executive officer, are made by the Compensation Committee.

Named Executive Officers

The Named Executives are:

•	Alan Mulally — President and Chief Executive Officer

•	Lewis W. K. Booth — Executive Vice President and Chief Financial Officer

•	Mark Fields — Executive Vice President and President — The Americas

•	James D. Farley — Group Vice President — Marketing and Communications

•	David G. Leitch — Group Vice President and General Counsel

•	Donat R. Leclair — Retired Executive Vice President and Chief Financial Officer

Elements of Compensation

The table below lists the elements of our total compensation program and why we provide these elements:

Elements of Compensation	Why We Pay
• Salaries	• attract, retain, and motivate executives

• provide income certainty

• Incentive Bonuses	• motivate executives to achieve key business priorities and objectives

• hold executives accountable for performance against targets

• Annual Performance Unit and Stock	• motivate executives to achieve key business priorities and objectives
Option Grants	• encourage executive stock ownership

• hold executives accountable for performance against targets

• focus executive behavior on Ford’s long-term success

• align executive interests with shareholder interests

• Perquisites and Other Benefits	• attract and retain executives

• enhance executive productivity

• support development of our products (evaluation vehicles)

• Retirement Plans	• provide income security for retirement

• retain executives

Each compensation element is supported by the philosophy, objectives, and strategy discussed in the Executive Summary on pp. 29-30. In addition, the Committee awards cash, stock options, restricted or unrestricted stock, and/or Restricted Stock Units to key executives when it deems it appropriate for promotion, retention, recognition, or incentive purposes. The special awards made during 2008, discussed in more detail below, were performance-based (see “Equity-based Compensation — C. Senior Executive Retention Program” on p. 40).

To achieve our objectives and to support our business strategy, compensation paid to our executives is structured to ensure that there is an appropriate balance among the various forms of compensation. The charts below show the various balances we achieved compared to the balances achieved by the survey group:

Ford	Comparator Group Median

As the charts indicate, cash compensation makes up a higher percentage of our executives’ compensation than that of the comparator group’s median. Furthermore, equity-based compensation makes up a lower percentage of our executives’ compensation than that of the comparator group. We believe this is reasonable and not unexpected given that we are in the midst of our turnaround plan and our recent stock price performance.

The Committee attempts to strike appropriate balances by analyzing the competitive market for executive talent, our business results and forecasts, and our key strategic goals for the year. The Committee emphasized the accomplishment of short-term goals to keep us on track on our restructuring plan. Given the persistent adverse economic conditions that occurred during 2008, we accelerated our turnaround plans. Despite these efforts, we were forced to adjust our goal to return to North American Automotive Operations profitability to 2011. Although the Committee emphasized achievement of short-term objectives, our equity-based incentive programs were also designed with restriction periods in order to continue to focus executive behavior on our longer-term interests and align their interests with yours (see “Equity-Based Compensation” on pp. 34-41).

Annual Compensation

Annual compensation for our executives includes salary and incentive bonus, if earned, paid in cash.

A. Salaries

Salaries are an essential component of a compensation package that helps attract, retain, and motivate performance. When considering increases to base salaries, the Compensation Committee takes into account the following factors:

•	the individual’s job duties, performance, and achievements;

•	similar positions of responsibility within the Company (internal pay equity);

•	job tenure, time since last salary increase, retention concerns, and critical skills; and

•	level of pay compared to comparable positions at companies in the survey group.

The Compensation Committee reviews salaries of the Named Executives annually and at the time of a promotion or other major change in responsibilities. Mr. Booth received a 14% salary increase upon his election as our Chief Financial Officer. As part of our objective to control costs, we did not grant annual merit increases to salaries for any of the Named Executives in 2008.

Throughout 2008 the salaries for the Named Executives were above the median of the survey group. We believe that paying base salaries at the high end of the competitive survey is appropriate to retain executives throughout the business cycle because total compensation may be much lower than competitive levels while we restructure (see “How We Determine Compensation — A. Competitive Survey” on pp. 31-32). The relative salary level is also explained by the fact that Ford is in general larger and more complex than many of the companies in the group.

B. Incentive Bonuses

As noted above, in response to adverse economic conditions and in order to conserve cash and reduce expense, management recommended and the Committee decided that no payout would be made in March 2009 under the Incentive Bonus Plan for the 2008 performance period. Although performance to metrics would have resulted in a modest payout, the Committee determined that the business need to conserve cash outweighed other considerations.

The metrics, weightings, and performance targets used for the 2008 Incentive Bonus Plan are identical to those used for the 2008 Performance Unit program (see “Equity-Based Compensation — A. Annual Performance Unit and Stock Option Grants” on pp. 35-39). For a discussion of the threshold, target, and maximum payouts for the Named Executives for the Incentive Bonus Plan for the 2008 performance period, see the Grants of Plan-Based Awards in 2008 Table and footnote 1 on p. 50.

Equity-Based Compensation

Our equity-based incentive awards are tied to our performance and the future value of our common stock. These awards are intended to focus executive behavior on our longer-term interests, because today’s business decisions affect Ford over a number of years. For 2008, our equity-based compensation consisted of new grants of Performance Units and stock options, payouts from past Performance Stock Rights grants, and retention grants to certain Named Executives, as explained in more detail below.

As discussed above, the competitive survey indicates that equity-based compensation for the Named Executives is approximately at the median of the comparator group on average. For Mr. Mulally, the survey showed that his total equity-based compensation was 14% above the median of the survey group. For the other Named Executives, the survey showed that total equity-based compensation was approximately at the median of the comparator group on average. This reinforces our desire to, on average, pay at or near the median of equity compensation compared to the survey group.

A. Annual Performance Unit and Stock Option Grants

In 2008, the Committee continued the equity-based incentive program for the Named Executives by deciding to grant only two types of equity-based compensation, as was done in 2007: stock options and Performance Units (see Grants of Plan-Based Awards in 2008 Table and related footnotes on pp. 50-51). The Committee decided that eliminating new grants of Performance Stock Rights (last granted in 2006) removed a level of complexity from the annual equity grant process. Because the Committee desired to place equal weight on the two types of equity-based compensation granted, the Committee awarded 50% of the value of each executive’s annual equity award in stock options and 50% in Performance Units.

In general, the total value of these grants in 2008 was determined based on the following considerations:

•	job responsibilities and expected role in our long-term performance;

•	retention needs;

•	historical share allocations;

•	the value of equity-based grants granted to the executive in the prior year; and

•	the total number of equity-based grants awarded to our employees.

The stock options vest over three years, have a ten-year term, and function as our longest-term incentive. The Committee believes this focuses executive behavior and decision making on our long-term interests and aligns the interests of our executives with those of our shareholders. The Performance Units are awarded based on a one-year performance period, but are paid out in service-based Restricted Stock Units, which add an additional two-year retention element. In granting the Performance Units, the Committee chose a one-year performance period in order to focus executive behavior on achieving key short-term business objectives, similar to the Incentive Bonus Plan. The two-year restriction period, however, adds an intermediate element that serves to retain executives and focus their behavior beyond the initial one-year performance period. In addition, because executive decisions regarding product development, marketing, sales, etc., can affect our performance over several years, the Committee believes that it is important to structure equity-based awards so that executives will focus on the long-term consequences of their decisions. This also further aligns executive interests with your interests as shareholders.

The target awards for 2008 Performance Unit grants for the Named Executives are shown in column (h) of the Grants of Plan-Based Awards Table in 2008 on p. 50. These amounts represent the maximum award opportunity. Payouts could range from 0% to 100% of the target award depending on performance. The Committee could decrease, but not increase, an award for Named Executives.

In 2008, for Named Executives whose primary responsibilities involved a particular business unit, the Committee set a formula that was based on metrics that took into account Company and relevant business unit performance as follows:

•	total company pre-tax profits;

•	total Automotive operating-related cash flow;*

•	relevant business unit pre-tax profits;

•	relevant business unit cost performance;

•	relevant business unit market share; and

•	relevant business unit quality.

The Committee determined that this structure best took into account Company as well as individual performance for those Named Executives responsible for specific business units.

Those Named Executives whose duties are of a global nature were placed in the “Corporate” business unit. For these executives, the performance metrics used for 2008 were the following:

•	total company pre-tax profits;

•	total Automotive operating-related cash flow;*

•	total cost performance;

•	a weighted average of all business unit market share performance; and

•	a weighted average of all business unit quality metrics.

The Committee chose these metrics because they supported our key 2008 objectives identified as top priorities for the year (see “Executive Summary” on pp. 29-30). The formula has a sliding scale, based on various levels of achievement for each metric. If certain performance levels are not met for all metrics, the payout would be zero.

*We define total Automotive operating-related cash flow as automotive pre-tax profits (excluding special items as detailed in Ford’s Annual Report on Form 10-K for the year ended December 31, 2008) adjusted for the following:

•	less: capital spending (additional cash outflow);

•	add back: depreciation and amortization (non-cash expense);

•	add/deduct: changes in receivables, inventory, and trade payables; and

•	other — primarily expense and timing differences.

The following are excluded in the total Automotive operating-related cash flow:

•	pension plan contributions;

•	long-term VEBA contributions;

•	employee separation payments; and

•	tax refunds.

The Named Executives who participated in the 2008 Performance Unit program and their respective business unit are as follows:

Named Executive	Business Unit

Alan Mulally	Corporate
Lewis W. K. Booth†	Corporate (17%) — Ford of Europe (41.5%) — Volvo (41.5%)
Mark Fields	The Americas
James D. Farley	Corporate
David G. Leitch	Corporate
Donat R. Leclair	Corporate

†	For the 2008 performance period, Mr. Booth was the Executive Vice President — Ford of Europe and Volvo from January 1 until his election as Chief Financial Officer on November 1. Consequently, his performance is pro rated among the business unit performances for the amount of time he spent during the year assigned to such business units.

For the business units in which Named Executives participated, the following table shows the performance metric, weighting, and the target for each metric.

2008 Performance Unit Metrics, Weightings, and Targets

Performance Metric	% Weighting	2008 Target
Global PBT* ($ Millions)		$(400)
Corporate	55%
The Americas	40%
Ford of Europe	40%
Volvo	40%

Business Unit PBT*
Corporate	N/A	N/A
The Americas ($ Millions)	15%	$386
Ford of Europe ($ Millions)	15%	$1,543
Volvo ($ Millions)	15%	$(12)

Total Automotive Operating-Related Cash Flow*
($ Billions)	20%	$(6.15)

Cost Performance*	8.33%
Corporate ($ Millions)		$2,525
The Americas ($ Millions)		$2,461
Ford of Europe ($ Millions)		$(179)
Volvo ($ Millions)		$168

Market Share	8.33%
Corporate		****
The Americas**		**
Ford of Europe		8.7%
Volvo		0.655%

Quality ***	8.33%
Corporate
Things-Gone-Wrong% YOY Improvement (50)%		****
Warranty Spending% YOY Improvement (50)%		****
The Americas
Things-Gone-Wrong% YOY Improvement (50)%		13.9%
Warranty Spending% YOY Improvement (50)%		0.0%
Ford of Europe
Things-Gone-Wrong% YOY Improvement (50)%		2.7%
Warranty Spending% YOY Improvement (50)%		6.8%
Volvo
Things-Gone-Wrong% YOY Improvement (50)%		12.6%
Warranty Spending% YOY Improvement (50)%		(14.0)%

*	Excludes special items as detailed in Ford’s Annual Report on Form 10-K for the year ended December 31, 2008.

**	The Market Share metric for the Americas was comprised of the following targets: US (Retail as a percentage of Retail) 13.1%; Canada (Retail & Fleet) 13.8%; Mexico (Retail & Fleet) 12.1%; and South America (Retail & Fleet) 11.5%. The Committee focused the US Market Share metric on the retail percent of the overall retail market because (i) it was considered the best measurement of the acceptance of our products by US consumers and (ii) our decision to de-emphasize fleet sales in the US. The weightings for each region within the Americas business unit were based on the planned net revenues of the relevant region. The weightings were as follows: US — 70.18%; Canada — 7.19%; Mexico — 5.15%; and South America — 17.48%.

***	The Quality metrics for the relevant business units were developed from our Warranty Spending data and industry survey data that measured Things-Gone-Wrong. To better understand the Quality metrics, we show the targets as the year-over-year improvement to be achieved. The actual targets for the Things-Gone-Wrong metrics were the number of Things-Gone-Wrong for each relevant business unit and, in some cases, sub-business units. The Warranty Spending targets had a similar design. Because showing the actual metrics would be unwieldy and not enhance your understanding of the target to be achieved, we have translated the Things-Gone-Wrong and Warranty Spending targets into year-over-year improvement targets for each relevant business unit.

****	The Corporate business unit did not have a formal target for the Market Share and Quality metrics. Instead, performance for the Corporate Market Share and Quality metrics was a weighted average of the other business units’ market share and quality performance. The weightings for Corporate Market Share and Quality metrics were as follows: The Americas — 56.6%; Ford of Europe — 26.2%; Volvo — 11.7%; and Asia Pacific and Africa — 5.5%. These weightings were based on the planned net revenues of the relevant business units for 2008.

The table below shows the performance results for each metric for each business unit and the total performance results against the metrics for 2008. The Committee reviewed Ford’s performance for 2008 against the goals. Based on this performance, the Committee determined the percentage of each of the six performance goals achieved and the percent of the target award earned for each business unit in which a Named Executive participated (see column (h) of Grants of Plan-Based Awards in 2008 Table and footnote 2 on pp. 50-51 ).

2008 Performance Unit Performance Results
(% of Target Achieved)

							Performance Results
Business	Global	Business	Total Auto.	Cost	Market		(Total % of
Unit	PBT	Unit PBT	Op.-Rel. Cash Flow	Performance	Share	Quality*	Target Achieved)
Corporate	0%	N/A	0%	100%	19%	65%	15%
The Americas	0%	0%	0%	100%	5%	61%	14%
Europe	0%	0%	0%	100%	62%	65%	19%
Volvo	0%	0%	0%	100%	0%	71%	14%

*The Performance Results column for the Quality metric shows the combined percent achieved for the Things-Gone-Wrong target and Warranty Spending target, weighted equally as shown in the 2008 Performance Unit Metrics, Weightings, and Targets table on p. 37.

In its discretion, the Committee determined not to reduce payouts and granted Final Awards Restricted Stock Units based on the percentage earned for each business unit indicated in the far right hand column of the above table. The Committee made this decision for the following reasons: (i) reward the Named Executives for the progress made, particularly for the Cost Performance and Quality metrics; (ii) Final Awards of Restricted Stock Units do not have an adverse impact on our cash flow in the current period; (iii) the two-year restriction period of the Restricted Stock

Units serves as a retention tool; (iv) the two-year restriction period focuses executive behavior on our longer-term interests; and (v) Final Awards of Restricted Stock Units align executive interests with yours.

B. Performance Stock Rights

Final Awards for the 2006-2008 Performance Period

In March 2006, the Committee granted Performance Stock Rights to Messrs. Booth, Fields, Leitch, and Leclair, as well as certain other top executives (Messrs. Mulally and Farley were not employees at the time of these grants and thus did not participate in this program). These Performance Stock Rights covered the performance period 2006-2008 and paid Dividend Equivalents in cash (if we paid dividends on our common stock) based on 100% of the targeted payout. The target payouts were primarily determined by considering executives’ job responsibilities at the time of the grant and their expected future contributions. Final Awards of common stock could range from 0% to 150% of the targeted payout. The targets for the participating Named Executives are shown below:

Named Executive	100% Target Performance Stock Rights

Lewis W. K. Booth	60,000
Mark Fields	90,000
David G. Leitch	20,000
Donat R. Leclair	90,000

In 2006, the Committee decided that the metrics and weightings shown below supported Ford’s business strategy at that time of improving market share, customer satisfaction, and cost efficiency, as well as focusing on shareholder returns. While these objectives continue to be important, the Committee has shifted emphasis to other goals (see “Executive Summary” on pp. 29-31). As stated in the introduction to “Equity-Based Compensation,” the Committee decided that the 2006-2008 performance period would be the final grant of Performance Stock Rights (see pp. 34-35). The following table shows the metrics, weightings, target goals, and the performance results.

2006-2008 Performance Stock Rights
(Target Goals and Performance Results)

	2006-2008 Target	Performance Results
Metrics (% weighting)	(to earn 100% of Target)	(% of Target Achieved)
Total Shareholder Returns of Ford Compared with Total Shareholder Returns of other S&P 500 Companies (20%)	45th -- 54th Percentile	0%

Total Cost Performance (20%)	$5.1 Billion Cost	150%
	Improvement during Period

Global Market Share (20%)	11%	0%

Customer Satisfaction — TGW/1000 (3MIS)* (20%)
U.S. (70% weight)	1,200	64%
Europe (30% weight)	1,736	125%

Customer Satisfaction — Launch* (20%)
Customer Satisfaction Survey	72%	123%
Results (50%)
Things-Gone-Wrong Survey	1,602	133%
Results (50%)

*Things-Gone-Wrong Per 1000 (TGW/1000) at Three Months-In-Service is a unit of measure for reporting and trending customer vehicle concerns after three months of ownership. TGW represents customer-perceived product defects and its greatest value is as a diagnostic aid. TGW data are used in relative terms to track customer reported troubles over time. The data cannot be used as absolute indicators of trouble frequency, since not all owners are able to discern the nature of specific troubles accurately. It is important to note that a higher TGW provides more diagnostic feedback and does not necessarily imply lower quality. Consequently, TGW is not the sole measure of quality and, thus, we also use the Customer Satisfaction Survey to provide additional feedback regarding the quality of our vehicles.

Based on this performance, the formula produced awards of 72% of the shares covered by the Performance Stock Rights for Messrs. Booth, Fields, Leitch, and Leclair. The 2008 Final Awards of common stock relating to Performance Stock Rights for the 2006-2008 performance period were paid out in March 2009. The Committee in its discretion determined not to reduce the payouts because the formula inherently took into account the level of performance achieved.

C. Senior Executive Retention Program

In response to Mr. Mulally’s strategic priority of working together effectively as one team working toward one goal, the Committee decided to settle an equity incentive program initiated for certain executives in March 2006. The consideration for settling the program was a cash payment made to participants based on actual and expected achievement of certain goals during the 2006-2008 performance period. Payments made to Messrs. Booth, Fields, and Leclair are shown in column (g) of the Summary Compensation Table on p. 47 for 2006 compensation and further explained in footnote 3 on p. 48.

To continue to provide a powerful retention element and incentive to work together effectively as one team to accomplish key initiatives, the Committee decided to grant to certain senior executives, including Messrs. Booth, Fields, Leitch and Leclair, additional stock options as well as Performance Units in March 2007. The award opportunity for each participant was valued at eight times base salary and reinforces the importance of accomplishing our key strategic goals. In addition, the Committee believes an opportunity of this size will serve as a strong retention incentive for key executives that have been identified as critical in implementing our turnaround. The retention of key executives who are tasked with leading our drive to ONE Ford is extremely important.

We reduced the award opportunity for Messrs. Booth, Fields, and Leclair by the amount of their cash payout for the settled program referred to above. The value of the net amount of the award opportunity was delivered 50% in stock options and 50% in Performance Units, consistent with the mix of the annual equity grant. See footnote 2 of the Grants of Plan-Based Awards in 2008 Table on pp. 50-51 for a description of the terms and conditions of the Performance Unit portion of this award opportunity.

For the performance against the 2008 target goals, refer to the “2008 Performance Unit Performance Results” Table on p. 38. The extent to which Restricted Stock Units were earned and paid out for each business unit is indicated in the far right hand column of the above referenced table.

D. Timing of Awards

Annual grants of equity awards are typically determined at a February Compensation Committee meeting. At that time, data for previous performance periods are available to determine the amount of the Final Awards. The Committee also decides the effective date of the annual equity-based grants of options and Performance Units. Due to administrative complexity relating to valuation and notification, the Committee approved the annual 2009 equity-based Final Awards and grants on February 25, 2009, and the Board approved an effective date of March 11, 2009. A similar practice was also followed for the 2008 annual equity-based Final Awards and grants. The release of earnings information for the prior fiscal year is sufficiently in advance of the annual grant date for the public to be aware of the information.

The Committee does not time equity grant dates to affect the value of compensation either positively or negatively. Executive officers did not play a role in the selection of the grant dates. Special grants, whether approved by the Compensation Committee for officers or the Long-Term Incentive Compensation Award Committee for non-officers, are effective either on a specified future date (e.g., a date that coincides with a promotion or hiring date, or quarterly grant date), or the date of approval. In the case of an approval by written consent, the grant date cannot be earlier than the date when the Committee member approvals have been obtained. See Corporate Governance — Compensation Committee Operations at pp. 19-20 for more information on the Long-Term Incentive Compensation Award Committee.

E. Stock Option Exercise Price Determination

Under the 1998 Long-Term Incentive Plan, the terms of which were approved by our shareholderes, the exercise price of options is the average of the high and low trading prices of our common stock traded on the NYSE on the effective date of the grant. For exercise prices of the 2008 option grants, see column (l) of the Grants of Plan-Based Awards in 2008 Table on p. 50. Under the 2008 Long-Term Incentive Plan, the terms of which were approved by you at the 2008 Annual Meeting, the exercise price of options will be the closing price on the date of grant. The Committee decided to use the closing price as the fair market value for option grants to reduce complexity and because it is more in line with SEC disclosure requirements.

Stock Ownership Goals

In 1994, the Compensation Committee created stock ownership goals for executives at or above the Vice President level to further align the interests of the executives with those of shareholders. The following table shows the officer level and respective ownership goal.

Ownership Goal
Officer Level	(% of salary)

Vice Presidents and Senior Vice Presidents	100%
Group Vice Presidents	200%
Executive Vice Presidents	300%
Executive Chairman and President & CEO	500%

Executives have five years from taking their position to achieve their goal.

We review progress toward achievement of the ownership goals periodically. All forms of stock ownership — including directly and indirectly owned shares of common stock, final awards of stock equivalents or restricted stock units, and units that are based on common stock — count toward the goal. As of December 31, 2008, all of the Named Executives are still within the five year period to achieve their goals.

Compensation Programs for 2009

As noted in the “Executive Summary” on p. 29, we took several compensation actions in 2008 and for 2009 in response to the economic environment. The Committee decided that an incentive equity award was appropriate for certain executives in order to further tie compensation to accomplishment of our restructuring plan. Consequently, in addition to the annual grants of stock options and Performance-based Restricted Stock Units, the Committee decided to grant certain officers, including Messrs. Mulally and Farley, incentive equity-based grants in March 2009. Messrs. Booth, Fields, and Leitch did not participate in the March 2009 incentive grants because of their participation in the Senior Executive Retention Program (see p. 40). For Mr. Mulally, he received a grant of Performance-based Restricted Stock Units that have a two year performance period. The performance metric is an acceleration of the ONE Ford plan to restructure our business as measured by a reduction in global Ford brand platforms in 2009 and 2010. This is foundational to the development of global powertrain architectures and reduction in nameplates, while improving the Company’s cost performance and investment efficiency.

After the performance period, the Committee will determine the level of achievement against the metric. A Final Award, if any, will consist of unrestricted common stock. Dividend equivalents will not be paid or accrued during the performance period.

Similar to other officers who participated in the March 2009 incentive grant, Mr. Farley received a grant of time-based Restricted Stock Units. The Restricted Stock Units will have a two year vesting period. The Committee determined that a time-based Restricted Stock Unit grant was appropriate because it aligned executive interests with yours and serves as an incentive to drive performance over the next two years in returning the Company to automotive profitability in 2011.

Retirement Plans

In general, we believe that the retirement plans described below serve several worthwhile business purposes, including attracting and retaining top leadership talent. In addition, they provide income security to long serving executives, and provide flexibility to us in transferring executives among our operations. We believe these programs to be reasonable and appropriate in light of competitive practices and our executives’ total compensation program. The competitive survey showed that the Pre-2004 Plans discussed below are competitive with the median retirement plans of the comparator group. The Post-January 1, 2004 Plans, however, are significantly under competitive when compared to the survey’s comparator group. As explained below, we adopted the Ford Retirement Plan for employees hired or re-hired by Ford on or after January 1, 2004, in order to reduce balance sheet volatility. For additional information, see the Pension Benefits in 2008 Table on p. 56 and Potential Payments Upon Termination or Change of Control on pp. 59-65.

A. Pre-2004 Plans

Our General Retirement Plan (“GRP”) provides a tax-qualified benefit for each year of non-contributory participation by employees in the United States hired before January 1, 2004, and added benefits for those who make contributions. We also have two other non-qualified retirement plans for certain employees: the Supplemental Executive Retirement Plan (“SERP”) that provides a supplemental monthly benefit calculated on a percentage of Final Average Pay (0.2%-0.9% depending on executive position) and service, and the Benefit Equalization Plan (“GRP-BEP”). Under the GRP-BEP, eligible employees receive benefits substantially equal to those they could have received under the GRP but were not able to because of Internal Revenue Code limitations. Messrs. Booth, Fields, and Leclair are eligible for benefits under the GRP, SERP, and GRP-BEP.

Certain eligible executives who separate from employment after age 55 (age 52 if retiring under our Select Retirement Plan (“SRP”)) and prior to age 65 may be eligible for monthly benefits under our Executive Separation Allowance Plan (“ESAP”) that provides a percentage of salary, based on age and service, at time of separation until age 65. The SRP is a voluntary retirement program offered from time-to-time for select U.S. management employees. In 2006 the Committee requested that its consultant, Semler Brossy Consulting Group, LLC, and the Company jointly conduct a review of the SRP as a severance vehicle. The review compared present values of the SRP benefit with traditional severance packages, examined potential changes, and considered benefits to the Company and to executives. The Committee reviewed the report and concluded that the SRP should remain in its current form to facilitate the reduction in work force then being undertaken by the Company and to provide flexibility to accommodate any future reductions. Mr. Leclair retired effective November 1, 2008. The Committee approved his retirement arrangement, which included benefits under the ESAP, SERP, and SRP (see Pension Benefits in 2008 Table on p. 56 and Potential Payments Upon Termination or Change of Control — Donat R. Leclair on p. 65).

Benefits under SERP, SRP, ESAP, and GRP-BEP are not funded. In addition, in accordance with Code Section 409A, benefits that accrued or vested on or after January 1, 2005 under these plans may not be paid to certain key executives until at least six months following their separation from employment.

B. Post-January 1, 2004 Plan

Ford has a different tax qualified retirement plan, the Ford Retirement Plan (“FRP”), for salaried employees hired or rehired on or after January 1, 2004 in the U.S. As mentioned above, the FRP was adopted in order to provide us with more predictable retirement benefit costs and reduced financial statement volatility. These goals are achieved through a stable contribution schedule and the transfer of financial and demographic risks from us to plan participants while still providing employees with the opportunity for adequate income in retirement. Employees who participate in this plan, including Messrs. Mulally, Farley and Leitch, are not eligible to participate in the GRP (with respect to future service) GRP-BEP, SERP, or ESAP.

Deferred Compensation Plan

Under our Deferred Compensation Plan, certain salaried employees may defer up to 50% of base salary and up to 100% of awards under the Incentive Bonus Plan and certain other awards. This unfunded plan provides the opportunity to save for the future while postponing payment of income taxes on the deferred compensation. For more information on the Deferred Compensation Plan, see the Nonqualified Deferred Compensation in 2008 Table and related footnotes on pp. 58-59.

Perquisites and Other Benefits

We provided certain perquisites and other benefits to senior management in 2008, the most significant of which are summarized below. The Committee periodically reviews our policies on officer perquisites.

Company Aircraft:  During most of 2008, Mr. Mulally was required to use our aircraft for all business and personal air travel for security reasons. Mr. Mulally’s family and, persons authorized by him, were allowed to accompany him on our aircraft. In addition, in order to ease the burden of Mr. Mulally moving to Southeast Michigan and away from his family in Seattle, Washington, the Compensation Committee clarified that his arrangement covers travel by his family (and accompanying authorized persons) on Company aircraft at Company expense, at his request. Except for the Executive Chairman, no other executive was permitted to use our aircraft for personal reasons.

In December 2008, we closed our Air Transportation operation and are in the process of selling our corporate aircraft. Company policy does not allow Mr. Mulally to fly commercially due to security concerns. The Company will pay the charter costs of Mr. Mulally’s use of private aircraft for his business and personal travel. Mr. Mulally’s family will be allowed to accompany him on trips when he travels on private aircraft. In addition, the Company will pay the cost of coach-class commercial aircraft flights for his family when their travel is at his request.

Requiring Mr. Mulally to use Company or private aircraft for all travel provides several benefits to Ford. First, the policy is intended to ensure the personal safety of Mr. Mulally, who maintains a significant public role as CEO of Ford. Second, use of private aircraft ensures his availability and maximizes the time available for Ford business.

In addition, for retention purposes the Company pays the costs, including first class commercial airfare, for personal travel for Mr. Fields to and from his home in Florida. The Company continues to provide tax relief as a result of the imputed income associated with Mr. Fields’ arrangement.

Evaluation Vehicle Program:  We maintain a program that provides our officers with the use of two Company vehicles free of charge. This program requires officers to provide written evaluations on a variety of our vehicles, providing important feedback on the design and quality of our products. Most officers must rotate their vehicle choices among our different vehicle brands based on a predetermined schedule. Those officers whose responsibilities are focused on a particular vehicle brand are required to drive vehicles related to that brand. For the Named Executives, such cost, including related fuel, is included in column (i) of the Summary Compensation Table on p. 47.

Other Services:  For certain executive officers, including the Named Executives, we provide a home security evaluation and security system. The cost of the evaluation and system is included in column (i) of the Summary Compensation Table on p. 47. We also provide an allowance to senior managers for financial counseling services and estate planning. We pay for approximately 75% of the cost of this service up to $7,500 and it is reflected in column (i) of the Summary Compensation Table on p. 47. The safety and security (personal and financial) of our executives is critically important. We believe the benefits of providing these programs outweigh the relatively minor costs associated with them.

Alan Mulally

Effective September 1, 2006, we entered into an agreement with Mr. Mulally relating to his hiring as President and Chief Executive Officer. That agreement contained a “change in control” provision that provides that if we terminate Mr. Mulally’s employment for reasons other than for cause during the first five years of his employment or if there is a change in control of the Company during the first five years of his employment and he terminates his employment for good reason, he will receive certain payments and benefits (see Potential Payments Upon Termination or Change in Control — Alan Mulally on pp. 60-61). If Mr. Mulally leaves us pursuant to these arrangements, he may not work for a competitor for five years after the date of his termination. Mr. Mulally will not be entitled to any severance payment if he is terminated for cause.

The Committee believes these termination provisions are reasonable. The sunset provision of five years is an appropriate length of time to compensate Mr. Mulally to leave his prior position and assume a leadership role with a company in the midst of a turnaround. The non-compete clause also protects the Company from competitive harm should Mr. Mulally separate from Ford under these conditions. In addition, under a change in control scenario, Mr. Mulally’s employment either must be terminated or he must terminate his employment for “good reason” in order to receive the termination benefits.

Mr. Mulally also was granted the option to live in temporary housing near the Company’s headquarters for the first two years of employment at Company expense. In September 2008, the Committee decided to continue this arrangement indefinitely. The Committee believes the arrangement is beneficial to Mr. Mulally and the Company by allowing him to continue to focus on our turnaround efforts. The cost of this benefit is included in column (i) of the Summary Compensation Table on p. 47. He is eligible for relocation assistance pursuant to our relocation program if he chooses to relocate his household.

James D. Farley

In October 2007, we entered into an agreement with Mr. Farley relating to his joining Ford as Group Vice President, Chief Marketing and Communications Officer. Among other provisions, the agreement provided for Mr. Farley’s annual salary (see column (c) of the Summary Compensation Table on p. 47), guaranteed bonuses based on his Incentive Bonus targets paid in 2008 and 2009 (see column (d) of the Summary Compensation Table on p. 47), relocation assistance (see column (i) of the Summary Compensation Table on p. 47), certain retirement benefits, and a severance arrangement (see Potential Payments Upon Termination or Change of Control — James D. Farley on p. 64).

The severance provision provides that in the event Mr. Farley’s employment is terminated for any reason other than for cause during the first two years of his employment, he is entitled to two years base salary plus the equivalent of two years of his Incentive Bonus target. Mr. Farley would be prohibited from working for a competitor of Ford for two years after his employment is terminated.

Under the terms of the employment agreement, Mr. Farley participates in the Ford Retirement Plan and, in consideration of the retirement benefits Mr. Farley forfeited with his prior employer, we agreed to provide him a series of lump-sum payments designed to make-up the forfeited amounts. The lump-sum amounts will be determined as follows, less any retirement benefit otherwise payable from his prior employer or from Ford:

•	Two identical lump-sum amounts, while on the active employment roll, payable on the 1st of the month Mr. Farley becomes age 50 and age 55, designed to provide equivalent value as if he met his prior employer’s eligibility requirements for early retirement; and

•	Additional lump-sum amounts, while on the active employment roll, payable on the 1st of the month Mr. Farley becomes age 58, 60, and 62, designed to provide the additional years of benefit accrual he forfeited as an early retiree under his prior employer’s retirement plans.

The Committee approved the compensation arrangements in order to persuade Mr. Farley to join Ford from his previous position at Toyota. The Committee believes these compensation terms, which provided upfront cash and equity incentives, as well as recognition of Mr. Farley foregoing certain retirement benefits, were reasonable given Mr. Farley’s experience and success at his prior employer. The severance terms are reasonable in amounts and duration and appropriately protect Mr. Farley’s interests in joining a company in the midst of a turnaround and our interests in protecting the Company should we terminate his employment.

David G. Leitch

In March 2005, we entered into an agreement with Mr. Leitch relating to his joining Ford as Senior Vice President and General Counsel. Among other provisions, the agreement provided for certain retirement benefits (see Potential Payments Upon Termination or Change of Control — David G. Leitch on p. 63) and an initial grant of stock options and restricted stock equivalents (see Outstanding Equity Awards at 2008 Fiscal Year-End on p. 52 and Option Exercises and Stock Vested in 2008 Table on p. 55).

Under the terms of the employment agreement, Mr. Leitch participates in the Ford Retirement Plan. In addition, if Mr. Leitch’s employment is terminated following ten years’ employment, he will receive a supplemental lump sum payment equal to the amount contributed by Ford into the Benefit Equalization Plan related to the Ford Retirement Plan. Furthermore, if Mr. Leitch dies or becomes totally and permanently disabled prior to completion of ten years’ employment, he or his estate will receive a lump sum payment equal to the amount contributed by Ford into the Benefit Equalization Plan related to the Ford Retirement Plan prorated for the time he was an active employee.

The Committee believed these arrangements were reasonable and appropriate to attract someone of Mr. Leitch’s experience and credentials to lead our legal team. The equity-based compensation provided appropriate incentives, while the cash compensation was commensurate with the competitive market for the position of general counsel at leading companies at that time.

Tax and Other Considerations

A. Internal Revenue Code § 162(m)

Code Section 162(m) generally disallows Federal tax deductions for compensation in excess of $1 million paid to the Chief Executive Officer and the next three highest paid officers (other than the Chief Financial Officer) whose compensation is required to be reported in the Summary Compensation Table of the proxy statement (“Covered Executives”). Certain performance-based compensation is not subject to this deduction limitation. In our case, this exemption applies to certain awards under the Incentive Bonus Plan, the 1998 Plan, and the 2008 Plan. Specifically, 2008 awards of stock options and Final Awards related to Performance Units and Performance Stock Rights were not subject to the deduction limit.

In contrast, service-based Restricted Stock Units awarded to Covered Executives in prior years are subject to the deduction limit. Additionally, since the salaries of certain Covered Executives exceed $1 million (see Summary

Compensation Table on p. 47), we cannot deduct the portion of their salaries in excess of $1 million, as well as the cost of their perquisites.

Generally, we strive to maximize the tax deductibility of our compensation arrangements. In the highly competitive market for talent, however, we believe the Committee needs flexibility in designing compensation that will attract and retain talented executives and provide special incentives to promote various corporate objectives. The Committee, therefore, retains discretion to award compensation that is not fully tax deductible.

B. Internal Revenue Code § 409A

Code Section 409A provides that amounts deferred under nonqualified deferred compensation plans are includible in an employee’s income when vested, unless certain requirements are met. If these requirements are not met, employees are subject to additional income tax. All of our supplemental retirement plans, severance arrangements, and other nonqualified deferred compensation plans presently meet these requirements. As a result, employees will be taxed when the deferred compensation is actually paid to them. We will be entitled to a tax deduction at that time.

C. Internal Revenue Code § 280G

Code Section 280G disallows a company’s tax deduction for “excess parachute payments.” Additionally, Code Section 4999 imposes a 20% excise tax on any person who receives excess parachute payments. Presently, only Mr. Mulally is entitled to payments upon termination of his employment following a change in control of the Company, which may qualify as “excess parachute payments.” Accordingly, our tax deduction for any such excess parachute payments would be disallowed under Code Section 280G. Not all of the payments to which Mr. Mulally may become entitled would be excess parachute payments. None of the other Named Executives has a “change-in-control” provision.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our annual report on Form 10-K.

Compensation Committee

Richard A. Manoogian (Chair)
Ellen R. Marram
John L. Thornton

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Richard A. Manoogian, Ellen R. Marram, and John L. Thornton, none of whom is an employee or a current or former officer of the Company.

Compensation of Executive Officers

The table below shows the before-tax compensation for Alan Mulally, who served as President and CEO during 2008, Donat R. Leclair, who served as Executive Vice President and Chief Financial Officer during part of 2008, Lewis W. K. Booth, who served as Executive Vice President and Chief Financial Officer during part of 2008, and the three most highly compensated executive officers at the end of 2008.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
Name and				Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Earnings(4)	Compensation(5)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Alan Mulally	2008	2,000,000	0	1,849,241	8,669,747	0	—	1,046,390	13,565,378
President and Chief	2007	2,000,000	4,006,154	3,718,581	7,511,634	2,993,846	—	1,441,763	21,671,978
Executive Officer	2006	666,667	18,500,000	920,404	7,761,972	—	—	334,433	28,183,476

Lewis W. K. Booth	2008	1,075,000	0	437,030	999,999	0	1,700,527	291,880	4,504,436
Executive Vice	2007	868,133	526,923	1,656,442	3,314,995	1,723,077	1,845,517	329,376	10,264,463
President and Chief Financial Officer	2006	850,933	0	338,990	186,989	1,891,250	610,023	396,696	4,274,881

Mark Fields	2008	1,300,000	0	707,764	2,123,597	0	536,070	161,867	4,829,298
Executive Vice	2007	1,255,634	711,538	893,467	2,493,770	2,138,462	457,458	439,569	8,389,898
President and President — The Americas	2006	1,250,933	0	298,907	268,401	2,662,500	437,318	657,913	5,575,972

James D. Farley	2008	700,000	660,000	301,517	506,324	0	—	480,557	2,648,398
Group Vice President Marketing and Communications

David G. Leitch	2008	850,000	150,000	437,886	1,087,132	0	—	95,765	2,620,783
Group Vice President and General Counsel

Donat R. Leclair	2008	875,000	0	330,605	999,999	0	917,662	73,959	3,197,225
Retired Executive Vice	2007	1,005,633	861,538	2,214,056	4,214,496	2,138,462	1,221,332	47,609	11,703,126
President and Chief Financial Officer	2006	1,000,933	0	359,580	435,552	1,684,000	900,116	20,919	4,401,100

Notes

(1)The amounts shown for 2007 reflect bonus awards for 2007 performance. Mr. Mulally’s bonus for 2006 relates to his hiring as President and CEO. For Mr. Farley, the amount for 2008 reflects a guaranteed bonus paid pursuant to his employment agreement (see “Compensation Discussion and Analysis — James D. Farley” on pp. 44-45). For Mr. Leitch, the amount reflects a retention program award. One-half of the retention award value was paid in cash over three years and one-half of the value of the award was a performance-based Restricted Stock Equivalent grant opportunity (see footnote 3 to Outstanding Equity Awards at 2008 Fiscal Year-End on pp. 53-54).

(2)The amounts shown in columns (e) and (f) reflect the dollar amounts of compensation cost for equity-based compensation recognized by the Company for each of the Named Executives for financial statement reporting purposes for the years ended December 31, 2006, 2007, and 2008 in accordance with FAS 123R. Because some of the equity awards have vesting conditions, their costs are recognized over multiple years. Consequently, the amounts shown reflect the 2006, 2007, and 2008 FAS 123R cost of such awards made during 2008 and prior years. For Mr. Mulally, the amount includes the FAS 123R cost recognized in 2006 for a $5 million stock option grant that he received in March 2007 as part of his 2007 option grant, as required under his accession arrangement. The assumptions used for the 2008 calculations can be found at footnote 17 to our audited financial statements in Ford’s Annual Report on Form 10-K for the year ended December 31, 2008. The assumptions used for the 2007 calculations can be found at footnote 17 to our audited financial statements in Ford’s Annual Report on Form 10-K for the year ended December 31, 2007. The assumptions for the 2006 calculations can be found at footnote 16 to our audited financial statements in Ford’s Annual Report on Form 10-K for the year ended December 31, 2006. Pursuant to SEC rules, we disregarded the estimate of forfeitures related to service-based vesting conditions. For Named Executives who were retirement eligible at the time of the awards (Messrs. Booth and Leclair), the total grant date fair values of awards are recognized in our financial statements in the year of the grant. These amounts reflect the Company’s accounting for these awards and do not correspond to the actual value that may be ultimately realized by the Named Executives.

(3)The amounts shown in column (g) for 2006 and 2007 reflect awards earned by certain Named Executives under the Incentive Bonus Plan. For 2006, in addition to the amounts awarded under the Incentive Bonus Plan, amounts shown include awards earned by the Named Executives listed below as a cash settlement of the 2006-2008 Senior Executive Retention Program (see “Compensation Discussion and Analysis — Equity-Based Compensation — C. Senior Executive Retention Program” on p. 40). For the Named Executives who received such awards, the amounts shown for 2006 consist of the following:

	2006	2006-2008
	Incentive	Retention Program
Name	Bonus Plan	Settlement

Lewis W. K. Booth	$191,250	$1,700,000
Mark Fields	$375,000	$2,287,500
Donat R. Leclair	$364,000	$1,320,000

(4)The amounts shown reflect the increase in the actuarial present value of accrued pension benefits under various Company plans. For 2008, the accrued pension benefits are measured from December 31, 2007 to December 31, 2008; for 2007, the accrued pension benefits are measured from December 31, 2006 to December 31, 2007, and for 2006 the accrued pension benefits are measured from December 31, 2005 to December 31, 2006. See the Pension Benefits in 2008 Table on p. 56 for additional information, including the present value assumptions used in these calculations. No Named Executive received preferential or above-market earnings on deferred compensation.

(5)The following table summarizes the amounts shown in column (i) for 2008.

All Other Compensation in 2008

		Perquisites			Company
		and Other			Contributions to
		Personal	Tax	Insurance	Retirement and
		Benefits(i)	Reimbursements	Premiums(ii)	401(k) Plans(iii)	Other(iv)	Total
Name	Year	($)	($)	($)	($)	($)	($)
Alan Mulally	2008	602,954	239,834	32,976	19,550	151,076	1,046,390
Lewis W. K. Booth	2008	179,937	0	13,676	6,900	91,367	291,880
Mark Fields	2008	72,526	47,491	2,350	6,900	32,600	161,867
James D. Farley	2008	310,245	132,277	1,285	12,075	24,675	480,557
David G. Leitch	2008	30,454	0	1,561	17,250	46,500	95,765
Donat R. Leclair	2008	37,170	0	8,617	5,750	22,422	73,959

(i)For a description of perquisites relating to personal use of company aircraft, our evaluation vehicle program, and security and other services for Named Executives, see “Compensation Discussion and Analysis — Perquisites and Other Benefits” on pp. 43-44. Other perquisites and personal benefits whose incremental cost is included in the amounts shown (unless indicated) consist of the following: personal use of Company phone cards and cell phones, personal use of car and driver service, personal use of Company season tickets to athletic events,* personal use of

Company club memberships,* annual executive health exams, fuel and car washes related to the evaluation vehicles, and temporary housing and relocation expenses.

* Indicates no incremental cost to the Company because these benefits are primarily for business use and when the executive uses such benefit for personal use, the executive pays for any costs other than season ticket and/or annual club membership costs.

Amounts for Messrs. Mulally, Booth, Fields, and Farley include the incremental costs to the Company for providing certain perquisites and other benefits during 2008. For Mr. Mulally the amount shown includes $344,109 for personal use of Company and private aircraft, $112,114 for home security, and $109,697 for temporary housing. For Mr. Booth, the amount shown includes $154,502 for costs associated with his international service assignment, including: home leave travel; relocation; temporary housing; lodging; and meals during relocation. For Mr. Fields the amount shown includes $28,551 as the actual cost of first class commercial airfare for personal travel to and from his home in Florida. For Mr. Farley, the amount shown includes $275,444 for relocation costs and temporary housing.

For 2008, we valued the incremental cost of the personal use of our aircraft using a method that takes into account: (a) the variable cost per flight hour, including supplies and catering, aircraft fuel and oil expenses, maintenance, parts and external labor, engine insurance expenses, and flight crew travel expenses; (b) landing/parking/hangar storage expenses; (c) any customs, foreign permit, and similar fees; and (d) positioning flight costs. For use of private aircraft, we calculate the aggregate incremental cost as the actual costs incurred. We calculate the aggregate incremental cost of home security, relocation and temporary housing expenses as the actual cost incurred to provide these benefits. We calculate the aggregate incremental cost of providing the evaluation vehicles by estimating the lease fee for a comparable vehicle under our Management Lease Program. The lease fee under that program takes into account the cost of using the vehicle, maintenance, license, title and registration fees, and insurance.

(ii)Amounts shown reflect the dollar value of premiums provided by the Company for employees to purchase life insurance. In general, the Company provides employees with enough “flex dollars” under its flexible benefits menu to purchase life insurance equal in amount to 3 times an employee’s salary. An employee must purchase life insurance in an amount at least equal to 1/2 their salary with Company provided “flex dollars.” Employees may purchase additional life insurance and these premiums are payroll deducted with no additional Company contributions or cost.

(iii)The amounts shown consist of Company matching contributions to the Named Executives’ accounts under the Company’s 401(k) plan. In addition to the matching contributions to his 401(k) account, for Messrs. Mulally, Farley, and Leitch the amounts shown reflect contributions made to their Ford Retirement Plan account (see “Compensation Discussion and Analysis — Retirement Plans” on pp. 42-43). Effective January 2009, the Company suspended matching contributions to employee 401(k) accounts.

(iv)The amounts shown for the Named Executives relate to Company contributions to a nonqualified benefit equalization plan related to the Company’s 401(k) plan (see Nonqualified Deferred Compensation in 2008 Table on p. 58). The amounts shown for Messrs. Mulally, Farley, and Leitch also include Company contributions to a nonqualified benefit equalization plan related to the Ford Retirement Plan (see Nonqualified Deferred Compensation in 2008 Table and footnotes 1 and 2 on pp. 58-59). Furthermore, the amount for Mr. Booth includes various payments related to his international service assignment, such as cost-of-living adjustments, tax preparation, and other payments associated with his international service. These benefits are generally available to any level of employee who is on an international assignment.

Grants of Plan-Based Awards in 2008

			Estimated Future Payouts Under
			Non-Equity Incentive Plan			Estimated Future Payouts Under
			Awards(1)			Equity Incentive Plan Awards(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
									All	All
									Other	Other
									Stock	Option	Exercise	Grant
									Awards:	Awards:	of Base	Date Fair
									Number	Number of	Price of	Value of
									of Shares	Securities	Option	Stock and
									of Stock	Underlying	Awards	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Date	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	#	(#)(3)	($ / Sh)(4)	($)(5)
Alan Mulally	3/28/2008	2/27/2008					906,703					5,204,475
	3/5/2008	2/27/2008								3,561,274	6.14	9,437,376
	3/28/2008	3/12/2008	35,000	3,500,000	5,687,500

Lewis W. K. Booth	3/28/2008	2/27/2008					162,999					935,614
	3/5/2008	2/27/2008								377,358	6.14	999,999
	3/28/2008	3/12/2008	10,500	1,050,000	1,706,250

Mark Fields	3/28/2008	2/27/2008					162,999					935,614
	3/5/2008	2/27/2008								377,358	6.14	999,999
	3/28/2008	3/12/2008	13,000	1,300,000	2,112,500

James D. Farley	3/28/2008	2/27/2008					72,440					415,806
	3/5/2008	2/27/2008								167,707	6.14	444,424

David G. Leitch	3/28/2008	2/27/2008					44,824					257,290
	3/5/2008	2/27/2008								103,773	6.14	274,998
	3/28/2008	3/12/2008		689,000

Donat R. Leclair	3/28/2008	2/27/2008					162,999					935,614
	3/5/2008	2/27/2008								377,358	6.14	999,999
	3/28/2008	3/12/2008	10,500	1,050,000	1,706,250

(1)The amounts shown in columns (d), (e), and (f) for Messrs. Mulally, Booth, Fields, and Leclair represent the threshold, target, and maximum amounts payable for 2008 performance under the Incentive Bonus Plan. The threshold amounts (column (d)) represent the minimum amount that could have been paid for the level of performance that would have generated a payout under the plan. The target amounts (column (e)) represent the amounts that could have been paid had we achieved 100% of the performance goals. The Incentive Bonus Plan is designed with a sliding scale which allows for payouts exceeding the targets if performance exceeds the performance goals. The maximum amounts (column (f)) represent the maximum amount that could have been paid if we achieved maximum performance for all of the performance goals. The Compensation Committee established these maximum payout limits in order to comply with the tax deduction limits of Code Section 162(m) (see “Compensation Discussion and Analysis — Tax and Other Considerations — A. Internal Revenue Code § 162(m)” on pp. 45-46). The Compensation Committee did not establish a maximum payout for Mr. Leitch. The Compensation Committee decided that no payouts would be made under the Incentive Bonus Plan for 2008 performance (see “Compensation Discussion and Analysis — Executive Summary” on p. 29 and “Compensation Discussion and Analysis — Annual Compensation — B. Incentive Bonuses” on p 34). Pursuant to his employment agreement, Mr. Farley’s bonus was guaranteed and, therefore, his target was not considered an incentive plan award (see “Compensation Discussion and Analysis — James D. Farley — Employment Agreement” on pp. 44-45).

(2)For each of the Named Executives the amounts shown in column (h) consist of an opportunity to earn Performance Units. The amount shown represents the target amount of the opportunity. 2008 performance was measured against the metrics and weightings discussed in “Compensation Discussion and Analysis — Equity-Based Compensation — A. Annual Performance Unit and Stock Option Grants” on pp. 35-39.

The Restricted Stock Units earned for 2008 performance have a two-year restriction period and will not pay Dividend Equivalents during the restriction period, if dividends are paid on common stock. No Dividend Equivalents were paid during the 2008 performance period for this award opportunity. Following the restriction period, shares of Ford common stock will be issued, less shares withheld for tax withholding.

In the 2008 proxy, we disclosed in column (h) an opportunity to earn target amounts of Restricted Stock Units pursuant to a Senior Executive Retention Program (see “Compensation Discussion and Analysis — Equity Compensation — C. Senior Executive Retention Program” on p. 40). The value of the net amount of the award opportunity was delivered 50% in stock options and 50% in Performance Units. The Performance Unit portion of the total opportunity shown above was divided equally among three one-year performance periods, 2007, 2008 and 2009, and was valued on the date of grant, March 21, 2007. The 2008 portion of the grant had the same metrics, targets, and weightings as the 2008 Annual Incentive Plan for the 2008 performance period. Likewise, the metrics, targets, and weightings of the 2009 portion of the Performance Unit grant will mirror the Incentive Bonus Plan metrics, targets, and weightings for the 2009 performance period. From 0% to 100% of each portion of the Performance Unit grant can be earned based on performance during the respective performance period. The final awards will be in the form of Restricted Stock Units. No Dividend Equivalents will be paid during the performance period or restriction period. Final awards for the 2007, 2008, and 2009 performance periods will have a three year, two year, and one year restriction period, respectively. Following the restriction periods, shares of Ford common stock will be issued, less any shares withheld to cover tax withholding. We disclosed in the 2008 proxy the entire grant and valued it as of March 21, 2007 even though FAS 123R could be interpreted to require that we disclose the 2007, 2008, and 2009 grants separately for each of the performance years. We disclosed the entire grant in order to provide you with more complete disclosure of the enhanced grant opportunity provided to the participating Named Executives. The 2008 portion of the Restricted Stock Unit opportunity grants and related grant date values are as follows: Mr. Booth: 116,997 ($671,563); Mr. Fields: 169,977 ($975,668); Mr. Leitch: 110,375 ($633,553); and Mr. Leclair: 147,902 ($848,957). The grant date values for the 2009 portion of the grant will be valued in 2009.

(3)The amounts shown in column (k) represent 10 year stock option grants. In general, 33% of each stock option grant vests one year after the grant date, 33% after two years, and 34% after three years. Any unexercised options expire after ten years. If a grantee retires, becomes disabled, or dies, his or her options continue to be exercisable up to the normal expiration date. In most other instances of employment termination, all options generally end upon termination of employment or are exercisable for a specified period. Options are subject to certain conditions, including not engaging in competitive activity. Options generally cannot be transferred except through inheritance. In general, each grantee agrees to remain a Ford employee for at least one year from the date of the option grant.

(4)The exercise price of the options is the average of the high and low trading prices of the common stock traded on the NYSE on the effective date of the grant. (See “Compensation Discussion and Analysis — Equity-Based Compensation — D. Timing of Awards” and “E. Stock Option Exercise Price Determination” on pp. 40-41.)

(5)The amounts shown in column (m) represent the full grant date value of each equity-based award shown in the table for each Named Executive computed under FAS 123R.

Outstanding Equity Awards at 2008 Fiscal Year-End

	Option Awards					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
									Equity
									Incentive
			Equity					Equity Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:				Market	Number of	Payout Value
			Number of			Number of	Value of	Unearned	of Unearned
			Securities			Shares or	Shares or	Shares, Units	Shares, Units
			Underlying			Units of	Units of	or Other	or Other
	Number of Securities		Unexercised	Option		Stock That	Stock That	Rights That	Rights That
	Underlying Unexercised		Unearned	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options (#)		Options(1)	Price	Expiration	Vested(3)	Vested(4)	Vested(5)	Vested(6)
Name	Exercisable	Unexercisable	(#)	($)	Date(2)	(#)	($)	(#)	($)
Alan Mulally		3,561,274		6.14	03/04/2018	915,230	2,095,877	906,703	2,076,350
	554,621	1,126,051		7.55	03/04/2017
	1,980,000	1,020,000		8.28	08/31/2016
			1,000,000	8.28	08/31/2011

Lewis W. K. Booth		377,358		6.14	03/04/2018	190,720	436,749	456,993	1,046,514
	306,427	622,143		7.55	03/04/2017
	49,500	25,500		7.83	03/09/2016
	55,000			12.49	03/10/2015
	42,500			13.26	03/11/2014
	28,141			7.55	03/18/2013
	47,000			16.91	03/14/2012
	100			24.49	06/28/2011
	33,000			30.19	03/08/2011
	36,268			22.73	03/09/2010
	25,387			31.95	03/11/2009

Mark Fields		377,358		6.14	03/04/2018	258,877	592,828	592,953	1,357,862
	435,793	884,794		7.55	03/04/2017
	66,000	34,000		7.83	03/09/2016
	87,500			12.49	03/10/2015
	50,000			13.26	03/11/2014
	67,001			7.55	03/18/2013
	65,000			16.07	04/30/2012
	75,000			16.91	03/14/2012
	45,000			30.19	03/08/2011
	39,893			22.73	03/09/2010
	27,198			31.95	03/11/2009

James D. Farley		167,707		6.14	03/04/2018	42,405	97,107	72,440	165,888
	45,579	92,542		7.90	11/14/2017

David G. Leitch		103,773		6.14	03/04/2018	162,358	371,800	285,574	653,964
	256,327	520,423		7.55	03/04/2017
	18,480	9,520		7.83	03/09/2016
	75,000			9.14	05/15/2015

Donat R. Leclair		377,358		6.14	03/04/2018	236,163	540,813	400,901	918,063
	389,574	790,957		7.55	03/04/2017
	66,000	34,000		7.83	03/09/2016
	87,500			12.49	03/10/2015
	50,000			13.26	03/11/2014
	42,000			7.55	03/18/2013
	40,000			9.78	12/05/2012
	65,000			16.91	03/14/2012
	40,000			30.19	03/08/2011
	25,387			22.73	03/09/2010
	25,387			31.95	03/11/2009

(1)Effective September 1, 2006, the Company granted Mr. Mulally 1,000,000 five year performance-based options. The options vest based on the closing price of our common stock on the NYSE reaching certain thresholds that are maintained for a period of at least 30 consecutive trading days as follows: 250,000 options vest after our common stock closes at least $15 per share for such a period, an additional 250,000 options vest after our common stock closes at least $20 per share for such a period, an additional 250,000 options vest after our common stock closes at least $25 per share for such a period, and an additional 250,000 options vest after our common stock closes at least $30 per share for such a period.

(2)The table below details the vesting schedule for stock option grants based on the termination date of the relevant grant. In general, option grants vest 33% one year after the grant date, 33% two years after the grant date, and 34% three years after the grant date.

Option Expiration Dates	Option Vesting Dates
	33%	33%	34%
03/04/2018	03/05/2009	03/05/2010	03/05/2011

11/14/2017	11/15/2008	11/15/2009	11/15/2010

03/04/2017	03/05/2008	03/05/2009	03/05/2010

08/31/2016	09/01/2007	09/01/2008	09/01/2009

03/09/2016	03/10/2007	03/10/2008	03/10/2009

05/15/2015	05/16/2006	05/16/2007	05/16/2008

03/10/2015	03/11/2006	03/11/2007	03/11/2008

03/11/2014	03/12/2005	03/12/2006	03/12/2007

03/18/2013	03/19/2004	03/19/2005	03/19/2006

12/05/2012	12/06/2003	12/06/2004	12/06/2005

04/30/2012	05/01/2003	05/01/2004	05/01/2005

03/14/2012	03/15/2003	03/15/2004	03/15/2005

06/28/2011	06/29/2002	06/29/2003	06/29/2004

03/08/2011	03/09/2002	03/09/2003	03/09/2004

03/09/2010	03/10/2001	03/10/2002	03/10/2003

03/11/2009	03/12/2000	03/12/2001	03/12/2002

(3)The amount shown for Mr. Mulally consists of the following two awards: (i) a Restricted Stock Unit grant awarded in connection with his joining Ford; and (ii) a Final Award grant of Restricted Stock Units in connection with 2007 performance. On September 1, 2006, we granted Mr. Mulally 600,000 Restricted Stock Units in connection with joining Ford as President and CEO. 200,000 units vested on September 1, 2007, one year after the grant date, another 200,000 units vested two years after the grant date, and the remaining 200,000 units will vest three years after the grant date. When the restrictions lapse, the units are valued based on the closing price of Ford common stock on the NYSE on the date of lapse and paid out in cash as soon as practicable thereafter. In addition, Mr. Mulally was granted a Final Award of 715,230 Restricted Stock Units in March 2008 for 2007 performance against metrics (see immediately following paragraph for discussion of metrics and weightings). The restrictions on this award will lapse on March 5, 2010, and shares of Ford common stock will be issued, less shares withheld for tax withholding.

For Messrs. Booth, Fields, Leitch, and Leclair, the amounts shown in column (g) represent Final Awards of Restricted Stock Units on March 5, 2008, earned for 2007 performance related to the following programs: (i) annual Performance Unit grant for the 2007 performance year; and (ii) the Senior Executive Retention Program grant related to the 2007 performance year. The restrictions on the Final Awards will lapse on March 5, 2010 and March 5, 2011 for the awards related to the annual Performance Unit grant and the award related to the Senior Executive Retention Program, respectively. When the restrictions lapse, shares of Ford common stock will be issued, less shares withheld for tax withholding. Dividend Equivalents are not paid during the performance period or the restriction period for any of the Final Awards. The performance metrics were the same for the annual Performance Unit grant and the Senior Executive Retention Program grant. The Committee reviewed performance towards the achievement of specific goals relating to the following metrics: Global PBT (55% weight for Corporate and 40% weight for individual Business Units); Business Unit PBT (0% weight for Corporate and 15% weight for individual Business Units); Total Automotive Operating-Related Cash Flow (20% weight); and Cost Performance, Market Share, and Quality (8.33% weight each). The data showed that we mostly met all our performance goals, except for Market Share. Based on its review of performance results, the Committee determined that 88% to 98% of the maximum value of the Restricted Stock Units had been earned. The following table shows the Final Award under each program for the relevant Named Executive:

	Annual Performance Unit Grant	Senior Executive Retention Program
Named Executive	2007 Performance Year	2007 Performance Year

Lewis W. K. Booth	81,913	108,807
Mark Fields	104,198	154,679
David G. Leitch	32,543	99,337
Donat R. Leclair	103,052	133,111

Additionally, the amount shown for Mr. Leitch includes 30,478 Restricted Stock Equivalents awarded in March 2007 for 2006 performance. Restrictions on this award lapsed on March 5, 2009. In 2006, the Committee approved a retention program for certain officers. This program was designed with a maximum award opportunity equal to 150% of the participant’s salary. Fifty-percent of the value was a cash bonus paid over a three-year period beginning in 2006 (see column (d) and footnote 1 of the Summary Compensation Table on p. 47). The remaining fifty-percent was a 2006 performance-based Restricted Stock Equivalent grant. The performance metrics were based on achieving certain levels of business unit profitability and business unit quality. A Final Award of Restricted Stock Equivalents was made in March 2007. These Restricted Stock Equivalents had a two-year restriction period. Dividend Equivalents were not paid during the restriction period. The amount shown for Mr. Farley consists of Restricted Stock Units granted in connection with his joining Ford. A grant of 63,291 Restricted Stock Units was made on November 15, 2007. In general, restrictions on this grant lapse 33% one year from the grant date, 33% two years from the grant date, and 34% three years from the grant date. Dividend Equivalents are not paid during the restriction period. When the restrictions lapse, shares of Ford common stock are issued, less shares for tax withholding.

(4)The market value shown was determined by multiplying the number of shares shown in column (g) by the closing price of Ford common stock, $2.29, on December 31, 2008.

(5)The amounts shown for Messrs. Mulally and Farley consist of a grant of Performance Units granted in 2008. For Messrs. Booth, Fields, Leitch, and Leclair, the amounts shown consist of a grant of Performance Units granted in 2008 and 2007 and Performance Stock Rights granted in 2006. The amounts shown assume that the target amount of each award is earned. In general, the Compensation Committee has determined the effective date of the Final Awards for such grants in March of the year following the performance period. For the Performance Unit grants, the Committee determined the effective date of the Final Awards to be March 11, 2009. See footnote 2 to the Grants of Plan-Based Awards in 2008 Table on pp. 50-51 for a description of the vesting schedule for the Performance Unit Final Awards. For Performance Stock Rights granted for the 2006-2008 performance period, the Committee awarded unrestricted shares of common stock on March 11, 2009.

(6)The market value shown was determined by multiplying the number of shares shown in column (i) by the closing price of Ford common stock, $2.29, on December 31, 2008. The number of shares assumes that the target level of the Performance Units granted in 2008 and the Performance Stock Rights granted in 2006 was achieved. For more information on the Final Awards for 2008 Performance Units and the Performance Stock Rights for the 2006-2008 performance period, see “Equity-Based Compensation — A. Annual Performance Unit and Stock Option Grants” and “B. Performance Stock Rights” sections, respectively, in the “Compensation Discussion and Analysis” on pp. 35-40.

Option Exercises And Stock Vested in 2008

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting(1)
Name	(#)	($)	(#)	($)
Alan Mulally(2)	—	—	200,000	892,000

Lewis W. K. Booth(3)	—	—	28,631	175,222

Mark Fields(3)	—	—	51,010	312,181

James D. Farley(4)	—	—	20,886	37,595

David G. Leitch(5)	—	—	54,770	434,692

Donat R. Leclair(3)	—	—	51,010	312,181

(1)The amounts shown in column (e) represent the aggregate dollar amount realized by the Named Executives upon the vesting of stock awards. We computed the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock vested by the market value (the closing price of Ford common stock) of the underlying shares on the vesting date.

(2)For Mr. Mulally, the amount shown in column (d) consists of the lapse of restrictions for 200,000 Restricted Stock Units awarded on September 1, 2006, as part of his compensation arrangement for joining Ford (see column (g) of the Outstanding Equity Awards at 2008 Fiscal Year-End Table and footnote 3 thereto on pp. 52-54).

(3)For Messrs. Booth, Fields and Leclair, the amounts shown in column (d) consist of the following: (i) lapse of restrictions and conversion to common stock of Restricted Stock Equivalents awarded on March 5, 2007 in connection with a performance-based Restricted Stock Equivalent grant for the 2006 performance period (17,035 shares of common stock each for Messrs. Fields and Leclair and 12,776 shares of common stock for Mr. Booth); and (ii) Final Awards of unrestricted common stock awarded on March 5, 2008, relating to grants of Performance Stock Rights for the 2005-2007 performance period (33,975 shares of common stock each for Messrs. Fields and Leclair and 15,855 shares of common stock for Mr. Booth).

(4)For Mr. Farley, the amount shown in column (d) consists of the lapse of restrictions and conversion to 20,886 shares of common stock of Restricted Stock Units awarded on November 11, 2007, as part of his compensation arrangements for joining Ford.

(5)For Mr. Leitch, the amounts shown in column (d) consist of the following: (i) the lapse of restrictions and conversion to 50,000 shares of common stock of Restricted Stock Equivalents awarded on May 16, 2005, as part of his compensation arrangements for joining Ford; and (ii) lapse of restrictions and conversion to 4,770 shares of common stock of Restricted Stock Equivalents awarded on March 5, 2007, in connection with a performance-based Restricted Stock Equivalent grant for the 2006 performance period.

Pension Benefits in 2008(1)

(a)	(b)	(c)	(d)	(e)
		Number of	Present Value
		Years Credited	of Accumulated	Payments During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)
Alan Mulally(2)	NA	NA	NA	NA

Lewis W. K. Booth	GRP	11.4	331,138	0
	SERP	31.0	4,583,983	0
	GRP-BEP	11.4	1,185,579	0
	ESAP	31.0	3,022,262	0

Mark Fields	GRP	19.5	260,774	0
	SERP	19.5	853,400	0
	GRP-BEP	19.5	1,270,734	0
	ESAP	19.5	1,217,897	0

James D. Farley(2)	NA	NA	NA	NA

David G. Leitch(2)	NA	NA	NA	NA

Donat R. Leclair	GRP	33.2	663,443	0
	SERP	33.2	2,396,159	0
	GRP-BEP	33.2	2,287,431	0
	ESAP	33.2	2,863,247	0

(1)The General Retirement Plan (“GRP”) provides a flat-rate benefit of up to $47.45 per month for each year of non-contributory participation by employees in the United States hired before January 1, 2004, and contributory benefits for each year of contributory participation in which salaried employees contribute 1.5% of base salary up to applicable limit of the Internal Revenue Code (“Code”) — $230,000 in 2008 and $245,000 in 2009.

Contributory benefits are calculated as follows:

Contributory Benefit =

((1.5% × Final Avg. Pay) × Contributory Service Years)	+	0.4% × Final Ave. Pay in excess of Breakpoint × Contributory Service Years

(maximum 35 service years)

“Final Average Pay” is the average of the five highest consecutive December 31 monthly base salaries out of the last 10 years of contributory participation.

“Breakpoint” is 150% of Covered Compensation as of January 1 of the year of retirement.

“Covered Compensation” is the average of the Social Security wage base for the preceding 35 years for someone reaching normal retirement age.

Normal retirement is at age 65 with one or more years of credited pension service. Employees who are age 55-64 and have at least 10 years of credited pension service, or employees with 30 or more years of credited pension service who are not yet age 65, may elect to retire early and receive reduced contributory and non-contributory benefits. In addition, Social Security bridging benefits are payable until age 62 and one month. Survivorship coverage is available under the GRP. Under the normal payment method for married participants (65% Qualified Joint and Survivor Annuity), there is a 5% reduction in benefits where the spouse is within five years of the employee’s age.

The Benefit Equalization Plan (“GRP-BEP”) provides eligible U.S. employees with benefits substantially equal to those that would have been provided under the GRP but that could not be provided because of Code limitations.

The Supplemental Executive Retirement Plan (“SERP”) provides certain eligible executives with an additional monthly benefit after retirement equal to Final Five Year Average Base Salary multiplied by credited pension service and further multiplied by an applicable percentage (0.2% to 0.9% depending upon position at retirement), reduced for retirement prior to age 62. To be eligible, an executive must retire with the approval of the Company at or after age 55, have at least 10 years of credited pension service, and must generally have at least five continuous years of service at an eligible position. In addition, the SERP may provide annuities based on Company earnings, the executive’s performance, and other factors. In addition, for retirements effective October 1, 1998 or later, for certain U.S. Vice Presidents and above whose careers include subsidiary service, the SERP provides an additional monthly benefit to equalize the total retirement benefits payable from the Company’s retirement plans to an amount that would have been payable under the GRP and GRP-BEP if the executive’s subsidiary service had been recognized as contributory service under those plans. Mr. Booth has 19.6 years of foreign subsidiary service and qualifies for a SERP Parity Benefit. For 2008, this monthly benefit was estimated to be $14,584; for 2009, it is estimated to be $21,432. These SERP benefits are included in the amounts shown in column (d).

The Executive Separation Allowance Plan (“ESAP”) provides benefits to certain eligible executives who have at least five years of eligible executive service, have at least ten years of GRP contributory membership, and who separate employment after age 55 and prior to age 65. Benefits are payable (in lieu of GRP benefits) to the eligible executive or his or her eligible surviving spouse until the executive reaches age 65. The amount of the benefit is a percentage of monthly base salary (not to exceed 60%) based on age and service equal to 1% per year of service (but not less than 15%) plus 1/2% for each month that age at separation exceeds 55 (maximum of 30%).

To achieve several business goals, periodically we offer benefits under the Select Retirement Plan (“SRP”), a voluntary retirement program offered from time-to-time for select U.S. management employees. To be eligible, selected employees generally had to be at least age 52 with 10 or more years of service. Since this is a program that is offered at the Company’s discretion, it is not included in the Pension Benefits Table above.

The following assumptions are used in calculating the present value of the accumulated benefit:

•	The assumed retirement age is the greater of (i) current age or (ii) age 65 for the GRP and GRP-BEP; age 62 for the SERP; and age 55 for the ESAP. Current age is measured as of December 31, 2008;

•	Current compensation is used for purposes of the benefit calculations; and

•	Present Value of Accumulated Benefit (column d) is calculated assuming a single life annuity, the mortality table of RP-2000 projected to 2015, and a discount rate of 6.50% for all plans, except ESAP and SRP which used 6.25% as of December 31, 2008.

The present values include amounts relating to employee contributions.

Mr Booth has 19.6 years of credited pension service under a Ford Motor Company of Britain pension plan. At present, he would be entitled to an annual benefit from that plan of $108,361 (GBP 73,529).

(2)Messrs. Mulally, Farley, and Leitch do not participate in the GRP, SERP, GRP-BEP, or ESAP. Ford has a different tax qualified retirement plan, the Ford Retirement Plan (“FRP”), for salaried employees hired or rehired on or after January 1, 2004 in the U.S. See Nonqualified Deferred Compensation in 2008 Table below.

Nonqualified Deferred Compensation in 2008(1)

	(b)	(c)	(d)		(f)
	Executive	Registrant	Aggregate	(e)	Aggregate
	Contributions	Contributions	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
(a)	Fiscal Year	Fiscal Year (2)	Fiscal Year (3)	Distributions	Year-End (4)
Name	($)	($)	($)	($)	($)
Alan Mulally	NA			NA
DCP		—	—
BEP-SSIP/FRP		150,450	(83,431)		217,393
Lewis W. K. Booth	NA			NA
DCP		—	(130,780)		75,936
SSIP-BEP		25,350	(28,616)		26,359
Mark Fields	NA			NA
DCP		—	—		—
SSIP-BEP		32,100	(11,321)		57,776
James D. Farley	NA			NA
DCP		—	—		—
BEP-SSIP/FRP		24,675	(5,750)		23,372
David G. Leitch	NA			NA
DCP		—	—		—
BEP-SSIP/FRP		46,500	(26,557)		95,238
Donat R. Leclair	NA
DCP		—	—	—	—
SSIP-BEP		20,500	(29,167)	5,163	25,785

(1)There are two nonqualified deferred compensation plans represented in the above table: (i) the deferred compensation plan (“DCP”); and (ii) the benefit equalization plan with sub-accounts that relate to the Savings and Stock Investment Plan (“SSIP”) and the Ford Retirement Plan (“FRP”). Both of these plans are unfunded. Notional amounts are credited by book entry to the participant’s account. Participants choose how to allocate the notional amounts from a menu of investment measurement options used solely for the purpose of valuing the participant’s account. These are considered notional investments. The performance of an individual’s investment option(s) tracks the notional value as if an actual investment was made in such option(s).

For the DCP and the BEP-SSIP sub-account, investment options include life stage (or target-date retirement) funds; passively and actively managed domestic and international equity funds; fixed income funds; a Company common stock fund; and a stable value fund. Participants may change their investment elections at any time. The BEP-FRP sub-account offers a subset of these investment measurement options, which does not include a Company common stock fund. Distribution of account balances from these non-qualified plans may be delayed for six months in accordance with Code Section 409A.

Under the DCP, certain employees, including the Named Executives, may defer up to 100% of awards under the Incentive Bonus Plan (or other similar plan). New hires may also defer any new hire payments payable in cash.

Additionally, such employees may defer up to 50% of their base salary under the DCP. Mr. Booth is the only Named Executive to have a balance in the DCP at December 31, 2008. Deferral elections are made by eligible employees in June of each year for amounts to be earned or awarded (with regard to the Incentive Bonus Plan) in the following year. At the time of deferral, participants also elect when distribution of such deferrals will be made in future years. Employees may elect a lump sum payment while still employed or distribution after separation from service in either a lump sum or annual installments over a number of years up to ten. Deferrals not allocated by participants will be allocated to the DCP default investment option. Employees may reallocate deferrals at any time.

The BEP-SSIP sub-account preserves benefits that are substantially equal to any Company matching contributions that would have been made under the SSIP but limited due to Code limitations. The BEP-FRP sub-account provides notional credits equivalent to Company contributions to employees’ FRP accounts due to Code limitations. The FRP is a tax qualified, defined contribution profit sharing plan for employees hired or rehired beginning January 1, 2004. The Company makes scheduled contributions to a participant’s FRP account calculated as a percentage of base salary using a percentage established based on an employee’s age. Initial notional credits to both the BEP-SSIP/FRP sub-accounts are allocated to each sub-account’s default investment option. Thereafter, participants may transfer the credits to any other investment option available under the respective plans and also elect how any future notional credits are allocated. Vested account balances of both the BEP-SSIP/FRP sub-accounts are distributed in cash in a lump sum as soon as practicable after death or separation from Ford. An employee becomes fully vested under these sub-accounts three years from their original date of hire with Ford. All of the Named Executives participate in the BEP-SSIP. In addition, Messrs. Mulally, Farley, and Leitch participate in the BEP-FRP.

(2)The amounts shown in column (c) for the Named Executives are reflected in column (i) of the Summary Compensation Table on p. 47. For Messrs. Mulally, Farley, and Leitch the amounts shown reflect credits made to his FRP-BEP and SSIP-BEP sub-accounts. For Messrs. Booth, Fields, and Leclair the amounts shown reflect credits made to their respective SSIP-BEP accounts.

(3)None of the amounts shown in column (d) are reflected in the Summary Compensation Table.

(4)The following amounts were reported in the Summary Compensation Table in prior years: Mr. Mulally: $148,008; Mr. Booth: $214,669; Mr. Fields: $55,084; and Mr. Leclair: $47,150.

Potential Payments Upon Termination or Change in Control

We maintain certain plans whereby we provide compensation and benefits to executives, including the Named Executives, in the event of a termination of employment. For disclosure of benefits pursuant to retirement under our qualified and nonqualified pension plans for each of the Named Executives, see the Pension Benefits in 2008 Table and related footnotes on pp. 56-57. For disclosure of payments due, if any, to each of the Named Executives pursuant to our nonqualified deferred compensation plans, please see the Nonqualified Deferred Compensation in 2008 Table and related footnotes on pp. 58-59. In the tables below, Mr. Booth is the only Named Executive that is shown receiving amounts in the “Normal Retirement” column because he is the only Named Executive who qualifies for normal retirement under our plans.

With respect to Mr. Mulally, we entered into an agreement whereby if Mr. Mulally’s employment is terminated for reasons other than for cause during the first five years of his employment or if there is a change in control of the Company during the first five years of his employment and he terminates his employment for good reason, we will provide certain compensation and benefits. We do not have any other formal agreements with any other Named Executive regarding acceleration or provision of benefits related to termination of employment; however, those Named Executives may be entitled to certain compensation and benefits under our plans in such circumstances. Any post-termination arrangements for Named Executives are discussed below.

The following tables for the Named Executives assume that the relevant triggering event occurred on December 31, 2008. Unless otherwise noted, the fair market values of stock-based compensation (e.g., restricted stock, Restricted

Stock Equivalents, Restricted Stock Units, etc.) were calculated using the closing price of Ford common stock on the NYSE on December 31, 2008. FAS 123R total grant date values were used for valuing stock options.

Alan Mulally

						(g)
		(c)		(e)		Involuntary or
	(b)	Early	(d)	Involuntary Not	(f)	Good Reason	(h)
(a)	Voluntary	Retirement	Normal	for Cause	For Cause	Termination	Death or
Benefits and	Termination	(Rule of 65)	Retirement	Termination	Termination	(CIC)	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)	($)
Compensation:
Salary ($2 million)(1)	0	0	0	4,000,000	0	4,000,000	0

Incentive Bonus Plan (175% of Salary)(2)	0	0	0	7,000,000	0	7,000,000	0

Restricted Stock Units(3)	0	0	0	458,000	0	2,095,877	2,095,877

Performance Units(4)	0	0	0	0	0	311,451	311,451

Stock Options Unvested and Accelerated(5)	0	0	0	4,090,200	0	4,090,200	0

Benefits and Perquisites:

Evaluation Vehicles(6)	0	0	0	0	0	0	76,526

Life Insurance Proceeds	0	0	0	0	0	0	6,000,000

Total:	0	0	0	15,548,200	0	17,497,528	8,483,854

(1)Pursuant to Mr. Mulally’s employment agreement, if a relevant triggering event occurs, we will pay Mr. Mulally two times his annual base salary.

(2)Pursuant to Mr. Mulally’s employment agreement, if a relevant triggering event occurs, we will pay Mr. Mulally two times his targeted bonus. We agreed that for 2008, Mr. Mulally’s target bonus would be 175% of his base salary.

(3)Pursuant to Mr. Mulally’s employment agreement, if a relevant triggering event occurs, we will remove the vesting requirements on the unvested portion of his initial grant of 600,000 Restricted Stock Units, which totaled 200,000 Restricted Stock Units at December 31, 2008. In addition, the amounts shown in columns (g) and (h) include a Final Award of 715,230 Restricted Stock Units Mr. Mulally received for 2007 performance. These will vest immediately upon a change in control or death or disability (see Outstanding Equity Awards at 2008 Fiscal Year-End on p. 52 and footnote 3 thereto).

(4)The performance period for the 2008 Performance Unit opportunity ended on December 31, 2008 (see column (h) of Grants of Plan-Based Awards in 2008 Table and footnote 2 on pp. 50-51). Consequently, the amounts shown reflect the Final Awards of Restricted Stock Units awarded on March 11, 2009, valued at December 31, 2008.

(5)Pursuant to Mr. Mulally’s employment agreement, if a relevant triggering event occurs, we will remove vesting requirements on the unvested portion of his initial stock option grant of 3,000,000 options. As of December 31, 2008, 1,020,000 options remain unvested.

Under the agreement between Mr. Mulally and the Company relative to the benefits summarized in the table above, the terms below are defined as follows:

“For Cause” termination means: (a) any act of dishonesty or knowing or willful breach of fiduciary duty on Mr. Mulally’s part that is intended to result in his personal enrichment or gain at the expense of the Company; or

(b) the commission of a felony involving moral turpitude or unlawful, dishonest or unethical conduct that a reasonable person would consider damaging to the reputation or image of Ford; or (c) any material violation of the published standards of conduct applicable to officers or executives of Ford that warrants termination; or (d) insubordination or refusal to perform assigned duties or to comply with the lawful directions of his supervisors; or (e) any deliberate, willful or intentional act that causes substantial harm, loss, or injury to Ford.

“Change in Control” means:

(a)	The direct or indirect acquisition by any person of beneficial ownership, through a purchase, merger, or other acquisition transaction or series of transactions occurring within a 24 month period, of securities of the Company entitling such person to exercise 50% or more of the combined voting power of the Company’s securities;

(b)	The transfer, whether by sale, merger or otherwise, in a single transaction or in a series of transactions occurring within a 12 month period, of all or substantially all of the business and assets of the Company in existence as of the date of this Agreement to any person; or

(c)	The adoption of a plan of liquidation or dissolution of the Company.

“Good Reason” means the occurrence, without Mr. Mulally’s express written consent, of any of the following events during the Protected Period (which is the two year period beginning as of the date of a Change in Control):

(a)	Subject to the provision regarding duplication of payments below, a reduction of Mr. Mulally’s base salary in effect immediately prior to a Change in Control or of such higher base salary as may have been in effect at any time during the Protected Period, except in connection with the termination of his employment For Cause or on account of long-term disability or death;

(b)	Subject to the provision regarding duplication of payments below, the failure to pay Mr. Mulally any portion of his aggregate compensation including, without limitation, annual bonus, long-term incentive, and any portion of his compensation deferred under any plan, agreement, or arrangement that is payable or has accrued prior to a Change in Control, within thirty days of the date payment of any such compensation is due;

(c)	The failure to afford Mr. Mulally annual bonus and long-term cash incentive compensation target opportunities at a level which, in the aggregate, is at least equal to 80% of the aggregate level of annual bonus and long-term cash incentive compensation target opportunities made available to him immediately prior to the Change in Control, except in connection with the termination of his employment For Cause or on account of long-term disability or death; or

(d)	Notwithstanding any other provision of the agreement between Mr. Mulally and the Company, Mr. Mulally shall have the right to terminate his employment, with such termination being deemed as if a termination for Good Reason during the Protected Period, if any successor to the Company does not assume these obligations upon a Change in Control.

If, upon termination of his employment, Mr. Mulally is entitled to a payment or benefit under an agreement or Company plan, he is not entitled to any duplicative payment or benefit under the agreement with the Company, but may only receive the greater of such payment or benefit, determined on an item by item basis. Additionally, if Mr. Mulally leaves Ford and accepts the severance payments described above, he may not join a competitor for five years after the date of his employment termination. He also will be required to sign an acceptable general release and an agreement not to engage in inimical conduct towards the Company.

(6)The amount shown reflects the recent average cost for vehicles under our surviving spouse vehicle program. Under that program the surviving spouse receives a car allowance to purchase one of our products. The costs include the A-Plan price of the vehicle sales tax, and title, registration and document fees.

Lewis W. K. Booth

				Involuntary
		Early		Not
	Voluntary	Retirement	Normal	for Cause	For Cause	Death or
Benefits and	Termination	(Rule of 65)	Retirement	Termination	Termination	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)
Compensation:

Incentive Bonus Plan(1)	0	0	0	0	0	0

Performance Units(2)	0	0	113,582	0	0	113,582

Restricted Stock Units(3)	0	0	436,749	0	0	436,749

Performance Stock Rights(4)
2006-2008 performance period	0	0	98,928	0	0	98,928

Benefits and Perquisites:

Evaluation Vehicles(5)	0	0	11,003	0	0	76,526

Life Insurance Proceeds	0	0	0	0	0	3,600,000

Total:	0	0	660,262	0	0	4,325,785

Mark Fields

				Involuntary
		Early		Not
	Voluntary	Retirement	Normal	for Cause	For Cause	Death or
Benefits and	Termination	(Rule of 65)	Retirement	Termination	Termination	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)
Compensation:

Incentive Bonus Plan(1)	0	0	0	0	0	0

Performance Units(2)	0	0	0	0	0	106,751

Restricted Stock Units(3)	0	0	0	0	0	592,828

Performance Stock Rights(4)
2006-2008 performance period	0	0	0	0	0	148,392

Benefits and Perquisites:

Evaluation Vehicles(5)	0	0	0	0	0	76,526

Life Insurance Proceeds	0	0	0	0	0	3,900,000

Total:	0	0	0	0	0	4,824,497

David G. Leitch

		Early		Involuntary Not
	Voluntary	Retirement	Normal	for Cause	For Cause	Death or
Benefits and	Termination	(Rule of 65)	Retirement	Termination	Termination	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)
Compensation:
Incentive Bonus Plan(1)	0	0	0	0	0	0

Performance Units(2)	0	0	0	0	0	56,863

Restricted Stock Units(3)	0	0	0	0	0	371,800
Performance Stock Rights(4)

2006-2008 performance period	0	0	0	0	0	14,400

Benefits and Perquisites:

Evaluation Vehicles(5)	0	0	0	0	0	76,526

FRP-BEP Benefit(6)	0	0	0	0	0	85,725

Life Insurance Proceeds	0	0	0	0	0	3,150,000

Total:	0	0	0	0	0	3,755,314

(1)As noted in the Compensation Discussion and Analysis, the Compensation Committee decided not make awards under the Incentive Bonus Plan for 2008 performance (see “Compensation Discussion and Analysis — Annual Compensation — B. Incentive Bonuses” on p. 34).

(2)The performance period for the 2008 Performance Unit opportunity ended on December 31, 2008 (see column (h) of Grants of Plan-Based Awards in 2008 Table and footnote 2 on pp. 50-51). Consequently, the amounts shown reflect the Final Awards of Restricted Stock Units awarded on March 11, 2009, valued at December 31, 2008.

(3)At December 31, 2008, each of the following Named Executives had unvested Restricted Stock Units awarded for 2007 performance as follows: Mr. Booth: 190,720; Mr. Fields: 258,877; and Mr. Leitch: 162,358. The amounts shown indicate the fair market value of the unvested Restricted Stock Equivalents as of December 31, 2008 (see footnote 3 to the Outstanding Equity Awards at 2008 Fiscal Year-End Table on pp. 53-54). The awards will vest according to the normal vesting schedule in the event of early retirement or normal retirement and will vest immediately in the event of death or disability.

(4)The performance period for the 2006-2008 Performance Stock Rights ended on December 31, 2008. Consequently, the amounts shown reflect the actual Final Awards of common stock awarded on March 11, 2009, valued at December 31, 2008.

(5)The amounts shown for evaluation vehicles under the “Normal Retirement” column for Mr. Booth reflect the annual cost of providing vehicles for 2008 under the Evaluation Vehicle Program for each executive. See footnote 5 to the Summary Compensation Table on pp. 48-49. The amounts shown under the “Death or Disability” column for the Named Executives reflect the recent average costs for vehicles under our surviving spouse vehicle program. Under that program, the surviving spouse receives a car allowance to purchase one of our products. The costs include the A-Plan price of the vehicle, sales tax, and title, registration and document fees.

(6)The amount shown for Mr. Leitch relates the terms of his employment agreement, which provides that if Mr. Leitch dies or becomes totally and permanently disabled prior to completion of ten years’ of employment, he or his estate will receive a lump sum payment equal to the amount contributed by Ford into the Benefit Equalization Plan related to the Ford Retirement Plan prorated for the time he was an active employee.

James D. Farley

		Early		Involuntary Not
	Voluntary	Retirement	Normal	for Cause	For Cause	Death or
Benefits and	Termination	(Rule of 65)	Retirement	Termination	Termination	Disability
Payments Upon Termination	($)	($)	($)	($)	($)	($)
Compensation:
Salary ($700,000)(1)	0	0	0	1,400,000		0

Incentive Bonus Plan(2)	0	0	0	1,260,000	0	0

Performance Units(3)	0	0	0	0	0	26,541

Restricted Stock Units(4)	0	0	0	0	0	97,107

Benefits and Perquisites:

Evaluation Vehicles(5)	0	0	0	0	0	76,526

Life Insurance Proceeds	0	0	0	0	0	2,100,000

Total:	0	0	0	2,660,000	0	2,300,174

(1)Pursuant to Mr. Farley’s employment agreement, if a relevant triggering event occurs, we will pay Mr. Farley two times his annual base salary.

(2)Pursuant to Mr. Farley’s employment agreement, if a relevant triggering event occurs, we will pay Mr. Farley two times his targeted bonus. We agreed that for 2008 Mr. Farley’s target bonus would be 90% of his base salary.

(3)The performance period for the 2008 Performance Unit opportunity ended on December 31, 2008 (see column (h) of Grants of Plan-Based Awards in 2008 Table and footnote 2 on pp. 50-51). Consequently, the amounts shown reflect the Final Awards of Restricted Stock Units awarded on March 11, 2009, valued at December 31, 2008.

(4)At December 31, 2008, Mr. Farley had 42,405 unvested Restricted Stock Units awarded for 2007 performance. The amount shown indicates the fair market value of the unvested Restricted Stock Equivalents as of December 31, 2008 (see footnote 3 to the Outstanding Equity Awards at 2008 Fiscal Year-End Table on pp. 53-54). The award will vest immediately in the event of death or disability.

(5)The amount shown reflects the recent average cost for vehicles under our surviving spouse vehicle program. Under that program, the surviving spouse receives a car allowance to purchase one of our products. The costs include the A-Plan price of the vehicle, sales tax, and title, registration and document fees.

Donat R. Leclair

Donat R. Leclair retired from the Company effective November 1, 2008. The Performance Units, Restricted Stock Units and Performance Stock Rights values were calculated using the closing stock price of Ford common stock on November 1, 2008.

Benefits and
Payments Upon Termination
Compensation:
Annual Incentive Award(1)	$0

Performance Units(2)	$108,939

Restricted Stock Units(3)	$517,197

Performance Stock Rights: 2006-2008 Performance Period(4)	$141,912

Benefits and Perquisites:

SRP Benefit(5)	$2,988,342

Evaluation Vehicles(6)	$11,469

Total:	$3,767,859

(1)As noted in the Compensation Discussion and Analysis, the Compensation Committee decided not make awards under the Incentive Bonus Plan for 2008 performance (see “Compensation Discussion and Analysis — Annual Compensation — B. Incentive Bonuses” on p. 34)

(2)The performance period for the 2008 Performance Unit opportunity ended on December 31, 2008 (see column (h) of Grants of Plan-Based Awards in 2008 Table and footnote 2 on pp. 50-51). Consequently, the amounts shown reflect the Final Awards of Restricted Stock Units awarded on March 11, 2009, valued at December 31, 2008.

(3)At November 1, 2008, Mr. Leclair had 236,163 unvested Restricted Stock Units awarded for 2007 performance (see footnote 3 to the Outstanding Equity Awards at 2008 Fiscal Year-End Table on pp. 53-54).

(4)The performance period for the 2006-2008 Performance Stock Rights ended on December 31, 2008. Consequently, the amounts shown reflect the actual Final Awards of common stock awarded on March 11, 2009, valued at November 1, 2008.

(5)The pension benefits Mr. Leclair is entitled to are described in the Pension Benefits Table in 2008 on p. 56. Mr. Leclair retired under the Company’s SRP. The amount shown above is the present value of benefits he is entitled to under that plan. In general, the SRP adds three years of age and contributory service and uses “Enhanced Final Average Salary” for purposes of calculating benefits based on the formulas under the GRP, GRP-BEP, SERP and ESAP, with a minimum increase of 15% over regular benefits. Enhanced Final Average Salary is calculated by multiplying current base salary times three, then adding the last two year-end salaries and dividing the total by five. To be eligible, selected employees generally have to be at least age 52 with 10 or more years of service.

(6)Mr. Leclair is entitled to two vehicles under the evaluation vehicle program. The cost for such vehicles is based on the annualized cost of providing such vehicles at the time of Mr. Leclair’s retirement (see footnote (i) to the All Other Compensation Table in 2008 on pp. 48-49).

Equity Compensation Plan Information

The following table provides information as of December 31, 2008 about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans, including the Long-Term Incentive Plans.

			Number of Securities
			Remaining Available for
			Future Issuance Under
	Number of Securities to be		Equity Compensation
	Issued Upon Exercise of	Weighted-Average Exercise	Plans (Excluding
	Outstanding Options,	Price of Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights($)	Column (a))
	(a)	(b)	(c)(1)
Equity compensation plans approved by security holders	228,167,659 (2)	14.66 (3)	112,372,646

Equity compensation plans not approved by security holders	0 (4)	0 (4)	0

Total	228,167,659	14.66	112,372,646

(1)The 1998 Plan expired on May 1, 2008 and, thus, the Company cannot grant additional awards under the 1998 Plan. The number of securities remaining available for future issuance under the 2008 Plan is based on a formula. The 2008 Plan provides that the maximum number of shares that may be available for Plan Awards (awards of shares of common stock, options, Performance Units, and various other rights relating to common stock) each year is equal to 2% of the total number of issued shares of common stock as of December 31 of the prior year. This limit is called the 2% Limit. The 2% Limit may be increased to up to 3% in any year, with a corresponding reduction in the number of shares available in later years under the 2008 Plan. As of December 31, 2008, the total number of issued shares of common stock was 2,340,843,066 shares and 2% of such number is 46,816,861. 3% of such number is 70,225,292. Additionally, any unused portion of the 2% Limit for any year may be carried forward and used in later years. For 2009, 42,147,354 shares are available for use as carry over from the unused portion of the 2% Limit from prior years, including the unexercised or undistributed portion of any terminated, expired or forfeited Plan Awards.

Additional shares may be issued under a deferred compensation plan as a result of future Dividend Equivalents.

On March 11, 2009, 587,434 Restricted Stock Units were granted to certain executives as part of a performance-based long-term incentive program for 2008 performance. Additionally, 1,271,298 shares of unrestricted common stock were issued to certain executives and former executives on March 11, 2008 as Final Awards for the 2006-2008 performance period under the 1998 Plan. In addition, pursuant to a contract with a consultant, an aggregate amount of $125,000 per quarter is to be paid in restricted stock under the 2008 Plan. It is not possible to determine the number of these shares to be issued since it depends on the fair market value of common stock at the time of issuance.

(2)This number includes the following:

(i) Long-Term Incentive Plans

204,471,182 shares subject to options; 15,543,402 shares covered by Restricted Stock Equivalents and Restricted Stock Units; 5,248,455 shares representing the maximum number of shares covered by Performance Units that may be earned pursuant to rights granted, assuming the maximum payout level is achieved; and 2,867,100 shares representing the maximum number of shares that may be issued pursuant to Performance Stock Rights, assuming the maximum payout level is achieved; and

(ii) Deferred Compensation Plan

37,520 shares, which is the approximate number of shares to be issued.

Under a deferred compensation plan, credits for common stock were credited to book entry accounts based on the fair market value of common stock at the time of the compensation deferral. Additional credits resulted from Dividend Equivalents.

(3)This is the weighted-average exercise price of 204,471,182 options outstanding under the Long-Term Incentive Plans.

(4)As a result of the merger of The Hertz Corporation into Ford FSG II, Inc., an indirect wholly-owned subsidiary of Ford, 913,243 outstanding Ford options resulted from a conversion of Hertz options to Ford options that are governed by the terms of the Hertz Long-Term Equity Compensation Plan (the “Hertz Plan”). The weighted-average exercise price of these options is $35.66. The former Hertz shareholders approved the Hertz Plan. No future awards may be granted under the Hertz Plan.

Proposals Requiring Your Vote

In addition to voting for directors, the following eleven proposals may be voted on at the meeting. Ford will present Proposal 2, Proposal 3 and Proposal 4, and we expect the remaining eight to be presented by shareholders. In accordance with SEC rules, the text of each of the shareholder proposals is printed exactly as it was submitted.

A majority of the votes that could be cast by shareholders who are either present in person or represented by proxy at the meeting is required to approve each proposal. The votes will be computed for each share as described on p. 2.

When providing your proxy, whether by telephone, the Internet, or by mail, you will be able to designate whether your shares are voted for, against, or to abstain from each of the proposals. Instructions for voting for directors can be found on p. 3.

PROPOSAL 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors selects and hires the independent registered public accounting firm to audit Ford’s books of account and other corporate records. You must approve the Audit Committee’s selection for 2009.

The Audit Committee selected PricewaterhouseCoopers LLP to audit Ford’s books of account and other corporate records for 2009. PricewaterhouseCoopers LLP is well qualified to audit Ford’s books of account and other corporate records. Representatives of PricewaterhouseCoopers LLP will be present at the meeting with the opportunity to make a statement and answer questions.

Amounts paid by the Company to PricewaterhouseCoopers LLP for audit and non-audit services rendered in 2008 are disclosed in the Audit Committee Report (see p. 13).

Ford management will present the following resolution to the meeting:

“RESOLVED, That the selection, by the Audit Committee of the Board of Directors, of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the books of account and other corporate records of the Company, and to review the effectiveness of the Company’s internal controls over financial reporting, for 2009 is ratified.”

The Board of Directors recommends a Vote “for” Proposal 2.

PROPOSAL 3

Approval to Issue Common Stock in Excess of 20% of Amount Outstanding

The Board of Directors requests your approval to: (i) authorize the issuance of shares of common stock in a transaction or series of related transactions in amounts equal to or in excess of 20% of the number of shares of common stock outstanding prior to the issuances of the common stock; and (ii) authorize the issuance of shares of common stock in a transaction or a series of related transactions to an “affiliate” in amounts that exceed one percent of the number of shares of common stock outstanding prior to such issuance. The New York Stock Exchange (“NYSE”) Listed Company Manual requires shareholder approval prior to the issuance of common stock in either of these instances. We are seeking your approval of the proposed common stock issuances to allow the Company to use Ford common stock, should we determine it to be in the best interests of the Company, to meet up to 50% of our obligations to the Voluntary Employee Beneficiary Association (“VEBA”) for retired Ford hourly employees who are members of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”).

This Proposal 3 requests your approval to authorize the issuance of shares of our common stock to the New VEBA (defined below) as detailed herein in amounts equal to or in excess of 20% of the number of shares of common stock outstanding prior to such issuances. Proposal 4 requests your approval to authorize the issuance of shares of common stock to an affiliate (the New VEBA) in amounts that exceed one percent of the number of shares of common stock outstanding prior to such issuances. Importantly, Ford needs your approval of both Proposal 3 and Proposal 4 in order to allow the Company to meet up to 50% of our obligations to the New VEBA by issuing common stock.

Ford is working with all of its stakeholders to ensure that it remains competitive with others in its industry and can operate profitably at the current industry demand and changing model mix. Ford’s principal domestic competitors are required, under the terms of their government-funded restructurings, to seek to reduce their public unsecured debt by two-thirds, reduce the cash expense associated with their VEBA by half, and achieve parity in their labor costs with the U.S. operations of non-domestic automobile manufacturers. Although Ford has not sought government bridge loans, the Company is committed to remaining competitive and has sought to achieve results similar to those required of domestic competitors that are successful in achieving their government-funded restructuring.

As disclosed in the Company’s Current Report on Form 8-K filed April 11, 2008, Ford entered into a settlement agreement dated March 28, 2008 among Ford, the UAW, and class representatives of former UAW-represented Ford employees, relating to retiree health care obligations (“Retiree Health Care Settlement Agreement” or “Settlement Agreement”). The Settlement Agreement provides that upon its implementation date (anticipated to be December 31, 2009), a new retiree health care plan (the “New Plan”), to be funded by a New Voluntary Employee Beneficiary Association trust (the “New VEBA”), will be permanently responsible for providing retiree health care benefits for covered current and former UAW-represented Ford employees. As part of a significant step in achieving this objective, Ford and the UAW have amended their 2007 collective bargaining agreement in a manner that will allow Ford to significantly reduce its hourly labor costs. In addition, Ford and the UAW have agreed in principle to modify the Settlement Agreement to provide Ford with the option to use common stock to pay up to 50 percent of its future cash payment obligations to the New VEBA pursuant to the Settlement Agreement. This modification to the Settlement Agreement (the “Amendment to the Settlement Agreement”), ratified by the UAW membership on March 9, 2009, is subject to final court approval and other conditions, such as obtaining “prohibited transaction” exemptions from the Department of Labor to permit the transactions described, including allowing the New VEBA to hold Ford securities that are not “qualifying employer securities.” Ford also agreed with the UAW that both the amendments to the 2007 collective bargaining agreement and the Amendment to the Settlement Agreement would be conditioned on, among other things, pursuing restructuring actions with all of Ford’s stakeholders, including meaningful debt reduction over time consistent with the government requirements applicable to domestic competitors under their government-funded restructurings. For a detailed description of the terms of the Amendment to the Settlement Agreement, refer to Ford’s Current Report on Form 8-K filed March 13, 2009, which is incorporated by reference herein.

In the event the Amendment to the Settlement Agreement is approved by the court and the other conditions to its implementation are met, Ford will issue to the VEBA two notes, New Note A and New Note B. New Note A, a non-interest bearing note in the principal amount of $6,630.47 million, would require Ford to make cash payments to the New VEBA according to the schedule set forth below beginning on December 31, 2009, and thereafter on June 30 of each year in the period 2010 through 2022. New Note B, a non-interest bearing note in the principal amount of $6,511.85 million, also would require Ford to make payments to the New VEBA starting on December 31, 2009, and thereafter on June 30 of each year in the period 2010 through 2022. New Note B, however, gives Ford the option of making each payment in cash, Ford common stock, or a combination of cash and Ford common stock.

The schedule of payments for New Note A and New Note B is as follows:

Payment Dates	December 31, 2009: New Note A — $1,243.47 million, New Note B — $609.95 million
June 30, 2010: New Note A — $265 million; New Note B — $609.95 million
June 30, 2011: New Note A — $265 million; New Note B — $609.95 million
June 30, 2012: New Note A — $679 million; New Note B — $654 million
June 30, 2013: New Note A — $679 million; New Note B — $654 million
June 30, 2014: New Note A — $679 million; New Note B — $654 million
June 30, 2015: New Note A — $679 million; New Note B — $654 million
June 30, 2016: New Note A — $679 million; New Note B — $654 million
June 30, 2017: New Note A — $679 million; New Note B — $654 million
June 30, 2018: New Note A — $679 million; New Note B — $654 million
June 30, 2019: New Note A — $26 million; New Note B — $26 million
June 30, 2020: New Note A — $26 million; New Note B — $26 million
June 30, 2021: New Note A — $26 million; New Note B — $26 million
June 30, 2022: New Note A — $26 million; New Note B — $26 million

In the event that Ford elects the stock payment option for any portion of New Note B payments due in 2009, 2010, or 2011, the shares of Ford common stock to be delivered by Ford in settlement of such payment shall be priced for this purpose at $2.00, $2.10, and $2.20, respectively (subject to adjustment for any stock split, stock dividend, or stock recombination). If the New VEBA sells the shares delivered during this period at a loss (i.e., below those fixed prices), Ford has agreed, subject to certain limitations, to pay up to $50 million per year (or $150 million in total) to reimburse the New VEBA for some or all of those losses. With respect to all other payments for any portion of the New Note B, in the event that Ford elects the Stock Payment Option, the number of shares of Ford common stock to be delivered by Ford in settlement of such payment shall be priced at the volume-weighted average stock price for the 30 trading days ending on the second business day prior to the payment date.

Under the Amendment to the Settlement Agreement, Ford also will issue to the New VEBA a warrant entitling the New VEBA to purchase 362 million shares of Ford common stock at an exercise price of $9.20 per share, which is intended to mirror the economic value in the Convertible Note provided for in the Settlement Agreement. In addition, the Amendment to the Settlement Agreement provides for: (i) certain hedging restrictions, such as hedging is only permitted on: (a) shares of common stock received by the New VEBA prior to such hedging as a result of the Company electing to pay the New VEBA in common stock, and (b) up to 25% of the shares of common stock deliverable by the Company upon the exercise of the stock payment option; (ii) certain sales restrictions relating to New Note A and New Note B as well as the warrant and shares of Ford common stock, such as a maximum amount of sales of shares of common stock of 250 million shares per quarter and 500 million shares per year, as well as not selling a block of stock exceeding 2% of the amount of shares outstanding to a single buyer and not selling more than 5% to a single buyer if such buyer intends to exert control over the Company; and (iii) customary registration rights relating to the sale of shares of Ford common stock received by the New VEBA pursuant to the stock payment option in respect of New Note B, as well as the warrant and shares issued upon the exercise thereof. The Company’s option to settle all or any portion of the amounts due with respect to New Note B shall be subject in each instance to the satisfaction of certain conditions on the applicable Payment Date, such as Ford stock price being above $1.00 on any Payment Date. See our Current Report on Form 8-K filed March 13, 2009 for further details of these matters.

As disclosed in Ford’s Annual Report on Form 10-K for the year ended December 31, 2008, the Company had 2,325,468,761 shares of common stock outstanding. Using the price of $2 per share for the December 31, 2009 New Note B payment, the number of shares of common stock that could be issued would be 304,975,000. Assuming the Company satisfies all or a substantial portion of its future payment obligations under New Note B by issuing common stock, it anticipates exceeding the 20% share-issuance limit prescribed in the NYSE Listed Company Manual. Under this limitation, a company whose shares are listed on the NYSE cannot, without shareholder approval, issue shares of its common stock in a transaction or series of related transactions in amounts equal to or in excess of 20% of the number of shares of common stock outstanding. Consequently, the Company is also requesting your approval to allow issuance of common stock to the New VEBA as contemplated by the schedule above in excess of 20% of the shares outstanding prior to the issuances.

If the Company cannot, or elects not to, satisfy its obligations by issuing common stock to the New VEBA, it must pay the New VEBA in cash. The Board of Directors believes it is in the best interests of the Company and shareholders to provide the Company the flexibility to satisfy the New VEBA obligations with the issuance of common stock rather than cash. Notwithstanding the option to pay the New VEBA obligations in stock in lieu of cash, Ford will use its discretion in determining which form of payment makes sense at the time of each required payment, balancing liquidity needs and preservation of shareholder value. In making such a determination, the Company will consider facts and circumstances existing at the time of each required payment, including market and economic conditions, available liquidity, and the price of Ford common stock. Assuming the Board determines it is in the best interests of the Company and shareholders to issue common stock to the New VEBA in satisfaction of a substantial portion of our obligations under New Note B, shareholders will experience significant dilution.

During the current economic recession and the Company’s restructuring, the conservation of cash is critically important. Ford has taken many actions in the past year to maintain liquidity. These actions included compensation actions, such as cancelling the annual merit increases to salary for salaried employees, cancelling the Incentive Bonus Plan payouts for 2008 and 2009 performance years, suspending Company matching contributions to the Company’s 401(k) plan, and employee separations. As discussed above, the UAW also has made significant concessions, including foregoing cost of living increases, reducing Company holidays, and foregoing annual bonuses. These actions, and others, have been taken to strengthen competitiveness and, importantly, to avoid having to access government bridge loans. If either Proposal 3 or Proposal 4 is not approved and the Company is unable to issue shares of common stock in satisfaction of its obligations under New Note B, the Company’s liquidity would be adversely affected.

Holders of common stock do not have any right to purchase additional shares of Ford common stock pursuant to the issuance to the New VEBA or others.

The following information is incorporated by reference from Ford’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 26, 2009:

•	Part II, Item 8 relating to Ford’s Financial Statements and supplementary financial information (including the Report of Independent Registered Public Accounting Firm).

•	Part II, Item 7 relating to management’s discussion and analysis of financial condition and results of operations.

•	Part II, Item 9 relating to changes in and disagreements with accountants on accounting and financial disclosure.

•	Part II, Item 7A relating to quantitative and qualitative disclosures about market risk.

Additionally, the following Current Reports on Form 8-K filed by Ford are incorporated by reference:

•	Current Report on Form 8-K filed March 4, 2009.

•	Current Report on Form 8-K filed March 13, 2009.

•	Current Report on Form 8-K filed March 23, 2009.

Representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm, will be present at the meeting with the opportunity to make a statement and answer questions.

This proposal must be approved by the holders entitled to cast a majority of the votes represented by the outstanding common stock and Class B stock voting together as a single class. Class B stockholders, who in the aggregate have 40% of the voting power of the common stock and Class B stock taken together, have indicated that it is their intention to vote their shares in favor of this proposal.

The Board of Directors recommends a vote FOR the following proposal:

“RESOLVED: the Company is authorized to issue shares of common stock in a transaction or a series of related transactions in amounts equal to or in excess of 20% of the number of shares of common stock outstanding prior to the issuance thereof to permit the Company the option to use common stock to pay up to 50% of its cash payment obligations to the New VEBA.”

PROPOSAL 4

Approval to Issue Common Stock in Excess of 1% of Amount Outstanding to an Affiliate

The Board of Directors requests your approval to issue common stock in a transaction or a series of related transactions to an “affiliate” in amounts that exceed one percent of the number of shares of common stock outstanding prior to such issuance. The New York Stock Exchange (“NYSE”) Listed Company Manual requires shareholder approval prior to the issuance of common stock in this instance. As noted in Proposal 3, we are seeking your approval of the proposed common stock issuances to allow the Company to use Ford common stock, should we determine it to be in the best interests of the Company, to meet up to 50% of our obligations to the Voluntary Employee Beneficiary Association (“VEBA”) for retired Ford hourly employees who are members of the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (“UAW”).

Proposal 3 requests your approval to authorize the issuance of shares of our common stock to the New VEBA as detailed therein in amounts equal to or in excess of 20% of the number of shares of common stock outstanding prior to such issuances. Proposal 4 requests your approval to authorize the issuance of shares of common stock to an affiliate (the New VEBA) in amounts that exceed one percent of the number of shares of common stock outstanding prior to such issuance. It is important to note that Ford needs your approval of both Proposal 3 and Proposal 4 in order to allow the Company the option to meet up to 50% of our obligations to the New VEBA by the issuance of common stock.

We incorporate by reference the information in Proposal 3 concerning our Amendment to the Settlement Agreement with the UAW and the description of the transactions whereby we are allowed to issue shares of common stock to the New VEBA in satisfaction of our obligations under New Note B. Please read Proposal 3 carefully.

Proposal 3 states that we disclosed in Ford’s Annual Report on Form 10-K for the year ended December 31, 2008, that the Company had 2,325,468,761 shares of common stock outstanding. Using the price of $2 per share for the December 31, 2009 New Note B payment, the number of shares of common stock that could be issued would be 304,975,000. This issuance to the New VEBA would make the New VEBA an owner of more than 5% of Ford common stock and, thus, an “affiliate” of the Company’s for purposes of the NYSE Listed Company Manual. As such, any further issuance of common stock in excess of 1% of the then-outstanding amount of shares to the New VEBA in satisfaction of any portion of a New Note B payment would require shareholder approval. Because we anticipate further issuances of common stock to the New VEBA with respect to some or all of the other payments of the New Note B, the Company is requesting your approval to allow such future issuances.

If the Company cannot satisfy its obligations by issuing common stock to the New VEBA, it must pay the New VEBA in cash. The Board of Directors believes it is in the best interests of the Company and shareholders to provide the Company the flexibility to satisfy the New VEBA obligations with the issuance of common stock rather than cash. Notwithstanding the option to pay the New VEBA obligations in stock in lieu of cash, Ford will use its discretion in determining which form of payment makes sense at the time of each required payment, balancing liquidity needs and preservation of shareholder value. In making such a determination, the Company will consider facts and circumstances existing at the time of each required payment, including market and economic conditions, available liquidity, and the price of Ford common stock. Assuming the Board determines it is in the best interests of the Company and shareholders to issue common stock to the New VEBA in satisfaction of a substantial portion of our obligations under New Note B, shareholders will experience significant dilution.

During the current economic recession and the Company’s restructuring, the conservation of cash is critically important. Ford has taken many actions in the past year to maintain liquidity. These actions included compensation actions, such as cancelling the annual merit increases to salary for salaried employees, cancelling the Incentive Bonus

Plan payouts for 2008 and 2009 performance years, suspending Company matching contributions to the Company’s 401(k) plan, and employee separations. As discussed in Proposal 3, the UAW also has made significant concessions, including foregoing cost of living increases, reducing Company holidays, and foregoing annual bonuses. These actions, and others, have been taken to strengthen competitiveness and, importantly, to avoid having to access government bridge loans. If either Proposal 3 or Proposal 4 is not approved and the Company is unable to issue shares of common stock in satisfaction of its obligations under New Note B, the Company’s liquidity would be adversely affected.

Holders of common stock do not have any right to purchase additional shares of Ford common stock pursuant to the issuance to the New VEBA or others.

The following information is incorporated by reference from Ford’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 26, 2009:

•	Part II, Item 8 relating to Ford’s Financial Statements and supplementary financial information (including the Report of Independent Registered Public Accounting Firm).

•	Part II, Item 7 relating to management’s discussion and analysis of financial condition and results of operations.

•	Part II, Item 9 relating to changes in and disagreements with accountants on accounting and financial disclosure.

•	Part II, Item 7A relating to quantitative and qualitative disclosures about market risk.

Additionally, the following Current Reports on Form 8-K filed by Ford are incorporated by reference:

•	Current Report on Form 8-K filed March 4, 2009.

•	Current Report on Form 8-K filed March 13, 2009.

•	Current Report on Form 8-K filed March 23, 2009.

Representatives of PricewaterhouseCoopers LLP, our independent registered public accounting firm, will be present at the meeting with the opportunity to make a statement and answer questions.

This proposal must be approved by the holders entitled to cast a majority of the votes represented by the outstanding common stock and Class B stock voting together as a single class. Class B stockholders, who in the aggregate have 40% of the voting power of the common stock and Class B stock taken together, have indicated that it is their intention to vote their shares in favor of this proposal.

The Board of Directors recommends a vote FOR the following proposal:

“RESOLVED: the Company is authorized to issue shares of common stock in a transaction or a series of related transactions to an affiliate in amounts that exceed one percent of the number of shares of common stock outstanding prior to such issuance to permit the Company the option to use common stock to pay up to 50% of its cash payment obligations to the New VEBA.”

PROPOSAL 5

Mrs. Evelyn Y. Davis, Suite 215, Watergate Office Building, 2600 Virginia Ave., N.W., Washington, D.C. 20037, who owns 2,000 shares of common stock, has informed the Company that she plans to present the following proposal at the meeting:

RESOLVED:“That the stockholders of Ford assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.”

REASONS: “Full disclosure on these matters is essential at Ford because of its many dealing with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends a Vote “against” Proposal 5.

We believe that this proposal would not result in any appreciable benefit to you or the Company and is, therefore, not in the best interests of you or Ford.

Ford recruits and selects its officers, employees, and outside professionals on the basis of their qualifications, experience, and integrity. When a former government employee is hired, any such employee and Ford are subject to laws that regulate the activities of former government officers. Further, SEC rules already require that we list in our Annual Report on Form 10-K the business experience during the past five years of all of our executive officers. This includes reporting of any governmental positions held during that period.

In the opinion of the Board, the additional information made available by such a report would not provide shareholders with any appreciable benefit.

The Board of Directors recommends a Vote “against” Proposal 5.

PROPOSAL 6

Mr. John Chevedden of 2215 Nelson Avenue, Number 205, Redondo Beach, California 90278, who owns 600 shares of common stock, has informed the Company that he plans to present the following proposal at the meeting:

Special Shareholder Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareholders but not to management and/or the board.

Statement of John Chevedden

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt consideration.

This proposal topic won impressive support at the following companies based on 2008 yes and no votes:

Occidental Petroleum (OXY)	66%	Emil Rossi (Sponsor)
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company:

“D” in Overall Board Effectiveness.
“Very High Concern” in CEO pay.

“High Concern” in Takeover Defenses.
“High Governance Risk Assessment”

•	We did not have an Independent Chairman.
•	Three directors were insiders or quasi-insiders — Independence concerns.
•	Four directors had more than 20-years tenure — Independence concern:

William Ford Jr.
Ellen Marram (who received our most withheld votes)
Edsel Ford
Irvine Hockaday

•	Our directors served on 8 boards rated “D” or “F” by The Corporate Library:

William Ford Jr.	eBay (EBAY)
John Thornton	Intel (INTC)
John Thornton	News Corporation (NWS) F-rated
Ellen Marram	Eli Lilly (LLY)
Edsel Ford	International Speedway Corporation (ISCA)
Irvine Hockaday	Sprint Nextel (S)
Irvine Hockaday	Estee Lauder (EL)
Irvine Hockaday	Crown Media (CRWN)

•	Our directors also served on the executive pay committees of the following companies which were each rated “Very High Concern” in executive pay by The Corporate Library:

William Ford Jr.	eBay (EBAY)
John Thornton	Intel (INTC)
John Thornton	News Corporation (NWS)
Ellen Marram	Eli Lilly (LLY)

•	Irvine Hockaday (our Lead Director no less) was also designated a “Problem Director” due to his involvement with Sprint. Sprint’s proposed merger with Worldcom led to accelerating $1.7 billion in stock options even though the merger ultimately failed.

•	Our directors were designated “Accelerated Vesting” directors by The Corporate Library for speeding up stock option vesting to avoid recognizing the related cost:

Irvine Hockaday

John Thornton

Ellen Marram

Richard Manoogian

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:
Special Shareholder Meetings —
Yes on 6

The Board of Directors recommends a Vote “against” Proposal 6.

The Board does not believe that this proposal is in your best interests. The present provision in our By-Laws that 30% of the total outstanding number of shares of any class of stock may call a special meeting is reasonable. The 30% threshold prevents a small group of shareholders from calling a special meeting on topics that the majority of shareholders have little or no interest in. Furthermore, calling special meetings involves a significant expense on behalf of the Company. By maintaining the 30% requirement, the Company and you are assured that a significant number of shareholders consider a particular matter to be of sufficient importance to merit a special meeting.

Ford is incorporated in Delaware and its laws require that major corporate actions, such as a merger or a sale of substantially all of our assets, be approved by shareholders. Additionally, it is difficult to see how lowering the threshold to permit holders of 10% of outstanding stock to call special meetings of shareholders would address the listed concerns of the proponent. Consequently, because Delaware law provides shareholders with the ability to vote on major corporate actions and the proponent does not provide any other compelling reason to change the current 30% requirement for holding a special meeting, the Board of Directors does not believe this proposal is in your or the Company’s best interests.

The Board of Directors recommends a Vote “against” Proposal 6.

PROPOSAL 7

The Ray T. Chevedden and Veronica G. Chevedden Family Trust, which owns 1,748 shares of common stock, has informed the Company that the following proposal will be presented at the meeting:

Equal Shareholder Voting

RESOLVED:  Shareholders request that our Board take steps to adopt a recapitalization plan for all of Ford’s outstanding stock to have one-vote per share. This would include all practicable steps including encouragement and negotiation with Ford family shareholders to request that they relinquish, for the common good of all shareholders, any preexisting rights.

This proposal is not intended to unnecessarily limit our Board’s judgment in crafting the requested change in accordance with applicable laws and existing contracts.

Equal Shareholder Voting — Supporting Statement of Ray T. Chevedden

Ford Family shares are allowed 16-votes per share compared to the one-vote per share for regular shareholders. This dual-class voting stock reduces accountability by allowing corporate control to be retained by insiders disproportionately to their money at risk.

The danger of giving disproportionate power to insiders is illustrated by Adelphia Communications. Adelphia’s dual-class voting stock gave the Rigas family control and contributed to Adelphia’s participation in “one of the most extensive financial frauds ever to take place at a public company.” See Securities and Exchange Commission Litigation Release No. 17627 (July 24, 2002).

The SEC alleged that Adelphia fraudulently excluded more than $2 billion in bank debt from its financial statements and concealed “rampant self-dealing by the Rigas Family.” Meanwhile, the price of Adelphia stock collapsed from $20 to 79¢ in two-years.

The 2008 edition of this proposal to Ford won the all-time highest vote for a Ford shareholder proposal — 730 million votes in favor. Support for this topic has increased:

2006	519 million votes in favor.
2007	621 million votes in favor.
2008	730 million votes in favor.

In 2005 our management even petitioned the Securities and Exchange Commission in a failed attempt to prevent shareholders from voting on this topic. Further details are in Ford Motor Company (March 7, 2005) available through SECnet http://www.wsb.com.

Dual-class stock companies like Ford take shareholder money but do not let shareholders have an equal voice in their company’s management. Without a voice, shareholders cannot hold management accountable.

The Corporate Library www.the corporatelibrary.com an independent investment research firm said: It is difficult to see any alignment between the interests of the Ford Family and the interests of other shareholders. Former Chairman and CEO William Clay Ford, Jr., his father, former longtime director William Clay Ford, Sr., and Sr.’s nephew, director and former executive Edsel B. Ford II, together own more than 40% of the shares’ voting power through dual-class stock ownership. Meanwhile former CEO William Clay Ford, Jr. was awarded more $100 million in stock and options over the last five years, while shareholders suffered a loss of more than 42% of their investment value.

Ford had a market capitalization of $25 billion in 2004 — falling to $4 billion in 2008. It is only right that we as shareholders should be able to hold our board accountable in proportion to the money that we have at risk in our company.

Equal Shareholder Voting —
Yes on 7

The Board of Directors recommends a Vote “against” Proposal 7.

We oppose the proposal because it is not in the best interests of Ford or you.

The Company’s founding family has over a 100-year history of significant involvement in the affairs of Ford Motor Company. During that time, all shareholders have benefited from this involvement. Through their actions over the past century, the Ford family has proven that the long-term success of the Company for the benefit of all shareholders has been, and continues to be, the primary purpose of their involvement.

The Company’s current share capital structure, with both common and Class B stock outstanding, has been in place since Ford became a public company in 1956. Each shareholder purchasing a share of Ford stock is aware of this capital structure, and many are attracted to Ford stock by the long-term stability the Class B shareholders provide to the Company. In addition, a majority of the members of the Company’s Board of Directors are independent and all of the directors act in the best interests of all shareholders, in accordance with their fiduciary duties under Delaware law and the Company’s Restated Certificate of Incorporation. Moreover, the Company is operated under sound Corporate Governance Principles (see the Corporate Governance discussion on pp. 15-20). The Ford family’s involvement with the Company has greatly benefited all shareholders, and the long history of Ford family involvement in and with the Ford Motor Company has been one of its greatest strengths. Consequently, the proposal is not in the best interests of the Company or you.

The Board of Directors recommends a Vote “against” Proposal 7.

PROPOSAL 8

Trillium Asset Management of 711 Atlantic Avenue, Boston, Massachusetts 02111, on behalf of Michael Lazarus, owner of 600 shares and the St. Scholastica Monastery Benedictine Sisters, 1301 South Albert Pike, Fort Smith, Arkansas 72913, owners of 1,515 shares, informed the Company that the following proposal will be presented at the meeting:

RESOLVED, that the shareholders of Ford (“Company”) hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1.	Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2.	Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

a.	An accounting of the Company’s funds that are used for political contributions or expenditures as described above;

b.	Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

c.	The internal guidelines or policies, if any, governing the Company’s political contributions and expenditures.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Ford, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with recent federal ethics legislation. Absent a system of accountability, company assets can be used for policy objectives that may be inimical to the long-term interests of and may pose risks to the company and its shareholders.

Ford contributed at least $1 million dollars in corporate funds since the 2002 election cycle. (CQ’s PoliticalMoneyLine: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http://www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and Amercian Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

The Board of Directors recommends a Vote “against” Proposal 8.

Corporations are prohibited under federal and many state laws from making direct or indirect contributions to candidates or political parties. The Company has a policy not to make contributions to political candidates or organizations, nor to employ its resources for the purpose of helping to elect candidates to public office, even where permitted by law.

The Company has a political action committee, the Ford Civic Action Fund (the “Fund”). All of the contributions made by the Fund are derived from voluntary employee contributions; the Company makes no contributions. The Company does, however, pay the solicitation and administrative expenses of the Fund, which are minimal, as permitted by law. Information with respect to contributions made by the Fund in connection with federal and state elections is publicly available at the Federal Election Commission and applicable state boards of election, respectively.

Where permitted by law, the Company occasionally makes contributions with respect to state and local ballot questions and referenda that have a direct impact on the Company’s business (such as those dealing with local property taxes). Information with respect to contributions made in connection with ballot questions and referenda is publicly available through local boards of election.

We do not believe that the additional information requested by the proposal will add significant value for shareholders. To the extent the Proposal would cover payments to tax exempt organizations that in turn may engage in political activity, it should be noted that Ford belongs to many trade associations. These memberships provide significant benefits to the Company and shareholders. Management is aware of the political activities of these organizations and ensures that any such activities further our corporate interests and thus your interests as shareholders. To produce the detailed report requested by the proposal would require significant time and expense. The Board believes that these resources could be better utilized in moving our business forward and, consequently, does not support the proposal.

The Board of Directors recommends a Vote “against” Proposal 8.

PROPOSAL 9

Mr. Jack E. Leeds of 44930 Dunbarton Drive, Novi, Michigan 48375, who owns 4,048 shares of common stock, has informed the Company that the following proposal will be presented at the meeting:

Shareholder Say on Executive Pay

RESOLVED, that shareholders request our board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any named executive officers.

Investors are increasingly concerned about mushrooming executive pay especially when it is insufficiently linked to performance. Shareholders filed close to 100 “Say on Pay” resolutions in 2008. Votes on these resolutions averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support.

“There should be no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson for The Corporate Library www.thecorporatelibrary.com, an independent research firm. “There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels.”

The following executive pay and performance issues were identified at our company in 2008:

•	The Corporate Library rated our company “Very High Concern” in CEO pay with $21 million for Alan Mulally and pay for:

Personal use of company aircraft — $750,000
Tax reimbursements
Season ticket to athletic events
Club memberships
401(k) contributions

•	Alan Mulally was awarded 1.7 million options in 2007. The large size of this option award raised concern over the link between executive pay and management performance given that small increases in Ford’s share price (which can be completely unrelated to management performance) can result in large financial awards.

•	Donat Leclair and Lewis Booth were paid more than $10 million each.

•	Meanwhile our executive pay committee had 3 members and each was designated an “Accelerated Vesting” director by The Corporate Library for speeding up stock option vesting to avoid recognizing the related cost:

Ellen Marram
John Thornton
Richard Manoogian

•	Ellen Marram also had more than 20-years Ford tenure (independence concern), served on the Eli Lilly (LLY) board rated “D” by The Corporate Library and received our most withheld votes.

•	John Thornton served on the D-rated Intel (INTC) board and the F-rated News Corporation (NWS) board.

•	Our executive pay committee directors also served on the following executive pay committees which were each rated “Very High Concern” in executive pay The Corporate Library:

John Thornton	Intel (INTC)
John Thornton	News Corporation (NWS)
Ellen Marram	Eli Lilly (LLY)

The above concerns shows there is need for improvement. I urge our board to respond positively to this proposal:

Shareholder Say on Executive Pay —
Yes on 9

The Board of Directors recommends a Vote “against” Proposal 9.

We recognize the interest of our shareholders in executive compensation and we endeavor to provide you with a completely transparent view of executive compensation at Ford. For the reasons detailed below, however, our Board is recommending a vote against this proposal.

As set forth in the Compensation Discussion and Analysis and the Executive Compensation tables in this proxy statement, we provide comprehensive analysis of our executive compensation objectives and practices, including the decision-making process of our Compensation Committee, comprised of independent directors, and we provide detailed disclosure of each element of compensation awarded to the Named Executives. Our Compensation Committee, in setting compensation for our senior executives, seeks to reward both individual and Company performance, considers the levels and forms of compensation necessary to recruit and retain talented executives, and aligns a large percentage of executive compensation to your interests as shareholders.

The Committee has demonstrated its capacity to adapt quickly and flexibly to changes in the business environment, in market conditions, and to the regulatory environment. For instance, the Committee decided that there would be no payout for the 2008 and 2009 performance years for the Incentive Bonus Plan and that there would be no annual merit increases to salary for the Named Executives in 2008 and 2009.

Moreover, attracting, retaining, and motivating talented employees is crucial to our success. The Committee must be able to establish competitive practices to retain our key talent without the concern of being “second-guessed” by an advisory shareholder vote.

Additionally, the proposal is not an effective mechanism for conveying shareholder opinions on our executive compensation practices because it would not provide the Committee with a clear indication of the meaning of the vote. An advisory vote would not convey your views about the merits and shortcomings of any particular element of our executive compensation practices. Consequently, it would not provide the Committee with useful information on how you would like to see these practices improve.

We provide you with an effective method for expressing your views about our executive compensation practices. As discussed in Corporate Governance — Communications with the Board/Annual Meeting Attendance on p. 20, you may communicate your concerns directly to our Board. Direct communications allow you to articulate specific concerns to our Compensation Committee. An advisory vote does not allow for that kind of communication. We also note that executive compensation is currently the subject of potential legislative and regulatory activity. It is prudent to await the finalization of any such legislation or regulation before voluntarily adopting additional procedures regarding executive compensation. For these reasons, the Board does not believe the proposal is in the best interests of you or the Company.

The Board of Directors recommends a Vote “against” Proposal 9.

PROPOSAL 10

Carl Olson, P.O. Box 6102, Woodland Hills, California 91365, owner of 437 shares of commons stock, has informed the Company that he plans to present the following proposal at the meeting:

Resolution on Significant Enforceability of Stockowner Votes

Be it resolved by the stockowners to request that for each item of business to be voted on at a stockowner meeting, the proxy statement shall include a statement of:

1.	the percentage of the vote required for approval.

2.	the legal effect of the approval. This would include stating if an effect automatically occurs of if some specified action(s) would be required to be taken in order to be implemented. If any other specified action(s) would be required, an intended timetable of these actions would be presented.

3.	if the item of business is approved, how a stockowner can be informed as to what action the board or management has taken to implement it. This would include whether the board and management will make a report that is distributed to all stockowners, or whether a stockowner would need to make a request (with details on how the request would be made). This would also include an intended timetable for board and management to implement it.

4.	if an item of business is approved which requests that the board or management take (or refrain from taking) some action, and if the board or management fails to take (or refrains from taking) such actions, the rights of stockowners to enforce the approved item of business (a) by a process within the corporation and (b) by court action.

Supporting Statement

When we stockowners vote on items of business at stockowner meetings, we should know the consequences of all the votes. We should also be informed of the follow-up by the board and management.

The right to know what actions are taken (or the failure to take actions) is important for proper corporate governance. Boards and management must be accountable for the votes of stockowners, and prompt and full compliance with them.

Perhaps the best argument for this resolution is that the proxy statement you are reading does not include a complete statement about the significance and enforceability of each item of business, as is requested in this resolutions.

Vote yes, and future proxy statements may well have this vital information. If this resolutions is approved, wouldn’t you like to know how and whether it is implemented? If the board opposes this resolution, I think it would be a troubling for corporate governance of our corporation.

The Board of Directors recommends a Vote “against” Proposal 10.

The Company opposes this proposal because it is not in the best interests of the Company or you. The Company already provides in this proxy statement much of the information the proposal requests. For example, we disclose that a proposal must receive a majority of the votes cast at the meeting in order to be approved. All shareholder proposals request the Board or the Company to take or refrain from taking action. Proposals that require the Board or the Company to take certain action, in general, violate SEC shareholder proposal rules and may be excluded from the proxy materials, with the concurrence of the SEC. Consequently, if any shareholder proposal was approved, the Board would not be required to implement the proposal but would consider whether implementation was in the best interests of the Company.

Additionally, the Company already discloses a method by which shareholders can communicate with the Board (see Corporate Governance — Communications with the Board/Annual Meeting Attendance on p. 20). This method can easily be used by proponents to gather information regarding any proposal that may receive a majority vote. Moreover, as it is the Board’s decision as to whether to implement an approved proposal, acting in accordance with its fiduciary duties, discussing whether there are processes to enforce a proposal is not relevant if the Board determines to not implement such a proposal.

For these reasons, the proposal is not in the best interests of you or the Company.

The Board of Directors recommends a Vote “against” Proposal 10.

PROPOSAL 11

The National Ministries, American Baptist Churches USA, P.O. Box 851, Valley Forge, Pennsylvania 19482-0851; the Camilla Madden Charitable Trust, 1257 East Siena Heights Drive, Adrian, Michigan 49221; and Trinity Health, 766 Brady Ave., Apt. 635, Bronx, New York 10462, owners of more than $2,000 of common stock, have informed the Company that the following proposal will be presented at the meeting:

HEALTH CARE REFORM PRINCIPLES

RESOLVED: shareholders urge the Board of Directors to adopt principles for comprehensive health care reform (such as those based upon principles reported by the Institute of Medicine:

1.	Health care coverage should be universal.
2.	Health care coverage should be continuous.
3.	Health care coverage should be affordable to individuals and families.
4.	The health insurance strategy should be affordable and sustainable for society.
5.	Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable).

Consistently polls show that access to affordable, comprehensive health care insurance is the most significant social policy issue in America (NBC News/Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News). Health care reform also has become a core issue in the 2008 presidential campaign.

Many national organizations have made health care reform a priority. In 2007, representing “a stark departure from past practice,” the American Cancer Society redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage” in the United States (New York Times, 8/31/07).

John Castellani, president of the Business Roundtable (representing 160 of the country’s largest companies), states that 52% of the Business Roundtable’s members say health costs represent their biggest economic challenge. “The cost of health care has put a tremendous weight on the U.S. economy,” according to Castellani, “The current situation is not sustainable in a global, competitive workplace.” (BusinessWeek, July 3, 2007). The National Coalition on Health Care (whose members include 75 of the United States’ largest publicly-held companies, institutional investors and labor unions), also has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

Annual surcharges as high as $1160 for the uninsured are added to the total cost of each employee’s health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Consequently, we shareholders believe that the 47 million Americans without health insurance results in higher costs for U.S. companies providing health insurance to their employees.

In our view, increasing health care costs have focused growing public awareness and media coverage on the plight of active and retired workers struggling to pay for medical care. Increasing health care costs leads companies to shift costs to employees. This can reduce employee productivity, health and morale.

Supporting Statement

The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued its principles for reforming health insurance coverage in Insuring America’s Health: Principles and Recommendations (2004). Secretary of Health and Human Services Michael Levitt, said in a September speech that, at its present growth rate, health care spending “could potentially drag our nation into a financial crisis that makes our major subprime mortgage crisis look like a warm summer rain.” (NYT, Dec. 3, 2008)

The Board of Directors recommends a Vote “against” Proposal 11.

The Company is keenly aware of the cost burden of providing quality health care to its employees and retirees. Likewise, we also are aware that employee health has a direct relation to productivity. Providing health insurance also enhances our ability to attract and retain employees. There is much in the proposal with which we agree. For example, we believe the issue of rising health care costs is a significant economic challenge for individuals as well as for companies. Accordingly, we have worked with insurers in order to offer quality health care at reasonable costs. We have worked with federal and local governments on various proposals to ease the cost burden of health care. In cooperation with the UAW, we maintain several fitness centers across the country and encourage all employees to utilize them in order to improve their overall health. We provide access to health awareness classes so employees can learn more about how to manage their health. These are just a few of the many actions that we are taking in order to improve employee health and lessen the cost of providing health care to employees.

While we acknowledge the importance of this issue, it is admittedly complex. While the principles set forth in the proposal are laudatory, we do not believe that adopting the principles noted above will necessarily move solutions to this issue forward. Moreover, by unilaterally adopting such principles, with which not every constituent may agree, we risk discouraging valuable dialogue between stakeholders that might not otherwise take place. As indicated above, we have been and will continue to address the issue of health care costs on multiple fronts and much of the debate on this important public policy issue will take place in public forums. The Board does not believe, however, that adopting the principles requested by the proposal is in the best interests of the Company.

The Board of Directors recommends a Vote “against” Proposal 11.

PROPOSAL 12

William B. Thrower of 4931 S. Nelson Drive, Katy, Texas 77493, owner of at least $2,000 of common stock, has informed the Company that he plans to present the following proposal at the meeting:

RESOLVED: That shareholders of Ford Motor Company urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring mandatory review of all executive compensation, and that until such time as the company is profitable for two (2) consecutive years, such compensation shall be limited to no more than $10,000.00 per week with the same fringe benefits that are offered to all employees. No other perks including, but not limited to, cash bonuses, autos, memberships, stock, options or any other extra remuneration shall be given executive personnel.

Supporting Statement: Ford has generated a cumulative net loss in excess of $24,000,000,000.00 from the beginning of 2006 through the third quarter of 2008. The stock price decreased over 67% during this time. In 2001 there were three quarterly dividends of $0.30 and one of $0.15 which turned into $0.10 quarterly dividends thereafter till they ceased in mid 2006. Tens of thousands of employees have separated from the company, retiree health care benefits reduced, and wages for hourly new-hires slashed. Yet the company has paid bonuses in the tens of millions of dollars in the same time frame which resulted in large scale ridicule around the world.

Now as Ford, Chrysler, and GM head to Washington, D.C. not once but twice with hat in hand to beg the American public to bail-out the industry, the ridicule has changed to resentment and outrage. Had the Company through its Directors endorsed this proposal last year or implemented a similar policy, Ford Motor Company could certainly have differentiated itself as a struggling but dedicated and in- tune American Corporation needing a little assistance and not just another out of touch corporate beggar looking to feast at the government trough.

As stockholders, we must insist that all available capital be used for product development and restructuring. The process of funneling cash for bonuses is now bringing direct, severe condemnation to the Company through virtually all media and worse still in discussions among nearly all Americans.

All employees of the company should forgo bonuses until the company is firmly on profitable ground again and that should begin with our executive leaders.

Stockholders are still waiting to see their bonuses in the form of dividends and rising stock prices. After profitability returns, reward amply the company executives and employees whose diligence and efforts achieved this profitability success. I strongly encourage all stockholders to approve this proposal thereby demonstrating our commitment to principle, deed and fiscal responsibility while returning Ford to a very successful worldwide automobile manufacturer.

The Board of Directors recommends a Vote “against” Proposal 12.

The Board of Directors opposes this proposal because it is not in the best interest of the Company or you. Competition for executive talent in corporate America is fierce. Adopting the proposal would greatly hinder our efforts to attract and retain top executive talent. As we discuss in the “Compensation Discussion and Analysis — Executive Summary” on p. 29 we have taken the following compensation actions: (i) no annual merit increases to salary for the Named Executives in 2008 and 2009; (ii) no payout under the Incentive Bonus Plan for 2008 and 2009 performance; and (iii) discontinuing Company matching for 401(k) plans. However, to limit the compensation in the manner the proposal suggests unduly limits the Compensation Committee to act in the best interest of the Company and could result in the loss of essential executive talent needed to complete our turnaround efforts and support future growth.

The Company made significant progress in 2008 in quality and cost performance metrics (see “Compensation Discussion and Analysis — Equity-Based Compensation — A. Annual Performance Unit and Stock Option Grants” on pp. 35-39). This progress will help us achieve our goal of automotive profitability by 2011. It is reasonable to recognize and appropriately compensate the executives and other employees whose efforts helped us achieve this progress.

Additionally, we strongly believe we have differentiated ourselves by not taking government assistance. Our plan is not to access government bridge loans and we continue to work towards that goal. Because the proposal could be detrimental to attracting and retaining key executives needed to further progress our turnaround plan, the Board does not believe its adoption is in the Company’s best interest or its shareholders.

The Board of Directors recommends a Vote “against” Proposal 12.

Shareholder Proposals for 2010

Unless the Board of Directors determines otherwise, next year’s annual meeting will be held on May 13, 2010. Any shareholder proposal intended for inclusion in the proxy materials for the 2010 annual meeting must be received by the Company’s Secretary no later than December 6, 2009, and can be sent via facsimile to 313-248-8713. Shareholder proposals submitted outside of the process described in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will not be considered at any annual meeting of shareholders. The Company will not include in the Notice of Annual Meeting proposals not in compliance with SEC Rule 14a-8 and, under the Company’s By-Laws, no business other than that stated in the notice of meeting can be transacted at the meeting.

Annual Report and Other Matters

Ford’s 2008 Annual Report, including consolidated financial statements, has been mailed to you or can be viewed by following the instructions on the Notice and Access letter received by you. A list of the shareholders of record entitled to vote at the annual meeting will be available for review by any shareholder, for any purpose related to the meeting, between 8:30 a.m. and 5:00 p.m. local time at Ford Motor Company, World Headquarters, One American Road, Dearborn, Michigan, and the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, for ten days prior to the meeting and on the day of the meeting.

Multiple Shareholders Sharing the Same Address

If you and other residents at your mailing address own shares of common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice is known as “householding,” designed to reduce our printing and postage costs. However, if any shareholder residing at such an address wishes to receive a separate annual report or proxy statement, he or she may telephone the Shareholder Relations Department at 800-555-5259 or 313-845-8540 or write to them at One American Road, Suite 1026, Dearborn, Michigan 48126-2798.

Expenses of Solicitation

Ford will pay the cost of soliciting proxies in the accompanying form. We do not expect to pay any fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of the Company.

Peter J. Sherry, Jr.
Secretary

April 3, 2009

Directions to the Annual Meeting Site

The 2009 Annual Meeting of Shareholders is being held in the DuPont Auditorium at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware. Directions to the Hotel du Pont are as follows:

DIRECTIONS TO HOTEL DU PONT
11th and Market Streets, Wilmington, DE 19801
302-594-3100/800-441-9019

FROM PHILADELPHIA ON I-95 SOUTH

1.	Take I-95 South through Chester to Wilmington.
2.	Follow I-95 South to Exit 7A marked “52 South, Delaware Ave.”
3.	Follow exit road (11th Street) to intersection with Delaware Ave. marked “52 South, Business District.”
4.	At the Delaware Ave. intersection, bear left, continuing on 11th Street.
5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

FROM ROUTE 202

1.	Follow Route 202 to I-95 intersection. Take I-95 South.
2.	Take I-95 South, follow steps 2-5 above.

FROM BALTIMORE ON 1-95 NORTH

1.	Follow I-95 North to Wilmington, take Exit 7 marked “Route 52, Delaware Ave.”
2.	From right lane, take Exit 7 onto Adams Street.
3.	At the third traffic light on Adams Street, turn right. Follow sign marked “52 South, Business District.”
4.	At the Delaware Ave. intersection, bear left, continuing on 11th Street.
5.	Follow 11th Street through four traffic lights. Hotel du Pont is on the right. Valet Parking is available at Hotel entrance. For self-parking, turn left on Orange Street, Car Park is on left.

FROM NEW JERSEY (NEW JERSEY TURNPIKE)

1.	Take the New Jersey Turnpike South to Delaware Memorial Bridge.
2.	After crossing the Delaware Memorial Bridge, follow signs to I-95 North.
3.	From I-95 North, follow steps 1-5 above.

BY TRAIN:  Amtrak train service is available into Wilmington, Delaware Station. The Hotel du Pont is located approximately twelve blocks from the train station.

Information Incorporated by Reference

The following information was incorporated by reference in Proposal 3 from Ford’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 26, 2009:

•	Part II, Item 8 relating to Ford’s Financial Statements and supplementary financial information (including the Report of Independent Registered Public Accounting Firm).

•	Part II, Item 7 relating to management’s discussion and analysis of financial condition and results of operations.

•	Part II, Item 9 relating to changes in and disagreements with accountants on accounting and financial disclosure.

•	Part II, Item 7A relating to quantitative and qualitative disclosures about market risk.

Additionally, the following Current Reports on Form 8-K filed by Ford were incorporated by reference in Proposals 3 and 4:

•	Current Report on Form 8-K filed on March 4, 2009.

•	Current Report on Form 8-K filed on March 13, 2009.

•	Current Report on Form 8-K filed on March 23, 2009.

•	Current Report on Form 8-K filed on April 11, 2008.

Notice of 2009 Annual Meeting of Shareholders and Proxy Statement

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used.
FORD MOTOR COMPANY-002CS-13631

Annual Meeting Admission Ticket
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hour a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 14, 2009.

Vote by Internet
•	Log on to the Internet and go to
www.envisionreports.com/f
•	Following the steps outlined on the secured website.

Vote by telephone
•	Call toll-free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Following the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	01 Stephen G. Butler	02 Kimberly A. Casiano	03 Anthony F. Earley, Jr.	04 Edsel B. Ford II	05 William Clay Ford, Jr.
		06 Richard A. Gephardt	07 Irvine O. Hockaday, Jr.	08 Richard A. Manoogian	09 Ellen R. Marram	10 Alan Mulally
		11 Homer A. Neal	12 Gerald L. Shaheen	13 John L. Thornton

☐	Mark here to vote FOR all nominees	☐	To vote AGAINST all nominees	+

		01	02	03	04	05	06	07	08	09	10	11	12	13
☐	FOR All EXCEPT - To vote against one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	Ratification of Selection of Independent Registered Public Accounting Firm.	☐	☐	☐

		For	Against	Abstain
3.	Approval to Issue Common Stock in Excess of 20% of Amount Outstanding.	☐	☐	☐

4.	Approval to Issue Common Stock in Excess of 1% of Amount Outstanding to an Affiliate.	☐	☐	☐

B	Shareholder Proposals — The Board of Directors recommends a vote AGAINST Proposals 5, 6, 7, 8, 9, 10, 11 and 12.

		For	Against	Abstain
5.	Relating to Disclosing Any Prior Government Affiliation of Directors, Officers, and Consultants.	☐	☐	☐

6.	Relating to Permitting Holders of 10% of Common Stock to Call Special Shareholder Meetings.	☐	☐	☐

7.	Relating to Consideration of a Recapitalization Plan to Provide that All of the Company’s Outstanding Stock Have One Vote Per Share.	☐	☐	☐

8.	Relating to the Company Issuing a Report Disclosing Policies and Procedures Related to Political Contributions.	☐	☐	☐

		For	Against	Abstain
9.	Relating to Providing Shareholders the Opportunity to Cast an Advisory Vote to Ratify the Compensation of the Named Executives.	☐	☐	☐

10.	Relating to Disclosing in the Proxy Statement Certain Matters Related to Voting on Shareholder Proposals.	☐	☐	☐

11.	Relating to the Company Adopting Comprehensive Health Care Reform Principles.	☐	☐	☐

12.	Relating to Limiting Executive Compensation Until the Company Achieves Two Consecutive Years of Profitability.	☐	☐	☐

C	Non-Voting Items
Change of Address – Please print new address below.

Meeting attendance Mark box to right if you plan to attend the Annual Meeting	☐

■	1 U P X	+

002CS-40105	00PIYC

2009 ANNUAL MEETING OF SHAREHOLDERS
Admission Ticket
Thursday, May 14, 2009 – 8:30 a.m. Eastern Time
Hotel du Pont
11th and Market Streets
Wilmington, Delaware
ADMIT ONE SHAREHOLDER AND GUEST
YOUR VOTE IS IMPORTANT: Even if you plan to attend the Annual Meeting in person, please vote your shares.
Cameras, tape recorders and similar devices will not be allowed in the meeting and attendees will be subject to security checks.
Total number of attendees:
Upon arrival, please present this admission ticket and photo identification at the registration desk.
The proxy statement and annual report to security holders are available at www.envisionreports.com/f.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

   +
Proxy Solicited by Board of Directors for Annual Meeting - May 14, 2009
The undersigned hereby appoints Lewis W. K. Booth and David G. Leitch, or either of them, proxies each with the power of substitution, to represent and vote the shares of common stock which the undersigned is entitled to vote on all matters, unless the contrary intent is indicated on the reverse side hereof, with all powers which the undersigned would possess if personally present at the Ford Motor Company Annual Meeting of Shareholders to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware at 8:30 a.m. Eastern Time on May 14, 2009 or at any postponement or adjournment thereof.
The proxies shall vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxies shall vote the shares (a) “FOR” the election as directors of all the nominees named in the Proxy Statement and listed on the reverse side hereof or any person selected by the Board of Directors in substitution of any of the nominees (Proposal 1) and (b) “FOR” Proposals 2, 3 and 4, and “AGAINST” Proposals 5, 6, 7, 8, 9, 10, 11 and 12, each of which is set forth in the Proxy Statement.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Continued and to be voted on reverse side.)

D	Authorized Signatures — This section must be completed for your vote to be counted. – Date and Sign Below
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.
Date (mm/dd/yyyy) — Please print date below.

/ /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS PROXY CARD.	+